UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

NOBLE CORPORATION plc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Ordinary Shares of Paragon Offshore Limited, nominal value per share to be determined

	(2)	Aggregate number of securities to which transaction applies: N/A

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$2,961,825,000 (net book value, as of December 31, 2013, of the assets proposed to be contributed to Paragon Offshore Limited in connection with the separation, if any)

	(4)	Proposed maximum aggregate value of transaction: $2,961,825,000

	(5)	Total fee paid: $381,483.06

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

NOBLE CORPORATION plc

Devonshire House

1 Mayfair Place

London W1J 8AJ

England

NOTICE OF 2014 ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held On April 25, 2014

To the shareholders of Noble Corporation plc:

The annual general meeting (the “Meeting”) of shareholders of Noble Corporation plc, a public limited company incorporated under the laws of England and Wales (the “Company”), will be held on April 25, 2014, at 2:00 p.m., local time, at Claridge’s Hotel, 49 Brook Street, Mayfair, London W1K 4HR, United Kingdom.

The items of business proposed by the Company’s board of directors (the “Board of Directors”) are to consider and vote on the resolutions below. Resolutions 10 and 11 will be proposed as special resolutions. All other resolutions will be proposed as ordinary resolutions.

Ordinary Resolutions

(1)	Election of Director.

That Scott D. Josey be elected as a director of the Company for a three-year term that will expire at the annual general meeting in 2017 (or if Resolution 11 is approved by the shareholders, to a one-year term that will expire at the annual general meeting in 2015).

(2)	Election of Director.

That Jon A. Marshall be re-elected as a director of the Company for a three-year term that will expire at the annual general meeting in 2017 (or if Resolution 11 is approved by the shareholders, to a one-year term that will expire at the annual general meeting in 2015).

(3)	Election of Director.

That Mary P. Ricciardello be re-elected as a director of the Company for a three-year term that will expire at the annual general meeting in 2017 (or if Resolution 11 is approved by the shareholders, to a one-year term that will expire at the annual general meeting in 2015).

(4)	Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for Fiscal Year 2014.

That the appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for fiscal year 2014 be ratified.

(5)	Re-appointment of PricewaterhouseCoopers LLP as Statutory Auditor.

That PricewaterhouseCoopers LLP be re-appointed as UK statutory auditors to the Company (to hold office from the conclusion of the Meeting until the conclusion of the next annual general meeting at which accounts are laid before the Company).

(6)	Authorization of Audit Committee to Determine Statutory Auditors’ Compensation.

That the Audit Committee be authorized to determine the Company’s UK statutory auditors’ compensation.

(7)	An Advisory Vote on the Company’s Executive Compensation.

That the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement relating to the Meeting pursuant to the executive compensation disclosure rules promulgated by the SEC, is hereby approved on a non-binding advisory basis.

(8)	An Advisory Vote on the Company’s Directors’ Compensation Report.

That the directors’ compensation report (other than the part containing the directors’ compensation policy) for the year ended December 31, 2013, which is set out in the annual report and accounts of the Company for the year ended December 31, 2013, be approved on a non-binding advisory basis.

(9)	Approval of the Company’s Directors’ Compensation Policy.

That the directors’ compensation policy, which is set out within the directors’ compensation report in the annual report and accounts of the Company for the year ended December 31, 2013, be approved.

Special Resolutions

(10)	Amendment to the Company’s Articles of Association to Permit Dividends In Specie of Shares of Paragon Offshore Limited.

To amend the Articles of Association of the Company by deleting Article 171 in its entirety and replacing it with the new form of Article 171 to be produced at the Meeting and initialled by the Chairman for the purpose of identification.

If approved, resolution 10 as set out above will amend Article 171 to permit, but not require, the Board of Directors to declare and pay one or more interim dividends of some or all of the ordinary shares of (i) Paragon Offshore Limited (“Paragon Offshore”), the Company’s wholly-owned subsidiary and/or (ii) any successor subsidiary of the Company owning any portion of the Company’s standard specification assets to the Company’s shareholders. The purpose of such dividend is to effect the separation of the Company’s high specification business, to be retained by the Company, and its standard specification business, to be owned and operated by Paragon Offshore.

(11)	Amendment to the Company’s Articles of Association to Declassify the Board of Directors.

To amend the Articles of Association of the Company by deleting Articles 107 through 112 inclusive in their entirety and replacing them with the new form of Articles 107 through 112 to be produced at the Meeting and initialled by the Chairman for the purpose of identification.

If approved, resolution 11 as set out above will amend Articles 107 through 112 to implement a declassification of the Board of Directors. Once the declassification of the Board of Directors to be effected by the amendment is fully effective, the Board of Directors will no longer be divided into three classes and every director will serve annual terms.

Please refer to the proxy statement being delivered with this Notice for detailed information on each of the above resolutions and further information regarding the Meeting. In particular, please refer to pages 55 to 56 for the new form of Article 171 and to pages 63 to 64 for the new form of Articles 107 through 112 proposed to be incorporated into the Articles of Association of the Company.

Organizational Matters

A copy of the proxy materials, including a proxy card, will be sent to each shareholder whose name is registered in the Company’s share register as holding shares in the Company as maintained by Computershare

Trust Company, N.A., as agent (the “Company’s Share Register”) as of the close of business, U.S. Eastern time, on February 28, 2014. Such shareholders are referred to herein as the “shareholders of record.” Shareholders who are not registered in the Company’s Share Register as of the close of business, U.S. Eastern time, on February 28, 2014 will not be entitled to attend, vote or grant proxies to vote at the Meeting. Any changes to the Company’s Share Register after February 28, 2014 shall be disregarded in determining the rights of any person to attend or vote at the Meeting.

Shareholders of record who are registered with voting rights in the Company’s Share Register as of the close of business, U.S. Eastern time, on February 28, 2014 have the right to attend the Meeting and vote their shares, or are entitled to appoint a proxy to exercise all or any of his/her rights to attend and speak and vote on his/her behalf by marking the proxy card appropriately, executing it in the space provided, dating it and returning it prior to close of business, U.S. Eastern time, on April 24, 2014 to:

Noble Corporation plc

c/o MacKenzie Partners, Inc.

Corporate Election Services

P.O. Box 3230

Pittsburgh, PA 15230-9404

A proxy need not to be a shareholder of the Company. A shareholder of record may appoint more than one proxy in relation to the Meeting, provided that each proxy is appointed to exercise the rights attached to a different share or shares held by that shareholder.

Shareholders of record who are registered with voting rights in the Company’s Share Register as of the close of business, U.S. Eastern time, on February 28, 2014 and who have timely submitted a properly executed proxy card and specifically indicated their votes will be voted as indicated. Where shareholders with voting rights who have timely submitted a properly executed proxy card and have not specifically indicated how they want their shares to be voted, the persons designated as their proxies will vote such shares in the manner recommended by the Board of Directors.

If any other matters are properly presented at the Meeting for consideration (including any motion to adjourn the Meeting), the proxy will vote on these matters in the manner recommended by the Board of Directors.

Shareholders who hold their shares in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee when voting their shares. Such bank, broker or other nominee is considered the shareholder of record with respect to those shares. Shareholders who hold their shares in the name of a bank, broker or other nominee and wish to vote in person at the Meeting must obtain a valid proxy from the organization that holds their shares.

Please note that shareholders of record or their duly appointed proxies attending the Meeting in person are required to show their proxy card and proper identification on the day of the Meeting. In order to determine attendance correctly, any shareholder or proxy leaving the Meeting early or temporarily is requested to present such shareholder’s proxy card and proper identification upon exit.

Annual Report and Accounts

During the Meeting, our Board of Directors will present our U.K. statutory Accounts, the U.K. statutory Directors’ Report, the U.K. statutory Directors’ Compensation Report, the U.K. statutory Strategic Report and the U.K. statutory Auditors’ Report for the year ended December 31, 2013 (the “Annual Report and Accounts”). Our Board of Directors will also provide an opportunity for shareholders at the Meeting to raise questions in relation to the Annual Report and Accounts. Copies of these materials may be obtained without charge by contacting Investor Relations at our offices at Devonshire House, 1 Mayfair Place, London W1J 8AJ, United Kingdom.

Your vote is important. All shareholders of record or their proxies are cordially invited to attend the Meeting. We urge you, whether or not you plan to attend the Meeting, to submit your proxy by completing, signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided.

By Order of the Board of Directors

Julie J. Robertson

Secretary

London, England

March     , 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL GENERAL MEETING TO BE HELD ON APRIL 25, 2014.

Our proxy statement, 2013 Annual Report and other information about the Meeting are available at www.noblecorp.com/2014proxymaterials

GENERAL	1
BACKGROUND OF THE COMPANY	1
PROXIES AND VOTING INSTRUCTIONS	1
QUORUM	3
VOTES REQUIRED	3
RESOLUTIONS 1, 2 & 3	5
ELECTION OF DIRECTORS	5
ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS	9
POLICIES AND PROCEDURES RELATING TO TRANSACTIONS WITH RELATED PERSONS	14
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	16
EXECUTIVE COMPENSATION	17
COMPENSATION DISCUSSION AND ANALYSIS	17
COMPENSATION COMMITTEE REPORT	32
SUMMARY COMPENSATION TABLE	33
POTENTIAL PAYMENTS ON TERMINATION OR CHANGE OF CONTROL	41
DIRECTOR COMPENSATION	46
EQUITY COMPENSATION PLAN INFORMATION	48
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	48
REPORT OF THE AUDIT COMMITTEE	49
AUDITORS	50
RESOLUTIONS 4, 5 & 6 RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSE COOPERS LLP (US) AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP (UK) AS UK STATUTORY AUDITOR AND AUTHORIZATION OF AUDIT COMMITTEE TO DETERMINE UK STATUTORY AUDITOR’S COMPENSATION	51
RESOLUTION 7 APPROVAL BY ADVISORY VOTE OF THE COMPANY’S EXECUTIVE COMPENSATION	52
RESOLUTION 8 APPROVAL BY ADVISORY VOTE OF THE DIRECTORS’ COMPENSATION REPORT	53
RESOLUTION 9 APPROVAL OF THE DIRECTORS’ COMPENSATION POLICY	54
RESOLUTION 10 SPECIAL RESOLUTION TO AMEND THE COMPANY’S ARTICLES OF ASSOCIATION TO AUTHORIZE A DIVIDEND IN SPECIE	55
RESOLUTION 11 SPECIAL RESOLUTION TO AMEND THE COMPANY’S ARTICLES OF ASSOCIATION TO DECLASSIFY THE BOARD OF DIRECTORS	63
OTHER MATTERS	65
SHAREHOLDER PROPOSALS	65
SOLICITATION OF PROXIES	65
ADDITIONAL INFORMATION ABOUT THE COMPANY	65
AUDIT CONCERNS	66
ANNEX A—TAX CONSEQUENCES OF THE DIVIDEND	A-1
ANNEX B—NOBLE CORPORATION UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS	B-1
ANNEX C—INFORMATION ABOUT PARAGON OFFSHORE LIMITED	C-1

NOBLE CORPORATION plc

Devonshire House

1 Mayfair Place

London W1J 8AJ

England

PROXY STATEMENT

For Annual General Meeting of Shareholders

To Be Held on April 25, 2014

GENERAL

This proxy statement is furnished to shareholders of Noble Corporation plc, a public limited company incorporated under the laws of England and Wales (“Noble-UK”), in connection with the solicitation by our board of directors (“Board”) of proxies for use at the annual general meeting of shareholders to be held on April 25, 2014 at 2:00 p.m., local time, at Claridge’s Hotel, 49 Brook Street, Mayfair, London W1K 4HR, United Kingdom, and for the purposes set forth in the accompanying notice (the “Meeting”). The approximate date of first mailing of this proxy statement and the accompanying proxy card is March 10, 2014.

Background of the Company

In November 2013, Noble Corporation, a Swiss corporation (“Noble-Switzerland”), completed a merger and related transactions pursuant to which Noble-Switzerland merged with and into the newly created Noble-UK (the “Transaction”). In the Transaction, Noble-UK issued one of its ordinary shares in exchange for each registered share of Noble-Switzerland. The Transaction effectively changed the place of incorporation of the publicly traded parent of the Noble group of companies from Switzerland to the U.K.

References to the “Company,” “we,” “us,” or “our” for periods before November 20, 2013 include Noble-Switzerland together with its subsidiaries, unless the context indicates otherwise. References to the “Company,” “we,” “us” or “our” for periods from and after November 20, 2013 include Noble-UK together with its subsidiaries, unless the context indicates otherwise.

Proxies and Voting Instructions

A proxy card is being sent with this proxy statement to each shareholder whose name is registered in the Company’s share register as holding shares in the Company as maintained by Computershare Trust Company, N.A., (the “Company’s Share Register”) as of the close of business, U.S. Eastern time, on February 28, 2014. Such shareholders are referred to herein as the “shareholders of record.” If you are registered as a shareholder in the Company’s Share Register as of the close of business, U.S. Eastern time, on February 28, 2014, you may grant a proxy to vote on each of the resolutions described in this proxy statement at the Meeting by marking your proxy card appropriately, executing it in the space provided, dating it and returning it prior to the close of business, U.S. Eastern time, on April 24, 2014 to:

Noble Corporation plc

c/o MacKenzie Partners, Inc.

Corporate Election Services

P.O. Box 3230

Pittsburgh, PA 15230-9404

Please sign, date and mail your proxy card in the envelope provided.

If you hold your shares in the name of a bank, broker or other nominee your shares are held in “street name” and you are considered the “beneficial owner.” As a beneficial owner, you should follow the instructions provided by your bank, broker or nominee when voting your shares. In particular, if you hold your shares in “street name” through The Depository Trust Company (“DTC”), you should follow the procedures typically applicable to voting of securities beneficially held through DTC because Cede & Co., as nominee of DTC, is considered the shareholder of record and has been registered with voting rights in the Company’s share register with respect to such shares.

Although the Company is incorporated under the laws of England and Wales, the Company is subject to the U.S. Securities and Exchange Commission (“SEC”) proxy requirements and the applicable corporate governance rules of the New York Stock Exchange (“NYSE”), where its shares are listed, and has not imposed any restrictions on trading of its shares as a condition of voting at the Meeting. In particular, the Company has not imposed any “share blocking” or similar transfer restrictions of a type that might be associated with voting by holders of bearer shares or American Depositary Receipts and has not issued any bearer shares or American Depositary Receipts.

If you were a shareholder of record with voting rights on February 28, 2014 and have timely submitted a properly executed proxy card and specifically indicated your votes, your shares will be voted as indicated. If you were a holder with voting rights on February 28, 2014 and you have timely submitted a properly executed proxy card and have not specifically indicated your votes, a representative of the Company, as your proxy, will vote your shares in the manner recommended by the Board.

There are no other matters that our Board intends to present, or has received proper notice that others will present, at the Meeting. If any other matters are properly presented at the Meeting for consideration (including any motion to adjourn the Meeting), the proxy will vote on these matters in the manner recommended by our Board.

As a shareholder of record you may revoke your proxy at any time prior to its exercise by:

•	giving written notice of the revocation to our Corporate Secretary at the registered office of the Company before the commencement of the Meeting;

•	attending the Meeting and voting in person; or

•	properly completing and executing a later-dated proxy and delivering it to our Corporate Secretary at or before the Meeting at the registered office of the Company.

If you as a shareholder of record attend the Meeting in person without voting, this will not automatically revoke your proxy. If you revoke your proxy during the Meeting, this will not affect any vote taken prior to such revocation. If you hold shares through someone else, such as a bank, broker or other nominee, and you desire to revoke your proxy, you should follow the instructions provided by your bank, broker or other nominee.

Any corporation which is a shareholder of record of the Company may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at the Meeting and the person so authorised shall (on production of a copy of such resolution at the Meeting) be entitled to exercise the same powers on behalf of the corporation as that corporation could exercise if it were an individual shareholder of the Company.

Quorum

The presence of shareholders, in person or by proxy, together representing at least the majority of the total voting rights of all shareholders entitled to vote at the Meeting will constitute a quorum for purposes of all resolutions except Resolution 11. The presence of at least two-thirds of the total voting rights of all shareholders entitled to vote at the Meeting will constitute a quorum for the purpose of Resolution 11 pursuant to Article 68 of the Company’s Articles of Association. For all resolutions, the presence of shareholders in person or by proxy will be counted at the time when the Meeting proceeds to business, and abstentions and “broker non-votes” will be counted as present for purposes of determining whether there is a quorum present. “Broker non-votes” are shares held by brokers or nominees for which specific voting instructions have not been received from the beneficial owners or persons entitled to vote such shares. Brokers have the authority under the NYSE rules to vote shares for which their customers do not provide voting instructions on routine matters. When a matter is not routine and the broker has not received voting instructions from the beneficial owner, the broker cannot vote the shares on that matter. For example, the ratification of the appointment of independent auditors is considered a routine matter, and the brokerage firm can vote for or against this resolution at its discretion, but the election of directors is not considered routine for these purposes.

Votes Required

Subject to disenfranchisement in accordance with applicable law and/or the Company’s Articles of Association, each of the resolutions shall be decided on a poll in accordance with the Company’s Articles of Association whereby each shareholder of record present in person or by proxy or by representative (in the case of a corporate shareholder) is entitled to one vote for every share held.

Approval of the resolution to amend Article 171 of the Company’s Articles of Association to extend the Board’s authority to pay a dividend in specie of shares of Paragon Offshore Limited (Resolution 10) requires the affirmative vote of at least 75% of the votes cast on the resolution at the Meeting in person or by proxy. Approval of the resolution to amend Articles 107-112 of the Articles of Association to declassify the Board (Resolution 11) also requires the affirmative vote of at least 75% of the votes cast on the resolution at the Meeting in person or by proxy.

Approval of each of the following resolutions requires the affirmative vote of a simple majority of the votes cast on such resolution at the Meeting in person or by proxy:

•	the proposal to elect or re-elect the directors named in the proxy statement (Resolutions 1, 2 and 3);

•	the proposal to ratify the appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for 2014 (Resolution 4);

•	the proposal to re-appoint PricewaterhouseCoopers LLP as UK statutory auditors to the Company for a one year term (Resolution 5);

•	the proposal to authorize the Audit Committee to determine the Company’s UK statutory auditors’ compensation (Resolution 6);

•	the non-binding advisory vote on the compensation of the Company’s named executive officers (Resolution 7);

•	the non-binding advisory vote on the directors’ compensation report (other than the part containing the directors’ compensation policy) for the year ended December 31, 2013 (Resolution 8); and

•	the proposal to approve the directors’ compensation policy comprised in the annual report and accounts for the year ended December 31, 2013 (Resolution 9).

With respect to the non-binding advisory votes on Resolutions 7 and 8, the result of the vote will not require the Board to take any action. However, the Board values the opinions of the Company’s shareholders as expressed through their advisory votes on such non-binding resolutions. Accordingly, the Board will review and consider the voting results on such resolutions.

Abstentions and “broker non-votes” will have no effect on any of the resolutions.

Record Date

Only shareholders on the Company’s Share Register as of the close of business, U.S. Eastern time, on February 28, 2014 are entitled to notice of, to attend, and to vote or to grant proxies to vote at, the Meeting. Any changes to the Company’s Share Register after February 28, 2014 shall be disregarded in determining the rights of any person to attend or vote at the Meeting.

RESOLUTIONS 1, 2 & 3

ELECTION OF DIRECTORS

Our Articles of Association currently provide for three classes of directors, with approximately one-third of the directors constituting our Board being elected each year to serve a three-year term. The Board has approved and is submitting to shareholders at the Meeting as Resolution 11 amendments to our Articles of Association that provide for the phase out of the classified structure of the Board so that, once the declassification of the Board is fully effective, all directors will be elected each year. If the amendments are adopted, persons elected as directors to fill expiring terms (including the director nominees at this Meeting) would be elected for one-year terms. Three directors compose the class whose term expires at the Meeting: Lawrence J. Chazen, Jon A. Marshall and Mary P. Ricciardello. The nominating and corporate governance committee of our Board has recommended, Mr. Marshall and Ms. Ricciardello for re-election as directors of the Company and Mr. Scott D. Josey for election as a director of the Company in the same class. If elected, Mr. Marshall, Ms. Ricciardello and Mr. Josey will serve a three-year term to expire at the annual general meeting in 2017. However, if the declassification resolution (Resolution 11) is approved by shareholders, Mr. Marshall, Ms. Ricciardello and Mr. Josey will serve a one-year term to expire at the annual general meeting in 2015. The Company’s corporate governance guidelines provide that a person is eligible to be elected as a director of the Company until the annual general meeting next succeeding his 72nd birthday. As a result, Mr. Chazen, age 73, is not eligible to stand for re-election at the Meeting.

The individuals nominated for election at the Meeting will be elected by a simple majority of the votes cast on each resolution at the Meeting in person or by proxy.

Recommendation

Our Board unanimously recommends that you vote FOR the election of Scott D. Josey as a director of the Company and the re-election of Jon A. Marshall and Mary P. Ricciardello, each for a three-year term that will expire at the annual general meeting in 2017 (or if Resolution 11 is approved by shareholders, to a one-year term that will expire at the annual general meeting in 2015).

Information about the individuals nominated for election at the Meeting, and the directors whose terms do not expire at the Meeting, is presented below. When assessing the qualifications of a particular person to serve as a director, our nominating and corporate governance committee consider an individual candidate’s experience as well as the collective experiences of our Board members taken as a whole. The members of our Board, including the individuals nominated for election, have a variety of experiences and attributes that qualify them to serve on our Board, including accounting, finance and legal experience, extensive senior management experience in the energy industry, including oil and gas and offshore drilling, and experience as directors of other public companies. Certain members also possess valuable historical knowledge of the Company and our industry by virtue of their previous service on our Board.

NOMINEES FOR CLASS WHOSE TERM EXPIRES IN 2017 (OR 2015 IF RESOLUTION 11 IS APPROVED)

Jon A. Marshall,

age 62, director since 2009

Mr. Marshall served as President and Chief Operating Officer of Transocean Inc. from November 2007 to May 2008, and immediately prior to that served as Chief Executive Officer of GlobalSantaFe Corporation from May 2003 until November 2007, when GlobalSantaFe merged with Transocean. Transocean is an offshore drilling contractor. Mr. Marshall has not held a principal employment since leaving his position with Transocean. Mr. Marshall is a director of Cobalt International Energy, Inc. and also serves as a director of several private companies and several non-profit organizations. Mr. Marshall brings to our Board experience in executive positions and experience as a director for public offshore drilling companies.

Mary P. Ricciardello,

age 58, director since 2003	Ms. Ricciardello served as Senior Vice President and Chief Accounting Officer of Reliant Energy, Inc. from January 2001 to August 2002, and immediately prior to that served as its Senior Vice President and Comptroller from September 1999 to January 2001 and as its Vice President and Comptroller from 1996 to September 1999. Ms. Ricciardello also served as Senior Vice President and Chief Accounting Officer of Reliant Resources, Inc. from May 2001 to August 2002. Reliant principally provides electricity and energy services to retail and wholesale customers. Ms. Ricciardello’s current principal occupation is as a certified public accountant, and she has not held a principal employment since leaving her positions with Reliant Energy, Inc. and Reliant Resources, Inc. in August 2002. Ms. Ricciardello is also a director of Devon Energy Corporation and Midstates Petroleum Company, Inc., an independent exploration and production company, and has been appointed to serve as a director of EnLink Midstream Partners, LP and its general partner, EnLink Midstream GP, LLC. Ms. Ricciardello also serves as a director of several non-profit organizations. Ms. Ricciardello also served as a director of U.S. Concrete, Inc. from 2003 until August 2010. Ms. Ricciardello brings to our Board extensive accounting experience and experience from service on the boards of multiple public companies.

Scott D. Josey,

age 56	Mr. Josey is the chairman, chief executive officer and president of Sequitur Energy Resources, LLC, which acquires and develops oil and gas assets in the continental United States, and served as the chairman of the board and chief executive officer of Mariner Energy from August 2001 until November 2010, when it merged with Apache Corporation. Previously, he served as vice president of Enron North America and co-managed its Energy Capital Resources group, provided investment banking services to the oil and gas industry and portfolio management services to institutional investors as a co-founder of Sagestone Capital Partners, and was a director with Enron Capital & Trade Resources Corp. in its energy investment group. From 1982 to 1993, he worked in all phases of drilling, production, pipeline, corporate planning and commercial activities at Texas Oil and Gas Corp. He previously served on the boards of Apache Corporation and Northern Tier Energy GP, LLC. Mr. Josey brings to our Board experience and knowledge gained as an executive officer in the energy industry, investment banking experience, with a focus on the energy sector, and experience as a director of multiple public energy companies.

CONTINUING DIRECTORS IN CLASS WHOSE TERM EXPIRES IN 2015

Julie H. Edwards,

age 55, director since 2006

Ms. Edwards served as Senior Vice President of Corporate Development of Southern Union Company from November 2006 to January 2007, and immediately prior to that served as its Senior Vice President and Chief Financial Officer from July 2005 to November 2006. Southern Union is primarily engaged in the transportation and distribution of natural gas. Prior to joining Southern Union, Ms. Edwards served as Executive Vice President – Finance and Administration and Chief Financial Officer for Frontier Oil Corporation in Houston since 2000. She joined Frontier Oil in 1991 as Vice President – Secretary and Treasurer after serving as Vice President of Corporate Finance for Smith Barney, Harris, Upham & Co., Inc., New York and Houston, from 1988 to 1991, after joining the company as an associate in 1985. Ms. Edwards has not held a principal employment since retiring from Southern Union. Ms. Edwards is also a director of ONEOK, Inc. and ONEOK Partners GP, L.L.C. Ms. Edwards served as a director of the NATCO Group, Inc. from 2004 until its merger with Cameron International Corporation in 2009. Ms. Edwards brings to our Board experience in finance and senior management positions for multiple energy companies and experience as a director of several public companies.

David W. Williams,

age 56, director since 2008	Mr. Williams has served as Chairman, President and Chief Executive Officer of the Company since January 2008. Mr. Williams served as Senior Vice President – Business Development of Noble Drilling Services Inc., an indirect, wholly-owned subsidiary of the Company, from September 2006 to January 2007, as Senior Vice President – Operations of Noble Drilling Services Inc. from January to April 2007, and as Senior Vice President and Chief Operating Officer of the Company from April 2007 to January 2008. Prior to September 2006, Mr. Williams served for more than five years as Executive Vice President of Diamond Offshore Drilling, Inc., an offshore oil and gas drilling contractor. Mr. Williams brings to our Board extensive experience in senior management positions in the offshore drilling sector and knowledge of the Company and the industry by virtue of his position as President and Chief Executive Officer of the Company.

CONTINUING DIRECTORS IN CLASS WHOSE TERM EXPIRES IN 2016

Ashley Almanza,

age 50, director since 2013	Mr. Almanza has served as a Director and Chief Executive Officer of G4S plc, a global integrated security company, since June 2013. Mr. Almanza also serves as a Director of Schroders PLC, a global asset management company headquartered in London, and has served in such capacity since August 2011. Mr. Almanza also served as Executive Director and Chief Financial Officer of BG Group PLC, a global oil and gas company headquartered in the United Kingdom, from August 2002 to March 2011, and as an Executive Vice President from October 2009 to December 2012. Mr. Almanza brings to our Board experience and knowledge gained as an executive officer in the energy industry, as well as extensive accounting and financial expertise.

Michael A. Cawley,

age 66, director since 1985

Mr. Cawley served as President and Chief Executive Officer of The Samuel Roberts Noble Foundation, Inc., a not-for-profit corporation (the “Noble Foundation”), from February 1992 until his retirement in January 2012, after serving as Executive Vice President of the Noble Foundation since January 1991. Mr. Cawley also served as a trustee of the Noble Foundation from 1988 until his retirement in January 2012. The Noble Foundation is engaged in agricultural research, education, demonstration and consultation; plant biology and applied biotechnology; and assistance through granting to selected non-profit organizations. For more than five years prior to 1991, Mr. Cawley was the President of Thompson & Cawley, a professional corporation, attorneys at law. Mr. Cawley is a director of Noble Energy, Inc. and also serves as a director of numerous non-profit organizations. Mr. Cawley brings to our Board experience in, and knowledge of, both the drilling industry and broader energy industry and knowledge of the Company by virtue of his 28 plus years’ experience as a director of the Company and his other energy industry and legal experience.

Gordon T. Hall,

age 54, director since 2009	Mr. Hall serves as Vice Chairman of the Board of Exterran Holdings, Inc., a natural gas compression and production services company, and served as Chairman of the Board from 2007 through 2013. He previously served as Chairman of the Board of Hanover Compressor Company from May 2005 until its merger with Universal Compression Holdings, Inc. to create Exterran in August 2007. Mr. Hall retired as Managing Director from Credit Suisse, a brokerage services and investment banking firm, where he was employed from 1987 through 2002. While at Credit Suisse, Mr. Hall served as Senior Oil Field Services Analyst and Co-Head of the Global Energy Group. Mr. Hall has been self-employed since leaving his position with Credit Suisse. Mr. Hall was a director of Hydril Company, an oil and gas service company specializing in pressure control equipment and premium connections for tubing and casing, until its merger with Tenaris S.A. in May 2007 and was a director of Grant Prideco, Inc., a drilling technology and manufacturing company, until its acquisition by National Oilwell Varco, Inc. in April 2008. Mr. Hall serves as a director of several private companies and several non-profit organizations. Mr. Hall brings to our Board financial and analytical expertise and investment banking experience, with a focus on the energy sector, and experience as a director of multiple public energy companies.

None of the corporations or other organizations in which our non-management directors carried on their respective principal occupations and employments or for which our non-management directors served as directors during the past five years is a parent, subsidiary or other affiliate of the Company.

ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS

Board Independence

Our Board has determined that (a) each of Mr. Almanza, Mr. Cawley, Ms. Edwards, Mr. Hall, Mr. Little, Mr. Marshall, Ms. Ricciardello and Mr. Josey qualifies as an “independent” director under the NYSE corporate governance rules, (b) each of Mr. Almanza, Mr. Chazen and Ms. Ricciardello, constituting all the members of the audit committee, qualifies as “independent” under Rule 10A-3 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (c) each of Mr. Cawley, Ms. Edwards, Mr. Hall and Mr. Marshall, constituting all the members of the compensation committee, qualifies as (i) “independent” under Rule 10C-1(b)(1) under the Exchange Act, and the applicable rules of the NYSE and (ii) a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. Independent non-management directors comprise in full the membership of each committee described below under “Board Committees and Meetings.”

In order for a director to be considered independent under the NYSE rules, our Board must affirmatively determine that the director has no material relationship with the Company other than in his or her capacity as a director of the Company. The Company’s corporate governance guidelines provide that a director will not be independent if, within the preceding three years,

•	the director was employed by the Company;

•	an immediate family member of the director was an executive officer of the Company;

•

the director or an immediate family member of the director received more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such service is not contingent in any way on continued service);

•

the director was affiliated with or employed by, or an immediate family member of the director was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company; or an immediate family member of the director was employed by a present or former internal or external auditor of the Company and personally worked on the Company’s audit;

•

the director or an immediate family member of the director was employed as an executive officer of another company where any of the Company’s present executives served on that company’s compensation committee at the same time; or

•

the director is an executive officer or an employee, or an immediate family member of the director is an executive officer, of a company that made payments to, or received payments from, the Company for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or two percent of such other company’s consolidated gross revenues.

The following will not be considered by our Board to be a material relationship that would impair a director’s independence: If a director is an executive officer of, or beneficially owns in excess of 10 percent equity interest in, another company

•	that does business with the Company, and the amount of the annual payments to the Company is less than five percent of the annual consolidated gross revenues of the Company;

•	that does business with the Company, and the amount of the annual payments by the Company to such other company is less than five percent of the annual consolidated gross revenues of the Company; or

•	to which the Company was indebted at the end of its last fiscal year in an aggregate amount that is less than five percent of the consolidated assets of the Company.

For relationships not covered by the guidelines in the immediately preceding paragraph, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, is made by our directors who satisfy the independence guidelines described above. These independence guidelines used by our Board are set forth in our corporate governance guidelines, which are published under the governance section of our website at www.noblecorp.com.

In addition, in order to determine the independence under the NYSE rules of any director who will serve on the compensation committee, the Board must consider all factors specifically relevant to determining whether a director has a relationship to the Company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to:

•	the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the listed company to such director; and

•	whether such director is affiliated with the Company, one of our subsidiaries or an affiliate of one of our subsidiaries.

In accordance with the Company’s corporate governance guidelines, the non-management directors have chosen a lead director to preside at regularly scheduled executive sessions of our Board held without management present. Mr. Hall currently serves as lead director.

Board Committees and Meetings and Other Governance Matters

The Company has standing audit, compensation, nominating and corporate governance, and health, safety, environment and engineering committees of our Board. Each of these committees operates under a written charter that has been adopted by the respective committee and by our Board. The charters are published under the governance section of the Company’s website at www.noblecorp.com and are available in print to any shareholders who request them.

The current members of the committees, number of meetings held by each committee during 2013, and a description of the functions performed by each committee are set forth below:

Audit Committee (10 meetings). The current members of the audit committee are Mary P. Ricciardello, Chair, Ashley Almanza and Lawrence J. Chazen. The primary responsibilities of the audit committee are the appointment, compensation, retention and oversight of the Company’s auditors (including review and approval of the terms of engagement and fees), to review with the auditors the Company’s financial reports (and other financial information) provided to the SEC and the investing public, to prepare and approve an annual report for inclusion in this proxy statement, and to assist our Board with oversight of the following: integrity of the Company’s financial statements; compliance by the Company with standards of business ethics and legal and regulatory requirements; qualifications and independence of the Company’s independent auditors (including both our independent registered public accounting firm and our statutory auditors); and performance of the Company’s independent auditors and internal auditors. Our Board has determined that Ms. Ricciardello is an “audit committee financial expert” as that term is defined under the applicable SEC rules and regulations. The audit committee’s report relating to 2013 begins on page 49 of this proxy statement.

Compensation Committee (6 meetings). The current members of the compensation committee are Michael A. Cawley, Chair, Julie H. Edwards, Gordon T. Hall and Jon A. Marshall. The primary responsibilities of the compensation committee are to discharge our Board’s responsibilities relating to compensation of directors and executive officers, to assist our Board in reviewing and administering compensation, benefits, incentive and equity-based compensation plans, and to prepare an annual disclosure under the caption “Compensation Committee Report” for inclusion in the Company’s proxy statement for its annual general meeting of shareholders. The compensation committee’s report relating to 2013 appears on page 32 of this proxy statement.

Nominating and Corporate Governance Committee (6 meetings). The current members of the nominating and corporate governance committee are Gordon T. Hall, Chair, Lawrence J. Chazen,

Julie H. Edwards and Mary P. Ricciardello. The primary responsibilities of the nominating and corporate governance committee are to assist our Board in reviewing, evaluating, selecting and recommending director nominees when one or more directors are to be appointed, elected or re-elected to our Board; to monitor, develop and recommend to our Board a set of principles, policies and practices relating to corporate governance; and to oversee the process by which our Board, our Chief Executive Officer and executive management are evaluated.

The nominating and corporate governance committee believes that directors should possess the highest personal and professional ethics, character, integrity and values; an inquisitive and objective perspective; practical wisdom; and mature judgment. Directors must be willing to devote sufficient time to discharging their duties and responsibilities effectively, and they should be committed to serving on our Board for an extended period of time. The nominating and corporate governance committee considers diversity in identifying nominees for director and endeavors to have a Board representing diverse experience in areas that will contribute to our Board’s ability to perform its roles relating to oversight of the Company’s business, strategy and risk exposure worldwide. Without limiting the generality of the preceding sentence, the nominating and corporate governance committee takes into account, among other things, the diversity of business, leadership and personal experience of Board candidates and determines how that experience will serve the best interests of the Company.

The nominating and corporate governance committee’s process for identifying candidates includes seeking recommendations from one or more of the following: current and retired directors and executive officers of the Company; a firm (or firms) that specializes in identifying director candidates (which firm may earn a fee for its services paid by the Company); persons known to directors of the Company in accounting, legal and other professional service organizations or educational institutions; and, subject to compliance with applicable procedures, shareholders of the Company. The nominating and corporate governance committee’s process for evaluating candidates includes investigation of the person’s specific experiences and skills, time availability in light of commitments, potential conflicts of interest, and independence from management and the Company. Candidates recommended by a shareholder are evaluated in the same manner as are other candidates. We did not receive any recommendations from shareholders of the Company for director nominees for the annual general meeting.

Health, Safety, Environment and Engineering Committee (5 meetings). The current members of the health, safety, environment and engineering committee are Jon A. Marshall, Chair, Ashley Almanza and Michael A. Cawley. The primary responsibilities of the health, safety, environment and engineering committee are to assist our Board with its oversight of material engineering projects and health, safety and environmental matters. The committee provides oversight of the risk associated with material engineering projects, as well as the management of such projects. It also assists with the oversight of the Company’s identification, management and mitigation of risk in the areas of health, safety and the environment and the Company’s policies and management systems with respect to these matters.

Under the Company’s policy on director attendance at annual general meetings of shareholders, all directors are expected to attend each annual general meeting, and any director who should become unable to attend the annual general meeting is responsible for notifying the Chairman of the Board in advance of the meeting. At the date of this proxy statement, we know of no director who will not attend the annual general meeting. In 2013, all directors attended the annual general meeting of shareholders held on April 26, 2013.

In 2013, our Board held 6 meetings. In 2013, each director except Mr. Almanza attended at least 75% of the aggregate of (1) the total number of meetings of our Board and (2) the total number of meetings of committees of our Board on which such director served (during the periods that such director served). Mr. Almanza was elected to our Board in April of 2013 and attended our April meetings as a guest. Due to the timing of his election, for the remainder of 2013, there were only two regularly scheduled Board meetings, and Mr. Almanza attended one of these meetings in July 2013. He was unable to attend the October 2013 Board and associated committee meetings due to an unavoidable, last minute scheduling conflict. His 2013 combined Board and committee attendance was 60 percent but would have been 90 percent if not for the scheduling conflict at the October meeting.

Our Articles of Association provide that our Board will select from among its members one Chairman, and since January 2008, David W. Williams has held both the positions of Chairman and Chief Executive Officer of the Company. For much of our corporate history, our Chief Executive Officer has also served as Chairman. Our Board believes this leadership structure has served the Company and our shareholders well and is commonly used by other companies whose securities are publicly traded in the United States.

Our Articles of Association and corporate governance guidelines provide our Board the flexibility either to combine or to separate the positions of Chairman and Chief Executive Officer. Our Board believes it is in the best interests of the Company and our shareholders for our Board to have the flexibility to determine the best director to serve as Chairman, whether such director is an independent director or our Chief Executive Officer. At the current time, our Board believes that the Company and our shareholders are best served by having the Chief Executive Officer also serve as Chairman. The Chief Executive Officer bears the primary responsibility for managing our day-to-day business, and our Board believes that he is the person who is best suited to chair Board meetings and ensure that key business issues and shareholder interests are brought to the attention of our Board.

Our Board believes that the Company and our shareholders are best served when directors are free to exercise their respective independent judgment to determine what leadership structure works best for us based upon the then current facts and circumstances. Although our Board may determine to separate the positions of Chairman and Chief Executive Officer in the future should circumstances change, for the foreseeable future we believe that combining these positions in an individual with extensive experience in the drilling industry, together with a lead director and Board committees chaired by independent directors as described below, is the right leadership structure for our Board.

In addition to Mr. Williams, our Board has seven members, all of whom are independent under the NYSE corporate governance rules as described under “Additional Information Regarding the Board of Directors – Board Independence.” Pursuant to our corporate governance guidelines, our non-management directors meet in executive sessions without our Chief Executive Officer or any other management present in connection with each regularly scheduled meeting of our Board. In accordance with our corporate governance guidelines, our non-management directors have chosen Mr. Hall to serve as lead director and to preside at regularly scheduled executive sessions of our Board and at any other Board meeting held without the Chairman present. The lead director is also responsible for approving meeting agendas and meeting schedules for our Board, acting as an available conduit for the communication of information from the non-management directors to our Chief Executive Officer and coordinating with the CEO the development of the CEO’s annual goals and objectives.

In addition, each of our Board’s standing committees (the audit committee, the compensation committee, the nominating and corporate governance committee, and the health, safety, environment and engineering committee) is composed of independent directors and each has a non-management, independent Board member acting as chair. In February 2014, Ms. Ricciardello was appointed to serve on the board of directors and the audit committee of EnLink Midstream Partners, LP, and its general partner, EnLink Midstream GP, LLC. She will not serve as the chairperson on either audit committee. Our Board considered that this appointment would result in Ms. Ricciardello serving on the audit committees of more than three public companies and determined that such simultaneous service would not impair her ability to effectively serve on our audit committee.

To provide ongoing reviews of the effectiveness of our Board, including the effectiveness of our Board leadership structure, our corporate governance guidelines provide for annual assessments by Board members of the effectiveness of our Board and of our Board committees on which such members serve.

Consistent with our Articles of Association and corporate governance guidelines, our Board is responsible for determining the ultimate direction of our business, determining the principles of our business strategy and policies and promoting the long-term interests of the Company. Our Board possesses and exercises oversight authority over our business and, subject to our governing documents and applicable law, generally delegates day-to-day management of the Company to our Chief Executive Officer and our executive management. Viewed from this perspective, our Board generally oversees risk management, and the Chief Executive Officer and other members of executive management generally manage the material risks that we face.

Pursuant to the requirements of laws, rules and regulations that apply to companies whose securities are publicly traded in the United States, as described above, our audit committee assists our Board in oversight of the integrity of the Company’s financial statements, our compliance with standards of business ethics and legal and regulatory requirements and various matters relating to our publicly available financial information and our internal and independent auditors. Our audit committee also discusses policies with respect to risk assessment and risk management with our management team. Certain risks associated with the performance of our executive management fall within the authority of our nominating and corporate governance committee, which is responsible for evaluating potential conflicts of interest and independence of directors and Board candidates, monitoring and developing corporate governance principles and overseeing the process by which our Board, our Chief Executive Officer and our executive management are evaluated. Risks associated with retaining executive management fall within the scope of the authority of our compensation committee, which assists our Board in reviewing and administering compensation, benefits, incentive and equity-based compensation plans.

Responsibility for risk oversight that does not specifically fall within the scope of authority of our standing Board committees rests with our entire Board. Our Board also provides overall risk management oversight rather than a single committee. Our Board has the responsibility for confirming the risk tolerance of the Company and monitoring and assessing any potential material risks identified by its committees, or otherwise ensuring management has an effective and ongoing program in place for monitoring and assessing, and, to the extent appropriate, mitigating such risks to be within the risk tolerance of the Company. Risks falling within this area include but are not limited to general business and industry risks, operating risks, financial risks and compliance risks that we face. We have not concentrated within our executive management responsibility for all risk management in a single risk management officer within our executive management, but rather we rely on a management steering committee to administer an enterprise risk management (ERM) system that is designed to ensure that the most significant risks to the Company, on a consolidated basis, are being identified, managed and monitored appropriately, and that due care is exercised in considering such risks in the management of the Company. Through the ERM system, the steering committee:

•	monitors the universe of risks that we face;

•	assesses processes and participants for identifying risk;

•	determines the Company’s risk tolerance and approves mitigation strategies and responsibilities;

•	attempts to ensure top risk areas are addressed and managed where possible;

•	works with any committee, Board member or their designees to assist in evaluation of risks that may be of concern to the Board or a committee of the Board; and

•	makes regular reports to our Board on management’s assessment of exposure to risk and steps management has taken to monitor and deal with such exposure.

Our Board monitors the ERM system and other risk management information provided to it at least quarterly and provides feedback to management from time to time that may be used to better align risk management practices, strategies and systems with the risk philosophy and risk tolerances of the Company.

Shareholder Communications with Directors

Our Board has approved the following process for shareholders and other security holders of the Company and interested parties to send communications to our Board. To contact all directors on our Board, all directors on a Board committee, an individual director, or the non-management directors of our Board as a group, the shareholder, other security holder or interested party can:

•	mail Noble Corporation plc, Attention: Corporate Secretary, at Devonshire House, 1 Mayfair Place, London W1J 8AJ, England;

•	e-mail nobleboard@noblecorp.com; or

•	telephone the NobleLine (anonymous and available 24 hours a day, seven days a week) at 1-877-285-4162 or +1-704-544-2879.

All communications received in the mail are opened by the office of the Company’s Secretary for the purpose of determining whether the contents represent a message to our Board. All communications received electronically are processed under the oversight of our Board by the Company’s general counsel or chief compliance officer. Complaints or concerns relating to the Company’s accounting, internal accounting controls, or auditing matters are referred to the audit committee of our Board. Complaints or concerns relating to other corporate matters, which are not addressed to a specific director, are referred to the appropriate functional manager within the Company for review and response. Complaints or concerns relating to corporate matters other than the specific items referred to the audit committee as described above, which are addressed to a specific director, committee of our Board, or group of directors, are promptly relayed to such persons.

Director Education

We provide our directors with information and materials that are designed to assist them in performing their duties as directors. We provide directors with periodic training on certain policies, standards and procedures of the Company, including guidance and advice on compliance therewith. We provide director manuals, periodic presentations on new developments in relevant areas, such as legal and accounting matters, as well as opportunities to attend director education programs at the Company’s expense. Our director manual contains important information about the Company and the responsibilities of our directors, including: our Articles of Association; guidelines for assignments regarding standing committees of our Board; the charter for each of our Board committees; a summary of laws and regulations regarding compliance with insider reporting and trading; corporate directors’ guidebooks published by such organizations as the American Bar Association Section of Business Law, National Association of Corporate Directors, and American Society of Corporate Secretaries; a statement of the Company paradigms and code of business conduct and ethics that govern how we conduct our business; and our safety policy and quality policy and objectives.

POLICIES AND PROCEDURES RELATING TO

TRANSACTIONS WITH RELATED PERSONS

Transactions with related persons are reviewed, approved or ratified in accordance with the policies and procedures set forth in our code of business conduct and ethics and our administrative policy manual (and, in the case of the Board, the Company’s Articles of Association and the provisions of U.K. company law), the procedures described below for director and officer questionnaires, and the other procedures described below.

Our code of business conduct and ethics provides that certain conflicts of interest are prohibited as a matter of Company policy. Under such code of business conduct and ethics, any employee, officer or director who becomes aware of a conflict, potential conflict or an uncertainty as to whether a conflict exists should bring the matter to the attention of a supervisor, manager or other appropriate personnel. Any actual or potential conflict of interest of this nature must be disclosed to the Board or a committee of the Board. Our Board and senior management review all reported relationships and transactions in which the Company and any director, officer or family member of a director or officer are participants to determine whether an actual or potential conflict of interest exists. Our Board may approve or ratify any such relationship or transaction if our Board determines that such relationship or transaction is in the Company’s best interests (or not inconsistent with the Company’s best interests) and the best interests of our shareholders. U.K. company law and our Articles of Association also contain specific provisions relating to the approval and authorisation of conflicts of interests by members of our Board, in addition to our code of business conduct and ethics. A conflict of interest exists when an individual’s personal interest is adverse to or otherwise in conflict with the interests of the Company. Our code of business conduct and ethics sets forth several examples of how conflicts of interest may arise, including when:

•	an employee, officer or director or a member of his or her family receives improper personal benefits because of such employee’s, officer’s or director’s position in the Company;

•	a loan by the Company to, or a guarantee by the Company of an obligation of, an employee or his or her family member is made;

•	an employee works for or has any direct or indirect business connection with any of our competitors, customers or suppliers; or

•	Company assets and properties are used for personal gain or Company business opportunities are usurped for personal gain.

In addition, our administrative policy manual, which applies to all our employees, defines some additional examples of what the Company considers to be a conflict of interest, including when:

•

subject to certain limited exceptions, an employee or contractor or any member of his or her immediate family has an interest in any business entity that deals with the Company where there is an opportunity for preferential treatment to be given or received;

•

an employee or contractor serves as an officer, a director, or in any management capacity of another business entity directly or indirectly related to the contract drilling or energy services industries without specific authority from our Board;

•

an employee or contractor or any member of his or her immediate family buys, sells or leases any kind of property, facilities or equipment from or to the Company or any of its subsidiaries or to any business entity or individual who is or is seeking to become a contractor, supplier or customer of the Company, without specific authority from our Board; or

•

subject to certain limited exceptions, an employee or contractor or any member of his or her immediate family accepts gifts, payments, extravagant entertainment, services or loans in any form from anyone soliciting business, or who may already have established business relations, with the Company.

Each year we require all our directors, nominees for director and executive officers to complete and sign a questionnaire in connection with our annual general meeting of shareholders. The purpose of the questionnaire is to obtain information, including information regarding transactions with related persons, for inclusion in our proxy statement or annual report.

In addition, we review SEC filings made by beneficial owners of more than five percent of any class of our voting securities to determine whether information relating to transactions with such persons needs to be included in our proxy statement or annual report.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of February 28, 2014, we had 254,156,120 shares outstanding, excluding shares held in treasury. The following table sets forth, as of February 28, 2014, (1) the beneficial ownership of shares by each of our directors, each nominee for director, each “named executive officer” listed in the Summary Compensation Table appearing in this proxy statement, and all current directors and executive officers as a group, and (2) information about the only persons who were known to the Company to be the beneficial owners of more than five percent of the outstanding shares.

	Shares Beneficially Owned (1)
Name	Number of Shares		Percent of Class (2)
Directors
Ashley Almanza	9,969		—
Michael A. Cawley	113,192	(3)	—
Lawrence J. Chazen	67,291	(3)	—
Julie H. Edwards	80,334	(3)	—
Gordon T. Hall	37,114	(3)	—
Jon A. Marshall	39,631	(3)	—
Mary P. Ricciardello	99,060	(3)	—
David W. Williams	869,809	(3)	—

Named Executive Officers (excluding any Director listed above) and Group
Julie J. Robertson	832,524	(3)	—
James A. MacLennan	97,526	(3)	—
Roger B. Hunt(4)	110,400	(3)	—
Bernie G. Wolford	37,951	(3)	—
All current directors and executive officers as a group (16 persons)	2,670,251	(5)	1.0%

Fir Tree Inc.	25,029,558	(6)	9.9%
Franklin Resources, Inc.	17,786,593	(7)	6.7%
The Vanguard Group	16,942,995	(8)	6.7%

(1)	Unless otherwise indicated, the beneficial owner has sole voting and investment power over all shares listed.
(2)	The percent of class shown is less than one percent unless otherwise indicated.
(3)	Includes shares not outstanding but subject to options exercisable at February 28, 2014 or within 60 days thereafter, as follows: Mr. Cawley – 23,000 shares; Mr. Chazen – 4,000 shares; Ms. Edwards – 20,000 shares; Ms. Ricciardello – 8,000 shares; Mr. Williams – 499,527 shares; Ms. Robertson – 237,655 shares; Mr. MacLennan – 43,759 shares; Mr. Hunt – 50,226 shares; and Mr. Wolford – 15,442 shares.
(4)	Mr. Hunt retired from the Company effective March 4, 2014.
(5)	Includes 1,030,209 shares not outstanding but subject to options exercisable at February 28, 2014 or within 60 days thereafter.
(6)	Based solely on a Schedule 13G/A filed with the SEC on February 13, 2014 by Fir Tree Inc. The address for Fir Tree Inc. is 505 Fifth Avenue, 23rd Floor, New York, NY 10017.
(7)	Based solely on a Schedule 13G filed with the SEC on February 13, 2014 by Franklin Resources, Inc. The filing is made jointly with Charles B. Johnson and Rupert H. Johnson, Jr. The address for Franklin Resources, Inc. is One Franklin Parkway, San Mateo, California 94403.
(8)	Based solely on a Schedule 13G filed with the SEC on February 12, 2014 by the Vanguard Group. The address for the Vanguard Group is 100 Vanguard Blvd. Malvem, PA 19355.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Noble’s commitment to good corporate governance and a compensation program that aligns pay and performance is evidenced by the existing features of, and recent changes to, our executive compensation program described below.

2013-2014 Operational and Financial Highlights

Overall, the business environment for offshore drillers in 2013 was positive. The price of Brent Crude, a key factor in determining customer activity levels, remained generally steady throughout the year, ending slightly higher than it began. Drilling activity was steady during most of 2013, particularly for ultra-deepwater and jackup rigs. Nevertheless, as the year progressed, we observed a number of factors that have led to a decrease in contracting activity, especially for ultra-deepwater and deepwater rigs. These factors include a projected decrease in the rate of global exploration and development spending increases relative to previous years, a significant number of newbuild units announced which is expected to increase the supply of both floating and jackup rigs and a reduction of deepwater drilling activity in some regions, including Brazil. However, while we believe the short-term outlook may have some downside risks, we have confidence in the long-term outlook for the industry as we witnessed positive developments, including the energy reform legislation in Mexico which could potentially lead to an increase in drilling activity in Mexican waters.

During 2013 and early 2014, the Company achieved numerous financial, operational and strategic milestones. Operational and strategic milestones included the following:

•

The Company continued its capital expansion program. Three of its ultra-deepwater newbuild drillships and three of its high-specification jackup rigs were delivered from the shipyard and began operating for customers. The Company announced long-term contracts for its remaining two newbuild drillships and secured commitments on two of the four remaining jackups under construction. It also announced the construction of an additional high-specification jackup that will operate under a four-year contract with Statoil ASA;

•	The Company announced the proposed spin-off of many of its standard specification assets in a transaction expected to be completed by the end of 2014;

•	In early 2014, the Company increased its cash dividend to shareholders by 50%; and

•	The Company announced and completed the transaction resulting in the change in place of incorporation of the Company from Switzerland to the United Kingdom.

Key financial highlights for 2013 as compared to 2012 included the following:

•	Revenues increased by 19%;

•	EPS increased by 49%; and

•	Operating cash flows increased by 30%.

Pay-for-Performance and CEO Compensation

A substantial portion of the compensation granted to our Chief Executive Officer (“CEO”) and reported in the Summary Compensation Table on page 33 represents long-term incentives for future performance, not current cash compensation. This long-term incentive pay may not be realized at all or for many years, and the value of this pay, if or when realized, may differ significantly from the amounts shown in the Summary Compensation Table depending on how the Company and industry actually perform. Some components of this compensation, such as performance-vested restricted stock units (“PVRSU’s”), are subject to forfeiture if performance goals are not obtained. All or a substantial portion of these awards may be forfeited depending on Company performance. For example, in 2012, despite very strong financial results versus 2011, our named executive officers forfeited 100% of the PVRSU awards for the 2010-2012 performance cycle. In 2013, total shareholder return (“TSR”) resulted in the vesting of 45.34% of the maximum PVRSU awards for the 2011-2013 performance cycle.

The table below illustrates the difference between cash and equity compensation shown in the Summary Compensation Table and the actual cash and equity pay realized by our CEO for the years presented below:

Year	CEO Reported Cash and Equity Pay[1]	CEO Realized Cash and Equity Pay[2]	Realized Pay vs. Reported Pay
2013	$9,804,568	$7,121,890	73%
2012	$7,847,331	$3,930,979	50%
2011	$7,531,363	$5,436,833	72%

[1]

Reported Pay includes Salary, Bonus, Stock Awards, Option Awards, and Non-Equity Incentive Plan Compensation with respect to the years presented based on the current reporting rules for the Summary Compensation Table.

[2]

Realized Pay is cash and equity compensation actually received by the CEO during the respective year, comprising salary, cash bonus attributable to the year, net spread on stock option exercises, and market value at vesting of previously granted restricted stock units. PVRSU’s that vest are included in the year during which the performance period ends. For example, Realized Pay for 2013 includes PVRSU’s that vested for the 2011-2013 performance period, and Realized Pay for 2011 includes PVRSU’s that vested for the 2009-2011 performance period. Realized Pay excludes the value of new/unvested restricted stock unit grants, deferred compensation accruals, change in pension value, all other compensation and other amounts that will not actually be received until a later date.

In addition, a substantial portion of the target compensation set for our CEO is performance-based and/or tied to the price of the Company’s shares. As a result, the value of these components may not be realized at all or for many years, and the value of this pay, if or when realized, may differ significantly from target amounts.

The table below illustrates the difference between target and actual CEO cash and equity compensation (salary, bonus, non-equity incentive plan compensation and equity incentive pay) for 2013:

Element	2013 Target Cash and Equity Compensation	2013 Actual Cash and Equity Compensation
Salary	$1,050,000	$1,045,833
Annual Bonus (STIP)
Percent of Salary	100%	143%
Dollar Amount	$1,050,000	$1,500,000
Long-term Equity Incentives (“LTI”)[1,2]
Time-vested RSU’s	$3,250,000	$2,514,259
PVRSU’s (2011-2013)	$3,250,000	2,061,798

Total LTI	$6,500,000	$4,576,057

Total Cash and Equity Compensation	$8,600,000	$7,121,890

[1]

Target LTI compensation represents value of LTI awards granted in 2013 based on the market value of the Company’s shares on the grant date. PVRSU awards are presented at target value at the February 2013 grant date for the 2013-2015 performance period.

[2]

Actual LTI compensation for 2013 comprises net spread on stock option exercises, and market value at vesting of previously granted restricted stock units. PVRSU’s presented are for the 2011-2013 performance period, which vested in January 2014.

Shareholder Outreach Effort

In accordance with the requirements of the SEC, at the 2013 annual general meeting, our shareholders approved, in an advisory vote, the compensation of our named executive officers for 2012, with 94% of votes cast being in favor of the proposal. Since 2011, and through 2013, we conducted an extensive shareholder outreach effort regarding executive compensation matters through a wide-ranging dialogue between management and numerous shareholders. This dialogue was interactive and generally involved personal phone discussions with members of senior management. The outreach effort generally targeted our largest 40 shareholders representing over 60% of the Company’s outstanding shares. We also took into consideration certain proxy advisory services’ reports regarding our compensation program. We and our shareholders share a desire to closely link pay and performance.

We reviewed all shareholder feedback throughout the process, and the compensation committee considered such feedback in evaluating changes to our compensation program. In doing so, we engaged a number of our largest shareholders on multiple occasions to discuss proposed changes to the Company’s compensation program, including the program changes set forth below. We are committed to continued engagement between shareholders and the Company to fully understand and consider shareholders’ input and concerns.

Compensation Program Changes and Highlights

The compensation committee took several key actions effective in 2013 consistent with the Company’s compensation philosophy and strong commitment to pay-for-performance and corporate governance.

Modification of Peer Group. During our dialogue with shareholders, some shareholders provided feedback on the inclusion of several peers that were previously included in our Company-selected peer group. As part of our commitment to aligning pay with performance, and in connection with shareholder feedback received, the following changes were made to the Peer Group, effective in 2013:

•	Removed from Peer Group: Baker Hughes Inc., Halliburton Company, Nabors Industries Ltd., Schlumberger Ltd. and Seadrill Limited.

•	Added to Peer Group: Cameron International Corp, Helmerich & Payne, Inc., Oil States International, Inc., Patterson-UTI Energy, Inc. and Superior Energy Services, Inc.

These changes resulted from feedback received from shareholders and a thorough review of the 2012 Peer Group, with a focus on size as measured by revenue and market capitalization, scope and type of operations, sources for executive talent, best pay practices and availability of pay data. As of December 31, 2013, we rank at the 43rd percentile and 57th percentile of the 2013 Peer Group based on revenues and market capitalization, respectively. For more information on our peer groups, see “Peer Groups and Benchmarking” below.

Changes to 2013 Short Term Incentive Plan (“STIP”). In response to feedback we received from shareholders, we amended our STIP effective in 2013, with the principal changes as follows:

•	the discretionary bonus was eliminated, and all amounts paid under the STIP are now performance-based;

•	the aggregate funding of the STIP is determined based on EBITDA performance relative to target; and

•	individual payouts are performance based, based on EBITDA and safety, achievement of specific company, team and individual objectives, and key accomplishments.

For a detailed discussion of our STIP, see “Short Term Incentive Plan” below.

Changes to Long-Term Incentive Plan (“LTIP”). Several shareholders also commented on the structure of our LTIP. Beginning with awards granted in 2013, our equity awards under our LTIP were revised as follows:

•	stock option awards were eliminated; and

•	the portion of PVRSU’s for senior executives was increased to comprise 50% of the equity award, and the remaining 50% was in the form of time-vested restricted stock units (“time-vested RSU’s”).

In early 2014, our LTIP was amended to explicitly prohibit repricing and cash buyouts of stock options and stock appreciation rights. Prior to this change, our 1992 Plan, which governs awards to non-executive directors, was silent on such actions, and our 1991 Plan, which governs awards to employees, including our named executive officers, was silent on cash buyouts of stock options and stock appreciation rights. Even prior to such amendments, the Company did not reprice stock options or buy options out for cash.

Share Ownership Policy. In early 2014, we adopted a share ownership policy that includes minimum share ownership requirements for all of our directors and officers, including the named executive officers. The share ownership policy prohibits sales of Company shares unless such ownership requirements are satisfied. For more information, see “Share Ownership Policy” below.

The compensation committee reviewed and considered shareholder feedback regarding whether TSR or financial performance metrics were most appropriate for performance awards, as shareholders expressed differing opinions on this matter. Ultimately, the committee determined that TSR was, at this time, the appropriate performance measure for the long-term compensation component of the program. The committee will continue to review performance metrics for future awards. For a detailed discussion of our LTIP, see “Long-Term Incentives” below.

Other Program Highlights. In addition to the changes outlined above, as part of our commitment to corporate governance and a compensation program that aligns pay and performance, our compensation program includes the following features:

•	the majority of potential compensation for our named executive officers is performance-based and/or tied to the price of the Company’s shares;

•	50% of equity awards to our named executive officers are performance-based, in the form of PVRSU’s; and

•	beginning in 2012, the change-in-control excise tax payment was eliminated for all future executive officers.

When used in this Compensation Discussion and Analysis section, the term “named executive officers” means those persons listed in the Summary Compensation Table set forth on page 33.

Details of Our Compensation Program

Compensation Philosophy

Our executive compensation program reflects the Company’s philosophy that executive compensation should be structured so as to closely align each executive’s interests with the interests of our shareholders, emphasizing equity-based incentives and performance-based pay. The primary objectives of the Company’s compensation program are to:

•	motivate our executives to achieve key operating, safety and financial performance goals that enhance long-term shareholder value;

•	reward performance in achieving targets without subjecting the Company to excessive or unnecessary risk; and

•

establish and maintain a competitive executive compensation program that enables the Company to attract, motivate and retain experienced and highly capable executives who will contribute to the long-term success of the Company.

Consistent with this philosophy, we seek to provide a total compensation package for the named executive officers that is competitive with those of the companies in the Peer Group for a given year. A substantial portion of total compensation is subject to Company, individual and share price performance and is at risk of forfeiture.

In designing these compensation packages, the compensation committee annually reviews each compensation component and compares its use and level to various internal and external performance standards and market reference points.

Our compensation program for our named executive officers consists of the following components:

•	Base pay. This fixed cash component of compensation is generally used to attract and retain executives, with target salary levels set to be competitive with our Peer Group.

•

Annual incentive compensation. This performance-based component of compensation is funded based on EBITDA performance relative to target and paid as an annual cash bonus pursuant to the STIP. The STIP encourages and rewards achievement of annual financial, safety and operating goals, as well as achievement of company, team and individual objectives.

•	Equity awards under our LTIP. Equity awards under our long-term incentive plan currently consist of the following:

•	Performance-based awards. This component of compensation consists of PVRSU’s, based upon the Company’s cumulative total shareholder return relative to our Peer Group over a three-year period.

•

Time-vested awards. This component of compensation, consisting of time-vested restricted stock unit awards, facilitates retention, aligns executives’ interest with the interests of our shareholders and allows executives to become stakeholders in the Company.

•	Other benefits. The retirement and other benefits are described below.

Board Process and Independent Review of Compensation Program

The compensation committee of our Board is responsible for determining the compensation of our directors and executive officers and for establishing, implementing and monitoring adherence to our executive compensation philosophy. The compensation committee provides oversight on behalf of our Board in reviewing and administering the compensation programs, benefits, incentive and equity-based compensation plans. The compensation committee operates independently of management and receives compensation advice and data from outside independent advisors.

The compensation committee charter authorizes the committee to retain and terminate, as the committee deems necessary, independent advisors to provide advice and evaluation of the compensation of directors or executive officers, or other matters relating to compensation, benefits, incentive and equity-based compensation plans and corporate performance. The compensation committee is further authorized to approve the fees and retention terms of any independent advisor that it retains. The compensation committee has engaged Mercer (US) Inc., an independent consulting firm, (“Mercer”) to serve as the committee’s compensation consultant. In 2013, we paid Mercer and its affiliates approximately $334,000 in aggregate fees for determining or recommending the amount or form of executive and director compensation and approximately $644,000 in aggregate fees for additional services, including salary surveys and actuarial services, a significant portion of which related to our proposed transaction to spin-off certain standard specification assets. The decision to engage Mercer to provide such other services was made by management.

The compensation consultant reports to and acts at the direction of the compensation committee and is independent of management, provides comparative market data regarding executive and director compensation to assist in establishing reference points for the principal components of compensation and provides information regarding compensation trends in the general marketplace, compensation practices of the Peer Group described below, and regulatory and compliance developments. The compensation consultant regularly participates in the meetings of the compensation committee and meets privately with the committee at each committee meeting.

In determining compensation for our CEO, the compensation committee evaluates and assesses his performance related to leadership, financial and operating results, board relations, achievement of team and individual objectives and other considerations. The compensation consultant provides market information and perspectives on market-based adjustments, which are included in the committee’s decision making process. The compensation committee may incorporate these considerations, as well as compensation market information, into its adjustment decisions.

In determining compensation for executive officers other than our CEO, our CEO works with the compensation consultant and our Executive Vice President to review compensation market information and prior compensation decisions and to recommend compensation adjustments to the compensation committee. Our CEO and Executive Vice President may attend compensation committee meetings at the request of the committee, except when the compensation of such individuals is being discussed. The compensation committee reviews and approves all compensation for the named executive officers.

Frequency of Shareholder Advisory Votes

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and in accordance with the requirements of SEC rules, at the 2013 annual general meeting, our shareholders approved, in an advisory vote, the compensation of our named executive officers, with 94% of votes cast being in favor of the proposal. At the 2011 annual general meeting, our shareholders voted, in an advisory vote, to hold an annual advisory vote on the compensation of our named executive officers. After considering the results of the shareholder advisory vote and other factors, our Board determined that the Company will hold an annual advisory vote on the compensation of our named executive officers until (a) the next required vote on the frequency of shareholder votes on the compensation of our named executive officers or (b) the Board otherwise determines that a different frequency for such advisory votes is in the best interests of our shareholders.

Peer Groups and Benchmarking

We compete for talent with employers across many different sectors around the world, but our primary competitive market consists of offshore drilling companies and oilfield service companies. In making compensation decisions for our named executive officers, each element of their total direct compensation is compared against published compensation data and data provided by the compensation consultant. Data from peer groups play an important role in the process used by the compensation committee to determine the design, components and award levels in our executive pay program. The compensation committee conducts a review of the compensation program on an annual basis to ensure that our compensation program works as designed and intended and in light of current market conditions. The following peer groups have been used or are currently being used by the Company for the purposes indicated below:

	Composition	Uses
2013 Peer Group

Atwood Oceanics, Inc.

Cameron International Corp*

Diamond Offshore Drilling, Inc.

Ensco plc.

FMC Technologies Inc.

Helmerich & Payne, Inc.*

National Oilwell Varco, Inc.

Oceaneering International, Inc.

Oil States International, Inc.*

Patterson-UTI Energy, Inc.*

Rowan Companies, Inc.

Superior Energy Services, Inc.*

Transocean Ltd.

Weatherford International Ltd.

*added in 2013 as described below

- Benchmark for comparing each component of compensation program in 2013 and 2014 - PVRSU performance achievement for awards made in 2013 and 2014

	Composition	Uses
2012 Peer Group

Atwood Oceanics, Inc.

Baker Hughes Inc.**

Diamond Offshore Drilling, Inc.

Ensco plc.

FMC Technologies Inc.

Halliburton Company**

Nabors Industries Ltd.**

National Oilwell Varco, Inc.

Oceaneering International, Inc.

Rowan Companies, Inc.

Schlumberger Ltd.**

Seadrill Limited**

Transocean Ltd.

Weatherford International Ltd.

**removed in 2013 as described below

- Benchmark for comparing each component of compensation program in 2012 - PVRSU performance achievement for awards made prior to 2013

Driller Group	Atwood Oceanics Inc. Diamond Offshore Drilling, Inc. ENSCO plc. Nabors Industries Ltd. Rowan Companies, Inc. Transocean, Ltd.

-        Performance bonus portion of the STIP through 2012, where certain performance measures, such as safety and cash operating margin, are more appropriately evaluated against drilling companies

-        PVRSU measurement for awards granted prior to 2010

References to the “Peer Group” mean the 2013 Peer Group or 2012 Peer Group, as the context requires.

The compensation committee conducted an extensive review of the 2012 Peer Group and made the following changes to define the 2013 Peer Group, effective in 2013. The following companies were removed from the Peer Group: Baker Hughes Inc., Halliburton Company, Nabors Industries Ltd., Schlumberger Ltd. and Seadrill Limited. The following companies were added to the Peer Group: Cameron International Corp, Helmerich & Payne, Inc., Oil States International, Inc., Patterson-UTI Energy, Inc. and Superior Energy Services, Inc. These changes resulted from feedback received from shareholders and a thorough review of the 2012 Peer Group, with a focus on size as measured by revenue and market capitalization, scope and type of operations, sources for executive talent, best pay practices and availability of pay data. We believe that the 2013 Peer Group best reflects the group of companies with which we most closely compete operationally and for executive talent. As of December 31, 2013, we rank at the 43rd percentile and 57th percentile of the 2013 Peer Group based on revenues and market capitalization, respectively.

For performance-based restricted stock granted prior to 2010, we measure achievement of performance goals against the metrics in effect when those awards were made. For more details, see “How Amounts for Compensation Components are Determined – Long-Term Incentives.”

The compensation committee benchmarks compensation of the named executive officers to the compensation of individuals in like positions in the companies included in the Peer Group. The compensation committee does not benchmark executive compensation to specific levels or percentiles of the Peer Group, but instead endeavors to be competitive with the Peer Group with respect to the various components and the aggregate level of compensation of officers in comparable positions. The compensation committee believes that this approach gives the committee the flexibility to respond to individual circumstances and offer competitive compensation packages to our executives.

How Amounts for Compensation Components are Determined

Base Salary. Base salary levels of the named executive officers were determined based on a combination of factors, including our compensation philosophy, market compensation data, competition for key executive talent, the named executive officer’s experience, leadership, prior contribution to the Company’s success, the Company’s overall annual budget for merit increases and the named executive officer’s individual performance in the prior year. The compensation committee conducts an annual review of the base salaries of named executive officers by taking into account these factors. In February 2013, the compensation committee reviewed base salaries for the named executive officers as part of the committee’s regularly scheduled review of salaries, and determined to adjust base salaries at that time for our named executive officers. Base salaries for 2013 for our named executive officers were as follows: Mr. Williams – $1,050,000; Ms. Robertson – $575,000; Mr. MacLennan – $440,000; Mr. Hunt – $435,000; and Mr. Wolford – $400,000. For the named executive officers serving the Company at December 31, 2013, base salary for 2013 averaged at the 45th percentile of the market of like positions within the 2013 Peer Group.

In February 2014, the compensation committee reviewed base salaries for the named executive officers as part of the committee’s regularly scheduled review of salaries and determined base salaries at that time for our named executive officers. The decision was based on Company performance in 2013 and the evaluation of market data. As a result, base salaries for 2014 for our named executive officers are as follows: Mr. Williams – $1,050,000; Ms. Robertson – $595,000; Mr. MacLennan – $475,000; and Mr. Wolford – $425,000. Mr. Hunt retired from the Company effective March 4, 2014.

Short-Term Incentive Plan. The STIP gives participants, including the named executive officers, the opportunity to earn annual cash bonuses in relation to specified target award levels defined as a percentage of their base salaries. Plan award sizes were developed considering market data and internal equity. For each of the named executive officers, the combination of base salary plus target award averaged at the 45th percentile of the market of like positions within the 2013 Peer Group.

The success of the Company is tied to the achievement of key performance goals that include annual company and business unit financial and operating objectives, as well as individual and team performance. In addition, our business requires the successful ongoing planning and execution of a complex capital expansion program to meet the needs of our customers, and the successful management and execution of strategic initiatives.

In late 2012, the compensation committee reviewed and amended the STIP, effective for the 2013 plan year. The changes to the STIP are summarized as follows:

•	the discretionary bonus was eliminated, and all amounts paid under the STIP are now performance-based;

•	the aggregate funding of the STIP is determined based on EBITDA performance relative to target;

•	individual payouts are performance based and based on EBITDA and safety, and achievement of specific company, team and individual objectives; and

•	the potential upside adjustments for performance relative to drilling peers were eliminated, and largely duplicative division goals were eliminated for corporate employees.

The material provisions of the 2013 STIP are as follows:

Purpose	To tie annual cash bonuses directly to specific annual financial and operating goals, accomplishment of team and individual objectives, and other key accomplishments

Plan funding	The aggregate funding of the 2013 STIP is determined based on EBITDA performance relative to target

Target awards	For our named executive officers, 65 percent of base salary to 100 percent of base salary, with the latter target award set only for our CEO. For 2014, 65 percent of base salary to 110 percent of base salary, with the latter target award set only for our CEO.

Potential range of awards	For our named executive officers, zero to 200 percent of base salary for our CEO and from zero to 130 percent of base salary for the named executive officer with the lowest target award. For 2014, zero to 220 percent of base salary for our CEO and from zero to 130 percent of base salary for the named executive officer with the lowest target award.

Components	(1) Performance (EBITDA and safety results) (50%) and (2) Achievement of Goals (50%)

Performance Component. The Performance Component comprises 50% of the total target STIP award and is calculated by measuring actual performance against the performance goals set annually by the compensation committee. The weighted percentage of corporate goal achievement of 145 percent corresponds to an applicable multiplier under the STIP of 1.45, which resulted in a calculated performance bonus for the named executive officers equal to 1.45 times their target performance bonus.

While individual Performance Components are calculated based on EBITDA and safety, the overall funding of the 2013 STIP is based solely on EBITDA performance relative to target, plus up to a 20% additional amount to be determined by the Committee. Based on EBITDA performance, the STIP funded at 115% of target funding. The Committee included a portion, but not all, of the additional amount permitted under the STIP to fund the STIP at 132% of target funding. As a result of this performance-based STIP funding mechanism, the maximum performance bonus for our named executive officers was reduced from the calculated amount of 145% of target to the funded amount of 132% of target.

The calculation of the Performance Component for corporate personnel, including the named executive officers, is set forth in the following table.

Components of Performance Bonus	How Determined	Weighting (A)	2013 Results	Adjustment Factor (B)	Component Payout (A)*(B)
EBITDA	EBITDA relative to target	0.65	Actual EBITDA of $2.007 billion was 102.3% of the EBITDA target of $1.962 billion	1.15	0.75

Safety results	Lost time incident rate (LTIR) versus International Association of Drilling Contractors (IADC) average	0.35	LTIR of 0.05 compared to IADC average of 0.17	2.00	0.70
				Goal Achievement	1.45
				Performance Component (as funded)	1.32

The performance bonuses for the 2013 plan year paid to the named executive officers who were eligible to receive a STIP award are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Achievement of Goals Component. Fifty percent (50%) of the total target STIP award is based on the achievement of specific individual, team and company goals (the “Goals Component”). The compensation committee approved specific goals relating to our financial results, newbuild program, strategic initiatives, operational performance and safety results to be considered for our CEO when determining the Goals Component of his STIP. The compensation committee reviewed these objectives in light of his and the company’s overall performance during 2013 and awarded Mr. Williams an aggregate bonus under the STIP, consisting of the Performance Component and Goals Component, of $1,500,000. The compensation committee also reviewed the Goals Component of the other named executive officers in light of his or her and the Company’s 2013 performance. The Goals Component of the STIP for the 2013 plan year paid to the named executive officers is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

For the 2013 plan year, the compensation committee approved total STIP payouts applicable to the other named executive officers. The total STIP payout for our Chief Executive Officer was recommended by the compensation committee for approval by the full Board.

Long-Term Incentives. We think it is important to reward executive officers and key employees who experienced superior performance in their current position, as well as the likelihood of high-level performance in the future, with equity compensation, in keeping with our overall compensation philosophy to align executives’ and employees’ interests with the interests of our shareholders. The amount of long-term incentive compensation is determined annually based on the analysis of competitive data. The table below sets forth the components of the 2012, 2013 and 2014 awards:

Year	PVRSU’s	Time- vested RSU’s	Stock Options
2012	40%	40%	20%
2013	50%	50%	N/A
2014	50%	50%	N/A

PVRSU’s. PVRSU’s vest based on the achievement of specified corporate performance criteria over a three-year performance cycle (currently cumulative TSR). The number of PVRSU’s awarded to a participant equals the number of units that would vest if the maximum level of performance for a given performance cycle is achieved. The number of such units that vests is determined after the end of the applicable performance period. Any PVRSU’s that do not vest are forfeited. Upon satisfaction of the performance criteria and vesting, PVRSU’s convert into unrestricted shares. Holders of PVRSU’s are entitled to receive dividend equivalents. The market price of our shares at the time of award, the difficulty in achieving the performance targets and the accounting valuation of the award are used to calculate the number of PVRSU’s awarded.

In setting the target number of PVRSU’s, the compensation committee takes into consideration market data, the award’s impact on total compensation, the performance of the executive during the last completed year, and the potential for further contributions by the executive in the future.

The compensation committee approved the target award levels in the tables below because it believes that if the Company performs at or above the 51st percentile relative to the companies in the Peer Group, compensation levels should be commensurate with this performance. If the Company performs below this level, our compensation levels should be lower than the 50th percentile. The maximum number of PVRSU’s that can be awarded is 200% of the target award level.

To determine the number of PVRSU’s that will vest, the percentile ranking of TSR for our shares is computed relative to the companies in the Peer Group at the end of the performance cycle. Then, the Peer Group percentile ranking is cross-referenced in the table below to determine the percentage of PVRSU’s that will vest. The performance thresholds in the below table are applicable for the 2011-2013 performance cycle (vested in early 2014), the 2012-2014 performance cycle (vests in early 2015), the 2013-2015 performance cycle (vests in early 2016) and the 2014-2016 performance cycle (vests in early 2017).

TSR Relative to the Peer Group	Percentage of Maximum PVRSU’s Vesting (1)
90%ile and greater (maximum)	100%
75%ile (above target)	75%
51%ile (target)	50%
25%ile (threshold)	25%
Below 25%ile (below threshold)	0%

(1)	Values between those listed are interpolated on a linear basis. Each percentage represents a percentage of the total number of restricted stock units awarded for the maximum level of performance for the performance cycle.

In the past three years, our named executive officers have forfeited a substantial portion of performance-based restricted shares and units. The following table describes performance-vested restricted shares and units that have recently vested and been forfeited in the years below. The performance awards for these cycles were measured against the performance thresholds in place at the time the awards were granted.

Performance Cycle	Vesting Date	Performance Measure	Percent Vested	Percent Forfeited
2009-2011	February 2012	TSR relative to (1) Dow Jones U.S. Oil Equipment & Services Index and (2) Driller Group (substituting Helmerich & Payne, Inc. for Atwood Oceanics Inc.)	21.35%	78.65%

2010-2012	February 2013	TSR relative to 2012 Peer Group (as comprised at YE 2012)	0%	100%

2011-2013	February 2014	TSR relative to 2012 Peer Group (as comprised at YE 2012)	45.34%	54.66%

Time-Vested RSU’s. Time-vested RSU’s vest one-third per year over three years commencing one year from the award date. Upon vesting, these units convert automatically into unrestricted shares. Holders of time-vested RSU’s are entitled to receive dividend equivalents on the restricted stock units. Our compensation committee believes that time-vested RSU’s remain an important element of compensation as they promote retention, reward individual and team achievement and align executives with the interests of shareholders.

Stock Options. Nonqualified stock options granted prior to 2013 vest one-third per year over three years commencing one year from the grant date and expire 10 years after the grant date. All options granted have an exercise price equal to the grant date fair market value of our shares, and the number of options granted is based on the Black-Scholes option pricing model. In considering feedback from shareholders, and with a goal of balancing the need to have a performance-based program while considering the need for retention in our highly competitive sector, the compensation committee determined that an equal balance of PVRSU’s and time-vested RSU’s was appropriate. Beginning in 2013, stock options are no longer granted.

The total value of long-term incentive awards is developed considering our objectives for this component of total compensation relative to the pay of the companies in the Peer Group and is set to be competitive with the Peer Group. Our CEO recommends for consideration and approval by the compensation committee the total value of awards for all positions other than his own. The compensation committee determines the total award value of awards for our CEO and, based in part on the CEO’s recommendations, the other positions.

Awards granted under the 1991 Plan that have not vested may be subject to accelerated vesting upon the occurrence of certain events. The vesting of awards are subject to acceleration upon the death, Disability or Retirement of the employee or a Change in Control of the Company (as set forth, and as such terms are defined, in the 1991 Plan, the grant agreements relating to such awards or the change of control employment agreements).

Retirement and Other Benefits

We offer retirement programs that are intended to supplement the personal savings and social security for covered officers and other employees. The programs include the Noble Drilling Corporation 401(k) Savings Plan, the Noble Drilling Corporation 401(k) Savings Restoration Plan, the Noble Drilling Corporation Salaried Employees’ Retirement Plan, the Noble Drilling Corporation Retirement Restoration Plan, and the Noble Drilling Corporation Profit Sharing Plan. The Company believes that these retirement programs assist the Company in maintaining a competitive position in attracting and retaining officers and other employees. A description of these plans, including eligibility and limits, is set forth in the following table.

Plan	Description and Eligibility	Benefits and Vesting
401(k) Savings Plan	Qualified plan that enables qualified employees, including the named executive officers, to save for retirement through a tax-advantaged combination of employee and Company contributions.	Matched at the rate of $0.70 to $1.00 per $1.00 (up to 6% of base pay) depending on years of service. Fully vested after three years of service or upon retirement, death or disability.

401(k) Savings Restoration Plan	Unfunded, nonqualified employee benefit plans under which highly compensated employees may defer compensation in excess of 401(k) plan limits.	Matching and vesting provisions mirror 401(k) Savings Plan to the extent an employee is prohibited from participating in the 401(k) Savings Plan

Profit Sharing Plan	Qualified defined contribution plan. Availably to employees hired after August 1, 2004 who do not participates in the Salaried Employees’ Retirement Plan.	Company made annual discretionary contribution of 3.0% of base pay for 2013. Fully vested after three years of service or upon retirement, death or disability.

Retirement Plan and Retirement Restoration Plan	Qualified defined benefit pension plan. Availably to participants originally hired on or before July 31, 2004.	Benefits are determined by years of service and average monthly compensation. Eligible compensation in excess of IRS annual compensation limit for a given year is considered in the Retirement Restoration Plan.

For additional information regarding these plans, please see the description following the tables captioned “Nonqualified Deferred Compensation” and “Pension Benefits.”

Other Benefits. The Company provides named executive officers with perquisites and other personal benefits that the Company and the compensation committee believe are reasonable and consistent with its overall compensation program. Attributed costs of perquisites for the named executive officers for the year ended December 31, 2013 are included in the All Other Compensation column of the Summary Compensation Table.

The Company provides healthcare, life and disability insurance, and other employee benefit programs to its employees, including its named executive officers, which the Company believes assists in maintaining a competitive position in terms of attracting and retaining officers and other employees. These employee benefits plans are provided on a non-discriminatory basis to all employees.

Expatriate Benefits for Employees in the United Kingdom

In connection with the Company’s change in place of incorporation from Switzerland to the United Kingdom in 2013, Mr. Williams, Ms. Robertson and Mr. MacLennan were relocated from Geneva, Switzerland to London, England and received certain relocation benefits. These relocation benefits were benchmarked against our peers and we believe are customary for expatriates in this market and appropriate and necessary to maintain our management team, including the named executive officers. We provided similar relocation benefits to our other expatriate employees, including non-executive employees, who relocated to Geneva, and subsequently, to London. The relocation package includes (i) a lump sum relocation allowance of one month’s base salary; (ii) temporary housing for up to six months; and (iii) standard outbound services, including “house hunting” trips and shipment of personal effects.

All of the named executive officers located in our Geneva office (prior to our 2013 change in place of incorporation) and in our London office (following our 2013 change in place of incorporation) receive the following expatriate benefits:

•	a housing allowance of between CHF 16,150 and CHF 19,475 per month (between GBP 15,600 and GBP 18,525 per month);

•	a car allowance of CHF 1,500 per month (GBP 1,140);

•	a foreign service premium of 16 percent of base pay;

•	a resident area allowance of ten percent of base pay;

•	reimbursement or payment of school fees for eligible dependents to age 19, or through high school equivalency; and

•	an annual home leave allowance equivalent to an advance purchase business class round-trip ticket for the employee, spouse and eligible dependents back to their point of origin.

The housing and car allowances, foreign service premium and resident area premium are provided for five years from the date of such individual’s most recent relocation. We also provide tax equalization for the employees, including the named executive officers, for five years so that their overall tax liability will be equal to their “stay at home” U.S. tax liability with respect to their base salary, annual bonus, foreign service premium, resident area allowance and incentive plan awards.

Share Ownership Policy

In early 2014, we adopted a share ownership policy that includes minimum share ownership requirements for all of our directors and officers, including the named executive officers. The share ownership policy prohibits sales of Company shares unless such ownership requirements are satisfied. The Company’s share ownership guidelines for our executives are set forth below.

Position	Minimum Ownership (Multiple of Base Salary)
Chief Executive Officer	5.0 times
Executive Vice President and Senior Vice Presidents	4.0 times

The Company’s share ownership policy for our outside directors is six times their annual retainer, or $300,000.

Securities Trading Policy

The Company’s Policy on Trading in Company stock prohibits hedging or short sale transactions or buy or sell puts or calls involving Company securities, and prohibits purchases of Company securities on margin.

Determination of Timing of Equity-Based Awards

The Company’s practice has been to award restricted shares or restricted stock units to new executives contemporaneously with their hire date and annually to current executives at regularly-scheduled meetings of the compensation committee following the public release of the immediately preceding quarter’s financial results and any other material nonpublic information.

Change of Control Arrangements

Certain of the named executive officers serving at December 31, 2013 are parties to change of control employment agreements which we have offered to certain senior executives since 1998. These agreements become effective only upon a change of control (within the meaning set forth in the agreement). If a defined change of control occurs and the employment of the named executive officer is terminated either by us (for reasons other than death, disability or cause) or by the officer (for good reason or upon the officer’s determination to leave without any reason during the 30-day period immediately following the first anniversary of the change of control), which requirements can be referred to as a “double trigger”, the executive officer will receive payments and benefits set forth in the agreement. The terms of the agreements are summarized in this proxy statement under the caption “Potential Payments on Termination or Change of Control—Change of Control Employment Agreements.” We believe a “double trigger” requirement, rather than a “single trigger” requirement (which would be satisfied simply if a change of control occurs), increases shareholder value because it prevents an immediate unintended windfall to the named executive officers in the event of a friendly (non-hostile) change of control.

In October 2011, the Board of Directors approved a new form of change of control employment agreement for executive officers. The terms of the new form of employment agreement are substantially the same as the prior agreements described below, except the new form only provides benefits in the event of certain terminations by us for reasons other than death, disability or “cause” or by the officer for “good reason” and does not provide for an Excise Tax Payment. Mr. MacLennan is party to a change of control employment agreement in the form approved in October 2011. In February 2012, the Board of Directors approved further changes to the form of change of control agreement and the 1991 Plan to revise the definition of change in control such that the percentage of our shares that must be acquired by an individual, entity or group to trigger a change in control was increased from 15% to 25%. Mr. Wolford is party to this new form of employment agreement.

Also in October 2011, the compensation committee approved new forms of equity award agreements for executive officers under the 1991 Plan such that the definition of change of control in these agreements would be consistent with the definition of change of control in the award agreements for all employees.

Impact of Accounting and Tax Treatments of Compensation

In recent years the compensation committee has increased the proportion of annual long-term incentive compensation to our named executive officers represented in the form of restricted shares or restricted stock units as compared to nonqualified stock options. This compensation committee action reflects, among other things, the changes in accounting standards modifying the accounting treatment of nonqualified stock options. The compensation committee intends to continually monitor these issues regarding tax and accounting regulations, overall effectiveness of the programs and best practices.

The compensation committee intends to retain flexibility to design compensation programs, even where compensation payable under such programs may not be fully deductible, if such programs effectively recognize a full range of criteria important to the Company’s success and result in a gain to the Company that would outweigh the limited negative tax effect.

Conclusion

We believe our compensation program’s components and levels are appropriate for our industry and provide a direct link to enhancing shareholder value and advancing the core principles of our compensation philosophy and objectives to ensure the long-term success of the Company. We will continue to monitor current trends and issues in our industry, as well as the effectiveness of our program with respect to our named executive officers, to properly consider whether to modify our program where and when appropriate.

The following compensation committee report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules, except for the required disclosure herein or in the Annual Report on Form 10-K for the year ended December 31, 2013, or to the liabilities of Section 18 of the Exchange Act, and such information shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act.

COMPENSATION COMMITTEE REPORT

To the Shareholders of Noble Corporation plc:

The compensation committee of the Board has reviewed and discussed with management of the Company the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Michael A. Cawley, Chair

Julie H. Edwards

Gordon T. Hall

Jon A. Marshall

The following table sets forth the compensation of the person who served as our Chief Executive Officer during 2013, the persons who served as our principal financial officer during 2013, and the other executive officers of the Company who we have determined are our named executive officers for 2013 pursuant to the applicable rules of the SEC (collectively, the “named executive officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (1)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (3)	All Other Compensation (4)		Total
David W. Williams	2013	$1,045,833	$—	$7,258,735	$—	$1,500,000	$139,106	$1,840,708	(5)	$11,784,382
Chairman, President and	2012	$1,000,000	$125,000	$5,149,791	$1,197,540	$375,000	$781,341	$1,655,449	(5)	$10,284,121
Chief Executive Officer	2011	$1,000,000	$300,000	$4,785,892	$1,195,471	$250,000	$470,598	$1,736,781	(5)	$9,738,742

Julie J. Robertson	2013	$571,667	$—	$2,568,495	$—	$650,000	$-229,860	$1,190,135	(6)	$4,750,437
Executive Vice President and Corporate Secretary	2012	$531,667	$82,250	$1,974,074	$459,065	$160,500	$995,128	$1,059,256	(6)	$5,261,940
	2011	$495,000	$121,000	$1,834,579	$458,264	$99,000	$817,611	$1,080,066	(6)	$4,905,520

James A. MacLennan	2013	$434,583	$—	$1,898,461	$—	$420,000	$59,324	$1,258,510	(7)	$4,070,878
Senior Vice President and Chief Financial Officer (7)	2012	$366,667	$43,621	$2,692,784	$778,530	$82,757	$44,643	$1,220,306	(7)	$5,229,308

Roger B. Hunt(8)	2013	$433,750	$—	$1,563,444	$—	$425,000	$—	$668,670	(9)	$3,090,864
Senior Vice President – Marketing and Contracts	2012	$417,167	$57,375	$1,201,603	$279,424	$110,250	—	$819,826	(9)	$2,885,645
	2011	$386,000	$82,450	$1,276,246	$318,793	$67,550	—	$665,437	(9)	$2,796,476

Bernie G. Wolford	2013	$395,833	$—	$1,898,461	$—	$375,000	$113,666	$539,650	(10)	$3,322,610
Senior Vice President – Operations

(1)	The Discretionary Bonuses awarded under the applicable STIP are disclosed in the Bonus column. The cash Performance Bonuses awarded under the STIP are disclosed in the Non-Equity Incentive Plan Compensation column.

(2)	Represents the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. A description of the assumptions made in our valuation of restricted shares and stock option awards is set forth in Note 7 to our audited consolidated financial statements in the 2013 Form 10-K. The maximum value of the performance-based restricted stock awards, calculated as the maximum number of shares that may be issued multiplied by the market price of the shares on the grant date is as follows: Mr. Williams – $6,581,804; Ms. Robertson – $2,328,964; Mr. MacLennan – $1,721,415; Mr. Hunt – $1,417,641; and Mr. Wolford – $1,721,415.

(3)	The amounts in this column represent the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under the Noble Drilling Corporation Salaried Employees’ Retirement Plan and the Noble Drilling Corporation Retirement Restoration Plan for the year. Does not include any amounts that are above-market or preferential earnings on deferred compensation.

(4)	The amount in All Other Compensation includes foreign service employment benefits paid in connection with the relocation of each named executive officer to our principal executive offices in London, England as follows:

	Year	Relocation Allowance	Housing /Auto Allowance*	Foreign Service Premium	Resident Area Allowance	Reimbursement of School Fees*	Moving Expenses	Foreign Tax Payment*
David W. Williams	2013	$87,500	$296,841	$167,333	$95,833	$—	$50,002	$657,610
	2012	—	$270,199	$160,004	$91,671	—	—	$820,079
	2011	—	$289,765	$160,008	$82,500	—	—	$837,372

Julie J. Robertson	2013	$47,917	$270,038	$91,467	$52,375	$—	$22,378	$505,215
	2012	—	$251,842	$85,070	$48,708	—	—	$538,981
	2011	—	$270,079	$79,200	$40,832	—	—	$537,777

James A. MacLennan	2013	$36,667	$250,714	$69,533	$40,333	$—	$48,709	$680,142
	2012	$43,720	$227,366	$58,667	$36,673	—	$159,633	$448,555

Roger B. Hunt	2013	$—	$116,707	$40,400	$21,625	$6,084	$40,698	$314,023
	2012	—	$235,967	$66,746	$38,216	$31,832	—	$350,535
	2011	—	$243,831	$61,752	$31,856	$16,597	—	$229,318

Bernie G. Wolford	2013	$—	$106,075	$34,000	$19,583	$6,584	$10,628	$260,208

*

Under the tax equalization policy, the executive is responsible for funding the theoretical U.S. tax liability, which is effected through regular payroll deductions we generally refer to as “Hypothetical Tax Deductions.” Hypothetical Tax Deductions are based on an estimate of the executive’s anticipated U.S. theoretical tax liability. When an executive’s actual U.S. tax return is prepared, the corresponding tax equalization calculation reconciles the amount of Hypothetical Tax Deductions withheld during the year to the executive’s final theoretical U.S. liability. If the Hypothetical Tax Deductions are not sufficient to satisfy the tax liability, any difference is paid by the executive to the Company. Any Hypothetical Tax Deductions in excess of the actual tax liability are refunded to the executive. Foreign Tax Payments above represent actual U.K. and Swiss taxes remitted, less the executive’s Hypothetical Tax Deductions for such year.

(5)	In addition to the foreign service employment benefits described above, the amount in All Other Compensation includes Company contributions to the Noble Drilling Corporation 401(k) Savings Plan, dividends and returns of capital paid by the Company on restricted stock units ($442,768 for 2013, $285,563 for 2012 and $344,653 for 2011), an annual home leave allowance, and premiums paid by the Company for life, AD&D and business travel and accident insurance and for tax preparation services.

(6)	In addition to the foreign service employment benefits described above, the amount in All Other Compensation includes Company contributions to the Noble Drilling Corporation 401(k) Savings Plan, dividends and returns of capital paid by the Company on restricted stock units ($164,386 for 2013, $103,322 for 2012 and $124,818 for 2011), an annual home leave allowance, and premiums paid by the Company for life, AD&D and business travel and accident insurance and for tax preparation services.

(7)	Mr. MacLennan was appointed Senior Vice President, Chief Financial Officer and Controller effective January 9, 2012. In addition to the foreign service employment benefits described above, the amount in All Other Compensation includes Company contributions to the Noble Drilling Corporation 401(k) Savings and the Noble Drilling Corporation Retirement Restoration Plan during 2013, dividends and returns of capital paid by the Company on restricted stock units ($104,210 for 2013 and $52,138 for 2012), a sign-on bonus ($175,000 for 2012), an annual home leave allowance, and premiums paid by the Company for life and AD&D and for tax preparation services.

(8)	Mr. Hunt retired from the Company effective March 4, 2014.

(9)	In addition to the foreign service employment benefits described above, the amount in All Other Compensation includes Company contributions to the Noble Drilling Corporation 401(k) Savings Plan, a contribution to the Profit Sharing Plan, dividends and returns of capital paid by the Company on restricted stock units ($104,214 for 2013, $67,090 for 2012, and $54,982 for 2011), an annual home leave allowance, and premiums paid by the Company for life, AD&D and business travel and accident insurance and for tax preparation services.

(10)	The amount in All Other Compensation includes Company contributions to the Noble Drilling Corporation 401(k) Savings Plan, dividends and returns of capital paid by the Company on restricted stock units ($79,050), an annual home leave allowance, and premiums paid by the Company for life, AD&D and business travel and accident insurance and for tax preparation services.

The following table sets forth certain information about grants of plan-based awards during the year ended December 31, 2013 to each of the named executive officers.

GRANTS OF PLAN–BASED AWARDS

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards (5)
		Thresh- old ($)	Target ($)	Maximum ($)	Thresh- old (#)	Target (#)	Maximum (#)
David W. Williams	February 1, 2013	$525,000	$1,050,000	$2,100,000	39,726	79,452	158,904	79,452	—	—	$7,258,735

Julie J. Robertson	February 1, 2013	$230,000	$460,000	$920,000	14,057	28,114	56,228	28,114	—	—	$2,568,495

James A MacLennan	February 1, 2013	$154,000	$308,000	$616,000	10,390	20,780	41,560	20,780	—	—	$1,898,461

Roger B. Hunt	February 1, 2013	$152,250	$304,500	$609,000	8,557	17,113	34,226	17,113	—	—	$1,563,444

Bernie G. Wolford	February 1, 2013	$140,000	$280,000	$560,000	10,390	20,780	41,560	20,780	—	—	$1,898,461

(1)	Represents the dollar value of the applicable range (threshold, target and maximum amounts) of Performance Bonuses awarded under the STIP. The Performance Bonus awarded to the named executive officers under the STIP is set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	Represents performance-vested restricted stock units awarded during the year ended December 31, 2013 under the 1991 Plan.

(3)	Represents time-vested restricted stock units awarded during the year ended December 31, 2013 under the 1991 Plan.

(4)	Represents nonqualified stock options granted during the year ended December 31, 2013 under the 1991 Plan.

(5)	Represents the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718 based on the maximum future payouts under the equity incentive plan awards.

For a description of the material terms of the awards reported in the Grants of Plan-Based Awards table, including performance-based conditions and vesting schedules applicable to such awards, see “Compensation Discussion and Analysis – How Amounts for Compensation Components are Determined.”

The following table sets forth certain information about outstanding equity awards at December 31, 2013 held by the named executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
David W. Williams	29,767	59,535	(5)	$36.815	February 3, 2022	144,128	(8)	$5,400,476	219,231	(13)	$8,214,586
	60,377	30,189	(6)	$37.71	February 4, 2021
	69,449	—		$39.46	February 6, 2020
	101,092	—		$24.66	February 25, 2019
	51,426	—		$43.01	February 7, 2018
	27,460	—		$35.79	February 13, 2017
	100,000	—		$31.505	September 20, 2016

Julie J. Robertson	11,411	22,822	(5)	$36.815	February 3, 2022	52,907	(9)	$1,982,425	81,695	(14)	$3,061,112
	23,144	11,573	(6)	$37.71	February 4, 2021
	20,713	—		$39.46	February 6, 2020
	39,058	—		$24.66	February 25, 2019
	21,713	—		$43.01	February 7, 2018
	22,884	—		$35.79	February 13, 2017
	23,752	—		$37.925	February 2, 2016
	34,000	—		$26.46	April 27, 2015
	17,996	—		$18.78	April 20, 2014

James A. MacLennan	6,945	13,892	(5)	$36.815	February 3, 2022	63,623	(10)	$2,383,954	36,748	(15)	$1,376,948
	14,934	29,869	(7)	$30.58	January 9, 2022

Roger B. Hunt	6,945	13,892	(5)	$36.815	February 3, 2022	32,912	(11)	$1,233,213	52,106	(16)	$1,952,412
	16,100	8,051	(6)	$37.71	February 4, 2021
	12,184	—		$39.46	February 6, 2020

Bernie G. Wolford	5,457	10,915	(5)	$36.815	February 3, 2022	29,809	(12)	$1,116,943	36,893	(17)	$1,382,381
	3,018	1,510	(6)	$37.71	February 4, 2021

(1)	For each named executive officer, represents nonqualified stock options granted under the 1991 Plan.

(2)	Except as otherwise noted, the numbers in this column represent time-vested restricted stock units awarded under the 1991 Plan.

(3)	The market value was computed by multiplying the closing market price of the shares at December 31, 2013 ($37.47 per share) by the number of units that have not vested.

(4)	The numbers in this column represent performance-vested restricted stock units and are calculated based on the assumption that the applicable target performance goal is achieved.

(5)	One-third of the options granted are exercisable on each of February 3, 2013, February 3, 2014, and February 3, 2015.

(6)	One-third of the options granted are exercisable on each of February 4, 2012, February 4, 2013, and February 4, 2014.

(7)	One-third of the options granted are exercisable on each of January 9, 2013, January 9, 2014, and January 9, 2015.

(8)	Of these units, 26,484 vested on February 1, 2014, 21,730 vested on February 3, 2014, 21,215 vested on February 4, 2014, 26,484 will vest on February 1, 2015, 21,731 will vest on February 3, 2015 and 26,484 will vest on February 1, 2016.

(9)	Of these units, 9,371 vested on February 1, 2014, 8,330 vested on February 3, 2014, 8,133 vested on February 4, 2014, 9,371 will vest on February 1, 2015, 8,330 will vest on February 3, 2015 and 9,372 will vest on February 1, 2016.

(10)	Of these units, 16,351 vested on January 9, 2014, 6,926 vested on February 1, 2014, 5,070 vested on February 3, 2014, 16,351 will vest on January 9, 2015, 6,927 will vest on February 1, 2015, 5,071 will vest on February 3, 2015 and 6,927 will vest on February 1, 2016.

(11)	Of these units, 5,704 vested on February 1, 2014, 5,070 vested on February 3, 2014, 5,658 vested on February 4, 2014, 5,704 will vest on February 1, 2015, 5,071 will vest on February 3, 2015 and 5,705 will vest on February 1, 2016.

(12)	Of these units, 6,926 vested on February 1, 2014, 3,984 vested on February 3, 2014, 1,061 vested on February 4, 2014, 6,927 will vest on February 1, 2015, 3,984 will vest on February 3, 2015 and 6,927 will vest on February 1, 2016.

(13)	Includes 79,452, 68,435, and 71,344 performance-vested restricted stock units that will vest, if at all, based on the applicable performance measures over the 2013-2015, 2012-2014, and 2011-2013 performance cycles; 64,694 performance-vested restricted stock units awarded in 2011 for the 2011-2013 performance cycle vested and the remaining units were forfeited subsequent to December 31, 2013.

(14)	Includes 28,114, 26,233, and 27,348 performance-vested restricted stock units that will vest, if at all, based on the applicable performance measures over the 2013-2015, 2012-2014, and 2011-2013 performance cycles; 24,799 performance-vested restricted stock units awarded in 2011 for the 2011-2013 performance cycle vested and the remaining units were forfeited subsequent to December 31, 2013.

(15)	Includes 20,780 and 15,968 performance-vested restricted stock units that will vest, if at all, based on the applicable performance measures over the 2013-2015 and 2012-2014 performance cycles.

(16)	Includes 17,113, 15,968, and 19,025 performance-vested restricted stock units that will vest, if at all, based on the applicable performance measures over the 2013-2015, 2012-2014, and 2011-2013 performance cycles; 17,251 performance-vested restricted stock unit awarded in 2011 for the 2011-2013 performance cycle vested and the remaining units were forfeited subsequent to December 31, 2013.

(17)	Includes 20,780, 12,546, and 3,567 performance-vested restricted stock units that will vest, if at all, based on the applicable performance measures over the 2013-2015, 2012-2014, and 2011-2013 performance cycles; 3,234 performance-vested restricted stock units awarded in 2011 for the 2011-2013 performance cycle vested and the remaining units were forfeited subsequent to December 31, 2013.

The following table sets forth certain information about the amounts received upon the exercise of options or the vesting of restricted shares during the year ended December 31, 2013 for each of the named executive officers on an aggregated basis.

OPTION EXERCISES AND STOCK VESTED

	Option Awards (1)		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
David W. Williams	—	—	62,205	$2,514,259
Julie J. Robertson	—	—	22,207	$899,448
James A. MacLennan	—	—	21,420	$797,215
Roger B. Hunt	—	—	14,106	$571,798
Bernie G. Wolford	—	—	7,493	$296,126

(1)	Represents non-qualified stock option grants and restricted share unit awards under the 1991 Plan for each named executive officer.

(2)	The value is based on the difference in the market price of the shares at the time of exercise and the exercise price of the options.

(3)	The value is based on the average of the high and low stock price on the vesting date multiplied by the aggregate number of shares that vested on such date.

The following table sets forth certain information about retirement payments and benefits under Noble Drilling Corporation defined benefit plans for each of the named executive officers.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (1)(2)	Payments During Last Fiscal Year ($)
David W. Williams	Salaried Employees’ Retirement Plan	7.281	$194,614	—
	Retirement Restoration Plan	7.281	$1,879,577	—

Julie J. Robertson	Salaried Employees’ Retirement Plan	25.000	$694,505	—
	Retirement Restoration Plan	25.000	$3,272,720	—

James A. MacLennan	Salaried Employees’ Retirement Plan	1.978	$47,651	—
	Retirement Restoration Plan	1.978	$56,316	—

Roger B. Hunt (3)	Salaried Employees’ Retirement Plan	—	—	—
	Retirement Restoration Plan	—	—	—

Bernie G. Wolford	Salaried Employees’ Retirement Plan	15.752	$316,283	—
	Retirement Restoration Plan	15.752	$215,725	—

(1)	Computed as of December 31, 2013, which is the same pension plan measurement date used for financial statement reporting purposes for our audited consolidated financial statements and notes thereto included in the 2013 Form 10-K.

(2)	For purposes of calculating the amounts in this column, retirement age was assumed to be the normal retirement age of 65, as defined in the Noble Drilling Corporation Salaried Employees’ Retirement Plan. A description of the valuation method and all material assumptions applied in quantifying the present value of accumulated benefit is set forth in Note 7 to our audited consolidated financial statements in the 2013 Form 10-K.

(3)	Not a participant in the Noble Drilling Corporation Salaried Employees’ Retirement Plan or the Noble Drilling Corporation Retirement Restoration Plan during 2013.

Under the Noble Drilling Corporation Salaried Employees’ Retirement Plan, the normal retirement date is the date that the participant attains the age of 65. The plan covers salaried employees, but excludes certain categories of salaried employees including any employees hired after July 31, 2004. A participant’s date of hire is the date such participant first performs an hour of service for the Company or its subsidiaries, regardless of any subsequent periods of employment or periods of separation from employment with the Company or its subsidiaries. David W. Williams was employed by a subsidiary of the Company from May to December 1994. Under the plan, Mr. Williams became a participant of the plan effective January 1, 2008, upon completion of a requisite period of employment. Mr. MacLennan and Mr. Wolford are also eligible to participate in the plan as a result of their prior service with the Company.

A participant who is employed by the Company or any of its affiliated companies on or after his or her normal retirement date (the date that the participant attains the age of 65) is eligible for a normal retirement pension upon the earlier of his or her required beginning date or the date of termination of his or her employment for any reason other than death or transfer to the employment of another of the Company’s affiliated companies. Required beginning date is defined in the plan generally to mean the April 1 of the calendar year following the later of the calendar year in which a participant attains the age of 70 1/2 years or the calendar year in which the participant commences a period of severance, which (with certain exceptions) commences with the date a participant ceases to be employed by the Company or any of its affiliated companies for reasons of retirement, death, being discharged, or voluntarily ceasing employment, or with the first anniversary of the date of his or her absence for any other reason.

The normal retirement pension accrued under the plan is in the form of an annuity which provides for a payment of a level monthly retirement income to the participant for life, and in the event the participant dies prior to receiving 120 monthly payments, the same monthly amount will continue to be paid to the participant’s designated beneficiary until the total number of monthly payments equals 120. Participants may elect to receive, in lieu of one of the other optional forms of payment provided in the plan, each such option being the actuarial equivalent of the normal form. These optional forms of payment include a single lump-sum (if the present value of the participant’s vested accrued benefit under the plan does not exceed $10,000), a single life annuity, and several forms of joint and survivor elections.

The benefit under the plan is equal to:

•	one percent of the participant’s average monthly compensation multiplied times the number of years of benefit service (maximum 30 years), plus

•

six-tenths of one percent of the participant’s average monthly compensation in excess of one-twelfth of his or her average amount of earnings which may be considered wages under section 3121(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which a participant attains (or will attain) social security retirement age, multiplied by the number of years of benefit service (maximum 30 years).

The average monthly compensation is defined in the plan generally to mean the participant’s average monthly rate of compensation from the Company for the 60 consecutive calendar months that give the highest average monthly rate of compensation for the participant. In the plan, compensation is defined (with certain exceptions) to mean the total taxable income of a participant during a given calendar month, including basic compensation, bonuses, commissions and overtime pay, but excluding extraordinary payments and special payments (such as moving expenses, benefits provided under any employee benefit program, and stock options and stock appreciation rights). Compensation includes salary reduction contributions by the participant under any plan maintained by the Company or any of its affiliated companies. Compensation may not exceed the annual compensation limit as specified by the U.S. Internal Revenue Service (the “IRS”) for the given plan year. Any compensation in excess of this limit is taken into account in computing the benefits payable under the Noble Drilling Corporation Retirement Restoration Plan. The Company has not granted extra years of credited service under the restoration plan to any of the named executive officers.

Early retirement can be elected at the time after which the participant has attained the age of 55 and has completed at least five years of service (or for a participant on or before January 1, 1986, when he or she has completed 20 years of covered employment). A participant will be eligible to commence early retirement benefits upon the termination of his or her employment with the Company or its subsidiaries prior to the date that the participant attains the age of 65 for any reason other than death or transfer to employment with another of the Company’s subsidiaries. The formula used in determining an early retirement benefit reduces the accrued monthly retirement income by multiplying the amount of the accrued monthly retirement income by a percentage applicable to the participant’s age as of the date such income commences being paid.

If a participant’s employment terminates for any reason other than retirement, death or transfer to the employment of another of the Company’s subsidiaries and the participant has completed at least five years of service, the participant is eligible for a deferred vested pension. The deferred vested pension for the participant is the monthly retirement income commencing on the first day of the month coinciding with or next following his or her normal retirement date. If the participant has attained the age of 55 and has completed at least five years of service or if the actuarial present value of the participant’s accrued benefit is more than $1,000 but less than $10,000, the participant may elect to receive a monthly retirement income that is computed in the same manner as the monthly retirement income for a participant eligible for an early retirement pension. If the participant dies before benefits are payable under the plan, the surviving spouse or, if the participant is not survived by a spouse, the beneficiary designated by the participant, is eligible to receive a monthly retirement income for life, commencing on the first day of the month next following the date of the participant’s death. The monthly income payable to the surviving spouse or the designated beneficiary shall be the monthly income for life that is the actuarial equivalent of the participant’s accrued benefit under the plan.

The Noble Drilling Corporation Retirement Restoration Plan is an unfunded, nonqualified plan that provides the benefits under the Noble Drilling Corporation Salaried Employees’ Retirement Plan’s benefit formula that cannot be provided by the Noble Drilling Corporation Salaried Employees’ Retirement Plan because of the annual compensation and annual benefit limitations applicable to the Noble Drilling Corporation Salaried Employees’ Retirement Plan under the Code. A participant’s benefit under the Noble Drilling Corporation Retirement Restoration Plan that was accrued and vested on December 31, 2004, will be paid to such participant (or, in the event of his or her death, to his or her designated beneficiary) at the time benefits commence being paid to or with respect to such participant under the Noble Drilling Corporation Salaried Employees’ Retirement Plan, and will be paid in a single lump sum payment, in installments over a period of up to five years, or in a form of payment provided for under the Noble Drilling Corporation Salaried Employees’ Retirement Plan (such form of distribution to be determined by the committee appointed to administer the plan). A participant’s benefit under the Noble Drilling Corporation Retirement Restoration Plan that accrued or became vested after December 31, 2004, will be paid to such participant (or in the event of his or her death, to his or her designated beneficiary) in a single lump sum payment following such participant’s separation from service with the Company and its subsidiaries. Messrs. Williams, MacLennan and Wolford and Ms. Robertson participate in the Noble Drilling Corporation Retirement Restoration Plan.

The following table sets forth for the named executive officers certain information as of December 31, 2013 and for the year then ended about the Noble Drilling Corporation 401(k) Savings Restoration Plan.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($) (1)	Company Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
David W. Williams	$20,833	—	$37,078	—	$223,201
Julie J. Robertson	—	—	$306,759	—	$2,024,741
James A. MacLennan	$99,249	—	$20,869	—	$168,987
Roger B. Hunt (3)	—	—	—	—	—
Bernie G. Wolford	$50,844	—	$26,465	—	$130,325

(1)	The Executive Contributions reported in this column are also included in the Salary column of the Summary Compensation Table.

(2)	The Company Contributions reported in this column are also included in the All Other Compensation column of the Summary Compensation table.

(3)	Not a participant in the Noble Drilling Corporation 401(k) Savings Restoration Plan in 2013.

The Noble Drilling Corporation 401(k) Savings Restoration Plan (which applies to compensation deferred by a participant that was vested prior to January 1, 2005) and the Noble Drilling Corporation 2009 401(k) Savings Restoration Plan (which applies to employer matching contributions and to compensation that was either deferred by a participant or became vested on or after January 1, 2005) are nonqualified, unfunded employee benefit plans under which certain highly compensated employees of the Company and its subsidiaries may elect to defer compensation in excess of amounts deferrable under the Noble Drilling Corporation 401(k) Savings Plan and, subject to certain limitations specified in the plan, receive employer matching contributions in cash. The employer matching amount is determined in the same manner as are employer matching contributions under the Noble Drilling Corporation 401(k) Savings Plan.

Compensation considered for deferral under these nonqualified plans consists of cash compensation payable by an employer, defined in the plan to mean certain subsidiaries of the Company, to a participant in the plan for personal services rendered to such employer prior to reduction for any pre-tax contributions made by such employer and prior to reduction for any compensation reduction amounts elected by the participant for benefits, but excluding bonuses, allowances, commissions, deferred compensation payments and any other extraordinary compensation. For each plan year, participants are able to defer up to 19 percent of their basic compensation for the plan year, all or any portion of any bonus otherwise payable by an employer for the plan year, and for plan years commencing prior to January 1, 2009, the applicable 401(k) amount. The applicable 401(k) amount is defined to mean, for a participant for a plan year, an amount equal to the participant’s basic compensation for such plan year, multiplied by the contribution percentage that is in effect for such participant under the Noble Drilling Corporation 401(k) Savings Plan for the plan year, reduced by the lesser of (i) the applicable dollar amount set forth in Section 402(g)(1)(B) of the Code for such year or (ii) the dollar amount of any Noble Drilling Corporation 401(k) Savings Plan contribution limitation for such year imposed by the committee.

A participant’s benefit under these nonqualified plans normally will be distributed to such participant (or in the event of his or her death, to his or her designated beneficiary) in a single lump sum payment or in approximately equal annual installments over a period of five years following such participant’s separation from service with the Company and its subsidiaries. Mr. Williams, Ms. Robertson, Mr. MacLennan and Mr. Wolford are participants in the Noble Drilling Corporation 401(k) Savings Restoration Plan and in the Noble Drilling Corporation 2009 401(k) Savings Restoration Plan.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE OF CONTROL

Change of Control Employment Agreements

The Company has guaranteed the performance of a change of control employment agreement entered into by a subsidiary of the Company with each executive officer as of December 31, 2008 and December 9, 2009 (when the original agreements were amended and restated). These change of control employment agreements become effective upon a change of control of the Company (as described below) or a termination of employment in connection with or in anticipation of such a change of control, and remain effective for three years thereafter.

The agreement provides that if the officer’s employment is terminated within three years after a change of control or prior to but in anticipation of a change of control, either (1) by us for reasons other than death, disability or “cause” (as defined in the agreement) or (2) by the officer for “good reason” (which term includes a material diminution of responsibilities or compensation and which allows us a cure period following notice of the good reason) or upon the officer’s determination to leave without any reason during the 30-day period immediately following the first anniversary of the change of control, the officer will receive or be entitled to the following benefits:

•

a lump sum amount equal to the sum of (i) the prorated portion of the officer’s highest bonus paid in the last three years before the change of control (the “Highest Bonus”), (ii) an amount equal to 18 times the highest monthly COBRA premium (within the meaning of Code Section 4980B) during the 12-month period preceding the termination of the officer’s employment, and (iii) any accrued vacation pay, in each case to the extent not theretofore paid (collectively, the “Accrued Obligations”);

•

a lump sum payment equal to three times the sum of the officer’s annual base salary (based on the highest monthly salary paid in the 12 months prior to the change of control) and the officer’s Highest Bonus (the “Severance Amount”);

•

welfare benefits for an 18-month period to the officer and the officer’s family at least equal to those that would have been provided had the officer’s employment been continued. If, however, the officer becomes reemployed with another employer and is eligible to receive welfare benefits under another employer provided plan, the welfare benefits provided by the Company and its affiliates would be secondary to those provided by the new employer (“Welfare Benefit Continuation”);

•

a lump sum amount equal to the excess of (i) the actuarial equivalent of the benefit under the qualified and nonqualified defined benefit retirement plans of the Company and its affiliated companies in which the officer would have been eligible to participate had the officer’s employment continued for three years after termination over (ii) the actuarial equivalent of the officer’s actual benefit under such plans (the “Supplemental Retirement Amount”);

•

in certain circumstances, an additional payment in an amount such that after the payment of all income and excise taxes, the officer will be in the same after-tax position as if no excise tax under Section 4999 (the so-called Parachute Payment excise tax) of the Code, if any, had been imposed (the “Excise Tax Payment”), although the Excise Tax Payment has been eliminated for all future executive officers; provided, however, that the total payment due to the officer will be reduced such that no portion of the payment would be subject to excise tax if the making of the Excise Tax Payment would not result in a better after-tax position to the officer of at least $50,000 as compared to the making of such reduction;

•	outplacement services for six months (not to exceed $50,000); and

•	the 100 percent vesting of all benefits under the 1991 Plan and any other similar plan to the extent such vesting is permitted under the Code.

A “change of control” is defined in the agreement to mean:

•

the acquisition by any individual, entity or group of 15 percent or more of the Company’s outstanding shares, but excluding any acquisition directly from the Company or by the Company, or any acquisition by any corporation under a reorganization, merger, amalgamation or consolidation if the conditions described below in the third bullet point of this definition are satisfied;

•	individuals who constitute the incumbent board of directors (as defined in the agreement) of the Company cease for any reason to constitute a majority of the board of directors;

•

consummation of a reorganization, merger, amalgamation or consolidation of the Company, unless following such a reorganization, merger, amalgamation or consolidation (i) more than 50 percent of the then outstanding shares of common stock (or equivalent security) of the company resulting from such transaction and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors are then beneficially owned by all or substantially all of the persons who were the beneficial owners of the outstanding shares immediately prior to such transaction, (ii) no person, other than the Company or any person beneficially owning immediately prior to such transaction 15 percent or more of the outstanding shares, beneficially owns 15 percent or more of the then outstanding shares of common stock (or equivalent security) of the company resulting from such transaction or the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors, and (iii) a majority of the members of the board of directors of the company resulting from such transaction were members of the incumbent board of directors of the Company at the time of the execution of the initial agreement providing for such transaction;

•

consummation of a sale or other disposition of all or substantially all of the assets of the Company, other than to a company, for which following such sale or other disposition, (i) more than 50 percent of the then outstanding shares of common stock (or equivalent security) of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors are then beneficially owned by all or substantially all of the persons who were the beneficial owners of the outstanding shares immediately prior to such sale or other disposition of assets, (ii) no person, other than the Company or any person beneficially owning immediately prior to such transaction 15 percent or more of the outstanding shares, beneficially owns 15 percent or more of the then outstanding shares of common stock (or equivalent security) of such company or the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors, and (iii) a majority of the members of the board of directors of such company were members of the incumbent board of directors of the Company at the time of the execution of the initial agreement providing for such sale or other disposition of assets; or

•	approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

However, a “change of control” will not occur as a result of a transaction if (i) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (ii) either (A) the shareholdings for such holding company immediately following such transaction are the same as the shareholdings immediately prior to such transaction or (B) the shares of the Company’s voting securities outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the outstanding voting securities of such holding company immediately after giving effect to such transaction.

Under the agreement, “cause” means (i) the willful and continued failure by the officer to substantially perform his duties or (ii) the willful engaging by the officer in illegal conduct or gross misconduct that is materially detrimental to the Company or its affiliates.

Payments to “specified employees” under Code Section 409A may be delayed until six months after the termination of the officer’s employment.

The agreement contains a confidentiality provision obligating the officer to hold in strict confidence and not to disclose or reveal, directly or indirectly, to any person, or use for the officer’s own personal benefit or for the benefit of anyone else, any trade secrets, confidential dealings or other confidential or proprietary information belonging to or concerning the Company or any of its affiliated companies, with certain exceptions set forth expressly in the provision. Any term or condition of the agreement may be waived at any time by the party entitled to have the benefit thereof (whether the subsidiary of the Company party to the agreement or the officer) if evidenced by a writing signed by such party.

The agreement provides that payments thereunder do not reduce any amounts otherwise payable to the officer, or in any way diminish the officer’s rights as an employee, under any employee benefit plan, program or arrangement or other contract or agreement of the Company or any of its affiliated companies providing benefits to the officer.

Assuming a change of control had taken place on December 31, 2013 and the employment of the named executive officer was terminated either (1) by us for reasons other than death, disability or cause or (2) by the officer for good reason, the following table sets forth the estimated amounts of payments and benefits under the agreement for each of the indicated named executive officers.

Payment or Benefit	David W. Williams	Julie J. Robertson	James A. MacLennan	Roger B. Hunt	Bernie G. Wolford
Accrued Obligations	$1,534,624	$673,529	$427,418	$459,624	$409,624
Severance Amount	$7,650,000	$3,675,000	$2,580,000	$2,580,000	$2,325,000
Welfare Benefit Continuation	$60,684	$34,745	$21,751	$48,393	$47,599
Supplemental Retirement Amount	$893,836	$478,350	$214,165	—	$530,356
Excise Tax Payment	—	—	—	—	—
Outplacement Services (1)	$50,000	$50,000	$50,000	$50,000	$50,000
Accelerated Vesting of Options and Restricted Stock Units (2) (3)	$13,654,057	$5,058,485	$3,975,799	$3,194,724	$2,506,473

(1)	Represents an estimate of the costs to the Company of outplacement services for six months.

(2)	The total number of restricted stock units held at December 31, 2013 (the last trading day of 2013), and the aggregate value of accelerated vesting thereof at December 31, 2013 (computed by multiplying $37.47, the closing market price of the shares at December 31, 2013, by the total number of restricted stock units held), were as follows: Mr. Williams – 363,359 units valued at $13,615,062; Ms. Robertson – 134,602 units valued at $5,043,537; Mr. MacLennan – 100,371 units valued at $3,760,902; Mr. Hunt – 85,018 units valued at $3,185,625; and Mr. Wolford – 66,702 units valued at $2,499,324. These amounts include units that partially vested subsequent to December 31, 2013 with respect to the 2011-2013 performance cycle.

(3)	The total number of unvested options held at December 31, 2013, and the aggregate value of the accelerated vesting thereof at December 31, 2013 (computed by multiplying $37.47, the closing market price of shares at December 31, 2013, by the total number of shares subject to the options and subtracting the aggregate exercise price for the options) were as follows: Mr. Williams – 89,724 options valued at $38,995; Ms. Robertson – 34,395 options valued at $14,948; Mr. MacLennan – 43,761 options valued at $214,897; Mr. Hunt – 21,943 options valued at $9,099; and Mr. Wolford – 12,425 options valued at $7,149.

The agreement provides that if the officer’s employment is terminated within three years after a change of control by reason of disability or death, the agreement will terminate without further obligation to the officer or the officer’s estate, other than for the payment of Accrued Obligations, the Severance Amount, the Supplemental Retirement Amount and the timely provision of the Welfare Benefit Continuation. If the officer’s employment is terminated for cause within the three years after a change of control, the agreement will terminate without further obligation to the officer other than for payment of the officer’s base salary through the date of termination, to the extent unpaid, and the timely payment when otherwise due of any compensation previously deferred by the officer. If the officer voluntarily terminates the officer’s employment within the three years after a change of control (other than during the 30-day period following the first anniversary of a change of control), excluding a termination for good reason, the agreement will terminate without further obligation to the officer other than for payment of the officer’s base salary through the date of termination, to the extent unpaid, the payment of the Accrued Obligations, and the timely payment when otherwise due of any compensation previously deferred by the officer.

In October 2011, the compensation committee approved a new form of change of control employment agreement for executive officers. The terms of the new form of employment agreement are substantially the same as the agreements described above, except the new form only provides benefits in the event of certain terminations by us for reasons other than death, disability or “cause” or by the officer for “good reason” and does not provide for an Excise Tax Payment. Mr. MacLennan, whose employment commenced on January 9, 2012, is party to a change of control employment agreement in the form approved in October 2011. In February 2012, the form of change of control employment agreement was further amended to revise the definition of change in control such that the percentage of our outstanding registered shares or combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors that must be acquired by an individual, entity or group to trigger a change in control was increased from 15% to 25%. Mr. Wolford is party to a change of control employment agreement in the form approved in February 2012. None of the other named executive officers are party to these new forms of employment agreement.

The 1991 Plan

The 1991 Plan was amended in 2009, among other things, to allow for the award of restricted stock units and incorporate the definition of change of control in the change of control employment agreements to which our named executive officers are party which are described above under “Change of Control Employment Agreements.” In 2010, 2011 and 2012, we granted nonqualified stock options and awarded time-vested and performance-vested restricted stock units under the 1991 Plan to our named executive officers.

In February 2012, the 1991 Plan was amended to revise the definition of change in control such that the percentage of our outstanding registered shares or combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors that must be acquired by an individual, entity or group to trigger a change in control was increased from 15% to 25%.

Nonqualified Stock Options

Our nonqualified stock option agreements provide that if a termination of employment occurs after the date upon which the option first becomes exercisable and before the date that is 10 years from the date of the option grant by reason of the officer’s death, disability or retirement, then the option, including any then unvested shares all of which shall be automatically accelerated, may be exercised at any time within five years after such termination of employment but not after the expiration of the 10-year period. If a named executive officer terminated employment on December 31, 2013 due to disability, death or retirement, all the named executive officer’s then outstanding nonqualified stock options granted by us in 2012 and 2011 would have become fully exercisable. Under the 1991 Plan, retirement means a termination of employment with the Company or an affiliate of the Company on a voluntary basis by a person if immediately prior to such termination of employment, the sum of the age of such person and the number of such person’s years of continuous service with the Company or one or more of its affiliates is equal to or greater than 60.

Assuming that the named executive officer’s employment terminated on December 31, 2013 due to disability, death or retirement, the following table sets forth certain information about unexercisable options subject to accelerated vesting for the indicated named executive officers.

Name	Number of Shares Underlying Unexercisable Options Subject to Acceleration of Vesting	Aggregate Value of Acceleration of Vesting
David W. Williams	89,724	$38,995
Julie J. Robertson	34,395	$14,948
James A. MacLennan	43,761	$214,897
Roger B. Hunt	21,943	$9,099
Bernie G. Wolford	12,425	$7,149

Restricted Stock Units

We granted time-vested and performance-vested restricted stock units in 2011, 2012 and 2013, some of which continue to be subject to vesting restrictions.

Assuming that either the named executive officer’s employment terminated on December 31, 2013 due to disability, death or retirement or, in the event of the restricted stock units, a change of control had taken place on that date, the following table sets forth certain information about time-vested restricted stock units subject to accelerated vesting for the indicated named executive officers.

Name	Number of Time-Vested Restricted Stock Units Subject to Acceleration of Vesting	Aggregate Value of Acceleration of Vesting
David W. Williams	144,128	$5,400,476
Julie J. Robertson	52,907	$1,982,425
James A. MacLennan	63,623	$2,383,954
Roger B. Hunt	32,912	$1,233,213
Bernie G. Wolford	29,809	$1,116,943

Our performance-vested restricted stock unit agreements provide for the vesting of 50 percent of the awards for each of the 2011-2013, 2012-2014 and 2013-2015 cycles upon the occurrence of a change of control of the Company (whether with or without termination of employment of the officer by the Company or an affiliate). The agreements also provide for pro rata vesting upon the occurrence of the death, disability or retirement of the officer, based on months of service completed in the performance period; however, such vesting is also subject to the actual performance achieved and may not result in an award. The agreements define a change of control as set out in the 1991 Plan, provided the change of control also satisfies the requirements of Code Section 409A. Assuming that a change of control had taken place on December 31, 2013, the following table sets forth certain information about restricted stock units subject to accelerated vesting for the indicated named executive officers. The amounts in the table below include the restricted stock units that were awarded with respect to the 2011-2013 cycle that partially vested subsequent to December 31, 2013.

Name	Number of Performance-Vested Restricted Stock Units Subject to Acceleration of Vesting	Aggregate Value of Acceleration of Vesting
David W. Williams	219,231	$8,214,586
Julie J. Robertson	81,695	$3,061,112
James A. MacLennan	36,748	$1,376,948
Roger B. Hunt	52,106	$1,952,412
Bernie G. Wolford	36,893	$1,382,381

DIRECTOR COMPENSATION

The compensation committee of our Board sets the compensation of our directors. In determining the appropriate level of compensation for our directors, the compensation committee considers the commitment required from our directors in performing their duties on behalf of the Company, as well as comparative information the committee obtains from compensation consulting firms and from other sources. Set forth below is a description of the compensation of our directors.

Annual Retainers and Other Fees and Expenses

We pay our non-employee directors an annual retainer of $50,000. Under the Noble Corporation Equity Compensation Plan for Non-Employee Directors, non-employee directors may elect to receive up to all of the retainer in shares. The number of shares to be issued under the plan in any particular quarter is generally determined using the average of the daily closing prices of the shares for the last 15 consecutive trading days of the previous quarter. No options are issuable under the plan, and there is no “exercise price” applicable to shares delivered under the plan.

In addition, we pay our non-employee directors a Board meeting fee of $2,000. We pay each member of our audit committee a committee fee of $2,500 per meeting and each member of our other committees a committee meeting fee of $2,000 per meeting. The chair of the audit committee receives an annual retainer of $25,000, the chair of the compensation committee receives an annual retainer of $20,000 and the chair of each other standing Board committee receives an annual retainer of $15,000. The lead director also receives an annual fee of $20,000. We also reimburse directors for travel, lodging and related expenses they may incur in attending Board and committee meetings, and related activities in connection with the duties as director.

Non-Employee Director Stock Options and Restricted Shares

Under the Noble Corporation 1992 Nonqualified Stock Option and Restricted Share Plan for Nonemployee Directors (the “1992 Plan”) each annually-determined award of a variable number of restricted shares or unrestricted shares is made on a date selected by the Board, or if no such date is selected by the Board, the date on which the Board action approving such award is taken.

On July 26, 2013, an annual award of 7,357 unrestricted shares under the 1992 Plan was made to each non-employee director serving on that date.

On January 29, 2014, an annual award of 7,248 unrestricted shares under the 1992 Plan was made to each non-employee director serving on that date, other than Mr. Chazen, who will retire at the 2014 annual general meeting of shareholders.

The following table shows the compensation of our directors for the year ended December 31, 2013.

Director Compensation for 2013

Name (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Ashley Almanza	$33,000	$284,753	—	—	—	—	$317,753
Michael A. Cawley	$113,500	$284,753	—	—	—	—	$398,253
Lawrence J. Chazen	$96,500	$284,753	—	—	—	—	$381,253
Julie H. Edwards	$86,000	$284,753	—	—	—	—	$370,753
Gordon T. Hall	$106,000	$284,753	—	—	—	—	$390,753
Jack E. Little	$58,000	—	—	—	—	—	$58,000
Jon A. Marshall	$99,000	$284,753	—	—	—	—	$383,753
Mary P. Ricciardello	$119,000	$284,753	—	—	—	—	$403,753

(1)	The total number of options to purchase shares outstanding as of December 31, 2013 under the 1992 Plan was as follows: Mr. Almanza – none; Mr. Cawley – 23,000 options; Mr. Chazen – 4,000 options; Ms. Edwards – 20,000 options; Mr. Hall – none; Mr. Little – 23,000 options; Mr. Marshall – none; and Ms. Ricciardello – 28,000 options.

(2)	Includes the portion of the $50,000 annual retainer paid to our directors in shares under the Noble Corporation Equity Compensation Plan for Non-Employee Directors.

(3)	The value is based on the average of the high and low stock price on the vesting date multiplied by the aggregate number of shares that vested on that date.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth as of December 31, 2013 information regarding securities authorized for issuance under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,808,987	$33.13	7,078,590
Equity compensation plans not approved by security holders	N/A	N/A	221,953	(1)
Total	1,808,987	$33.13	7,300,543

(1)	Consists of shares issuable under the Noble Drilling Corporation 401(k) Savings Restoration Plan and the Noble Corporation Equity Compensation Plan for Non-Employee Directors.

A description of the material features of the Noble Drilling Corporation 401(k) Savings Restoration Plan and the Noble Corporation Equity Compensation Plan for Non-Employee Directors is set forth on pages 28 and 46, respectively, of this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10 percent of the shares, to file with the SEC initial reports of ownership and reports of changes in ownership of such shares. Directors, officers and beneficial owners of more than 10 percent of the shares are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from our directors and officers that no other reports were required, during the year ended December 31, 2013, our directors, officers and beneficial owners of more than 10 percent of the shares complied with all applicable Section 16(a) filing requirements with the exception of one late Form 4 filed by Michael A. Cawley with respect to exercise of an option for 7,000 shares in December 2009.

REPORT OF THE AUDIT COMMITTEE

To the Shareholders of

Noble Corporation plc:

The board of directors (the “Board”) of Noble Corporation plc (the “Company”) maintains an audit committee composed of three non-management directors. The Board has determined that the audit committee’s current membership satisfies the rules of the U.S. Securities and Exchange Commission (“SEC”) and New York Stock Exchange (“NYSE”) that govern audit committees, including the requirements for audit committee member independence set out in Section 303A.02 of the NYSE’s corporate governance standards and Rule 10A-3 under the United States Securities Exchange Act of 1934.

The audit committee oversees the Company’s financial reporting process on behalf of the entire Board. Management has the primary responsibility for the Company’s financial statements and the reporting process, including the systems of internal controls. The primary responsibilities of the audit committee are to select and retain the Company’s auditors (including review and approval of the terms of engagement and fees), to review with the auditors the Company’s financial reports (and other financial information) provided to the SEC and the investing public, to prepare and publish this report, and to assist the Board with oversight of the following:

•	integrity of the Company’s financial statements,

•	compliance by the Company with standards of business ethics and legal and regulatory requirements,

•	qualifications and independence of the Company’s independent auditors and

•	performance of the Company’s independent auditors and internal auditors.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements with management of the Company.

The audit committee reviewed and discussed with the independent auditors all communications required by generally accepted auditing standards, including those described in Public Company Accounting Oversight Board AS 16. In addition, the audit committee has discussed with the Company’s independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures below and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regulating the independent auditor’s communications with the audit committee concerning independence.

The audit committee discussed with the independent auditors the overall scope and plans for their audit. The audit committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. The audit committee held 10 meetings during 2013 and met again on January 22, 2014, January 29, 2014 and February 27, 2014.

Summary

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2013 for filing with the SEC. The audit committee also determined that the provision of services other than audit services rendered by PricewaterhouseCoopers LLP was compatible with maintaining PricewaterhouseCoopers LLP’s independence.

February 27, 2014	AUDIT COMMITTEE

Mary P. Ricciardello, Chair

Ashley Almanza

Lawrence J. Chazen

AUDITORS

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the fees paid to PricewaterhouseCoopers LLP for services rendered during each of the two years in the period ended December 31, 2013 (in thousands):

	2013	2012
Audit Fees (1)	$5,603	$5,175
Audit-Related Fees (2)	2,160	121
Tax Compliance Fees	1,724	2,110
Tax Consulting Fees	476	2,154

Total	$9,963	$9,560

(1)	Represents fees for professional services rendered for the audit of the Company’s annual financial statements for 2013 and 2012 and the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q for each of those years. Fees for 2013 also include approximately $0.9 million for audit services performed in connection with the migration of the parent company of the Noble group to the United Kingdom.

(2)	Represents fees for professional services rendered for benefit plan audits for 2013 and 2012. Fees for 2013 also include approximately $2 million for audit-related services performed in connection with our proposed separation and spin-off of Paragon Offshore Limited.

Pre-Approval Policies and Procedures

In January 2004, the audit committee adopted a pre-approval policy framework for audit and non-audit services, which established that the audit committee may adopt a pre-approval policy framework each year under which specified audit services, audit-related services, tax services and other services may be performed without further specific engagement pre-approval. On January 29, 2014 and February 1, 2013, the audit committee readopted such policy framework for 2014 and 2013, respectively. Under the policy framework, all tax services provided by the independent auditor must be separately pre-approved by the audit committee. Requests or applications to provide services that do require further, separate approval by the audit committee are required to be submitted to the audit committee by both the independent auditors and the chief accounting officer, chief financial officer or controller of the Company, and must include a joint statement that, in their view, the nature or type of service is not a prohibited non-audit service under the SEC’s rules on auditor independence.

RESOLUTIONS 4, 5 & 6

RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSE COOPERS LLP (US) AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP (UK) AS UK STATUTORY AUDITOR AND AUTHORIZATION OF AUDIT COMMITTEE TO DETERMINE UK STATUTORY AUDITOR’S COMPENSATION

The audit committee of our Board has voted unanimously to appoint the U.S. firm of PricewaterhouseCoopers LLP as independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2014, and to re-appoint the U.K. firm of PricewaterhouseCoopers LLP as U.K. statutory auditors to the Company under the UK Companies Act 2006 (the “UK Companies Act”) (to hold office from the conclusion of the Meeting until the conclusion of the next annual general meeting at which accounts are laid before the Company). You are being asked to ratify that appointment as independent registered public accounting firm and to approve their re-appointment as U.K. statutory auditors. You are also being asked to authorize the audit committee of our Board to determine the compensation of PricewaterhouseCoopers LLP as U.K. statutory auditors of the Company. PricewaterhouseCoopers LLP has audited our financial statements since 1994. PricewaterhouseCoopers AG, an affiliate of PricewaterhouseCoopers LLP, served as our statutory auditor for the year ending December 31, 2012.

Representatives of the U.S. firm of PricewaterhouseCoopers LLP and the U.K. firm of PricewaterhouseCoopers LLP, are expected to be present at the Meeting to respond to appropriate questions from shareholders, and they will be given the opportunity to make a statement should they desire to do so.

Approval of each of the resolutions requires the affirmative vote of at least a simple majority of the votes cast on each resolution at the Meeting in person or by proxy.

Recommendation

Our Board unanimously recommends that you vote FOR:

(a) the ratification of the appointment of PricewaterhouseCoopers LLP (US) as the Company’s independent registered public accounting firm for fiscal year 2014;

(b) the re-appointment of PricewaterhouseCoopers LLP (UK) as the Company’s U.K. statutory auditor (to hold office from the conclusion of the Meeting until the conclusion of the next annual general meeting at which accounts are laid before the Company); and

(c) the authorization of the Audit Committee to determine the U.K. statutory auditors’ compensation.

RESOLUTION 7

APPROVAL BY ADVISORY VOTE OF THE COMPANY’S EXECUTIVE COMPENSATION

Our Board recognizes the interest the Company’s shareholders have in the compensation of the Company’s named executive officers. In recognition of that interest and in accordance with the requirements of SEC rules and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, this resolution, commonly known as a “say on pay” proposal, provides the Company’s shareholders with the opportunity to cast an advisory vote on the compensation of the Company’s named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, including the discussion of the Company’s compensation program and philosophy beginning on page 17 of this proxy statement and the compensation tables beginning on page 33 of this proxy statement. This advisory vote is intended to give the Company’s shareholders an opportunity to provide an overall assessment of the compensation of the Company’s named executive officers rather than focus on any specific item of compensation. As described in the Compensation Discussion and Analysis included in this proxy statement, the Company has adopted an executive compensation program that reflects the Company’s philosophy that executive compensation should be structured so as to align each executive’s interests with the interests of the Company’s shareholders. In particular, there were several key actions taken by the compensation committee during 2013 and early 2014 to strengthen the alignment of pay with performance and corporate governance in the area of executive compensation, as discussed in “Compensation Program Changes and Highlights” beginning on page 19 of this proxy statement.

As an advisory vote, the shareholders’ vote on this resolution is not binding on our Board or the Company and our Board could, if it concluded it was in the Company’s best interests to do so, choose not to follow or implement the outcome of the advisory vote. However, the Company expects that the compensation committee of our Board will review voting results on this resolution and give consideration to the outcome when making future executive compensation decisions for the Company’s named executive officers.

Approval of the resolution, on an advisory basis, requires the affirmative vote of at least a simple majority of the votes cast on the resolution at the Meeting in person or by proxy.

Recommendation

Our Board unanimously recommends that you approve, on an advisory basis, the compensation of the Company’s named executive officers by voting FOR the approval of the following resolution:

RESOLVED, that the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement relating to the Meeting pursuant to the executive compensation disclosure rules promulgated by the SEC, is hereby approved on a non-binding advisory basis.

RESOLUTION 8

APPROVAL BY ADVISORY VOTE OF THE DIRECTORS’ COMPENSATION REPORT

In accordance with the new provisions of the UK Companies Act, the directors’ compensation report in the Annual Report and Accounts contains:

•	a statement by Michael A. Cawley, chairperson of the Company’s compensation committee;

•	the directors’ compensation policy in relation to future payments to the Company’s directors and former directors (the “Compensation Policy”); and

•	the annual report on compensation, which sets out director compensation for the financial year ending December 31, 2013

The directors’ compensation report is set out in full in the Annual Report and Accounts.

An annual advisory shareholder vote by ordinary resolution is required on the statement by the compensation committee chairperson and the annual report on compensation.

As an advisory vote, the shareholders’ vote on this resolution is not binding on our Board or the Company and our Board could, if it concluded it was in the Company’s best interests to do so, choose not to follow or implement the outcome of the advisory vote. However, the Company expects that the compensation committee of our Board will review voting results on this resolution and give consideration to the outcome when making future compensation decisions for the Company’s directors.

Approval of the resolution, on an advisory basis, requires the affirmative vote of holders of at least a simple majority of the votes cast on the resolution at the Meeting in person or by proxy.

The Compensation Policy is subject to a separate binding shareholder vote, to be passed as an ordinary resolution, in Resolution 9.

Recommendation

Our Board unanimously recommends that shareholders approve, on an advisory basis, the Company’s directors’ compensation report (other than the part containing the directors’ Compensation Policy) for the year ended December 31, 2013.

RESOLUTION 9

APPROVAL OF THE DIRECTORS’ COMPENSATION POLICY

U.K. quoted companies are required to submit their directors’ compensation policy to a binding shareholders’ vote at least once every three years.

The directors’ compensation policy (the “Compensation Policy”) is set out in the directors’ compensation report in the Annual Report and Accounts and sets out the Company’s forward looking policy on directors’ compensation (including the approach to exit payments to directors). The Compensation Policy will commence on April 26, 2014. Payments will continue to be made to directors and former directors in line with existing contractual arrangements until this date.

Once the Compensation Policy commences, all compensation payments and payments for loss of office to directors must be made in accordance with the Compensation Policy (unless a payment has been separately approved by a shareholder resolution) or be consistent with certain pre-existing agreements as permitted by applicable U.K. regulations.

If the Compensation Policy is approved, it will be valid for three financial years without a new shareholder approval (i.e. until December 31, 2017, being the latest date by which the Company will be required to pass a further resolution to approve its Compensation Policy).

If the Compensation Policy is not approved, the Company will, if and to the extent permitted by the UK Companies Act, continue to make payments to directors in accordance with existing contractual arrangements and will seek shareholder approval for a revised policy as soon as is practicable.

Approval of the resolution requires the affirmative vote of a simple majority of the votes cast on the resolution at the Meeting in person or by proxy.

Recommendation

Our Board unanimously recommends that you vote FOR the ordinary resolution to approve the Compensation Policy to commence on April 26, 2014.

RESOLUTION 10

SPECIAL RESOLUTION TO AMEND THE COMPANY’S ARTICLES OF ASSOCIATION TO AUTHORIZE A DIVIDEND IN SPECIE

Description of the Proposal

As previously announced, the Board has approved a plan to separate a business comprising most of the Company’s standard specification drilling units. In order to effect the separation, the Company has formed a new subsidiary under the laws of England and Wales, Paragon Offshore Limited (“Paragon Offshore”). The plan involves the separation of Paragon Offshore and the standard specification business from the Company through the dividend of all of the shares of Paragon Offshore owned by the Company to the Company’s shareholders in a spin-off that would be tax-free under U.S. tax laws to the Company’s shareholders (other than with respect to any cash received in lieu of fractional shares).

It is currently expected that as a result of the dividend, each shareholder of the Company would receive a specified number of shares of Paragon Offshore for each ordinary share of the Company held as of the record date for the dividend. Holders of the Company’s shares would not be entitled to appraisal rights in connection with the dividend if it is paid.

If the proposed amendment of Article 171 is approved by the Company’s shareholders and other conditions are satisfied as described below, the Company anticipates that the separation would be completed as soon as the end of 2014 (or sooner if an initial public offering of a portion of the shares of Paragon Offshore described below does not occur), though as noted below, the Board may determine to delay the separation or forego the separation entirely. If the separation is effected, certain of the details relating to Paragon Offshore remain to be determined, including the terms of its charter documents, the membership of its board of directors and the amount and timing of its cash dividends, if any.

In order to provide the Board discretion over whether to effect the dividend of the shares of Paragon Offshore owned by the Company and the timing of any such dividend, the Board proposes that Article 171 of the Company’s Articles of Association be amended to enable the Board, in its sole discretion, and without the requirement of further shareholder consent, to:

•

pay a dividend in specie by way of one or more interim dividends (i.e., without specific shareholder approval) of up to all of the shares of any subsidiary holding a portion of the Company’s standard specification drilling business (e.g., the shares of Paragon Offshore) to the holders of record of ordinary shares of the Company on the record date or dates determined by the Board, such dividends in specie to be satisfied by the transfer of up to all such shares of Paragon Offshore to such holders of ordinary shares of the Company pro rata to their holdings of ordinary shares of the Company on that record date(s); and

•	to establish the terms of paying such dividend, including inter alia by paying cash in lieu of fractional shares.

If the proposed amendment is adopted, Article 171 of our Articles of Association would read as follows (new language is italicized):

“171. Subject to the Statutes, the Board may from time to time pay to the members such interim dividends as appear to the Board to be justified by the profits of the Company available for distribution and the position of the Company, and the Board may also pay the fixed dividend payable on any shares of the Company with preferential rights half-yearly or otherwise on fixed dates whenever such profits, in the opinion of the Board, justify that course. In particular (but without prejudice to the generality of the foregoing), if at any time the share capital of the Company is divided into different classes, the Board may pay interim dividends on shares in the capital of the Company which confer deferred or non-preferential rights as well as in respect of shares which confer preferential rights with regard to dividend, but no interim dividend shall be paid on shares carrying deferred or non-preferential rights if, at the time of payment, any preferential dividend is in arrear. Provided the Board acts in good faith, the Board shall not incur any liability to the holders of shares conferring any preferential rights for any loss that they may suffer by reason of the lawful payment of an interim dividend on any shares having deferred or non-preferential rights. Notwithstanding Article 170, the Board shall be entitled (but be under no obligation) to declare and pay, by way of an interim dividend in accordance with this Article 171, one or more dividends in specie of some number of or all Spinout Shares to the holders of Ordinary Shares on the register of members of the Company at such time as the Board may determine in accordance with Article 166, such dividend in specie, if declared, to be satisfied (subject to the exercise of the Board’s discretion in relation to the settlement of any such dividend as described below) by the transfer of such Spinout Shares (at such time as the Board may determine) to the holders of Ordinary Shares pro rata to their holdings of Ordinary Shares on the register of members of the Company at such time or times as the Board of Directors may determine. The Board may settle any legal, regulatory or other difficulty arising in relation to such distribution as it thinks expedient, and in particular may authorise any person to sell and transfer any fractions (or ignore fractions), and may fix the value for distribution purposes of the Spinout Shares and may determine that cash shall be paid to any members in lieu of fractional entitlements to that value in order to secure equality of distribution, and may vest any Spinout Shares in trustees, upon trust for the members entitled to the dividend, as may seem expedient to the Board. For the purposes of this Article 171, “Spinout Shares” shall mean shares in Paragon Offshore Limited (company number 8814042) or its successor or any subsidiary of the Company which, at the relevant time, holds any portion of the Standard Specification Drilling Business (as determined by the Board) and “Standard Specification Drilling Business” shall mean the standard specification drilling business of the Company substantially as described in the Noble Corporation plc Proxy Statement for Annual General Meeting held on April 25, 2014.”

Description of the Separation

The drilling units that would be owned and operated by Paragon Offshore comprise five drillships, three semisubmersibles, 34 jackups and one FPSO. Paragon Offshore would also be responsible for the Hibernia platform operations. The assets that would be owned by Paragon Offshore as a result of the separation would constitute less than 22% of the total assets of the Company as reflected on the consolidated balance sheet of the Company as of December 31, 2013. Noble will continue to own and operate its high-specification assets with particular operating focus in deepwater and ultra-deepwater markets for drillships and semisubmersibles and harsh environment and high-specification markets for jackups.

Receipt of the dividend of the Paragon Offshore shares would not affect your ownership of ordinary shares of the Company, or any of your rights as a shareholder of the Company. The separation would not affect the number of outstanding shares of the Company, although it may affect the market value of the Company’s shares. The actual number of shares of Paragon Offshore to be distributed would be determined based on the number of outstanding shares of the Company and Paragon Offshore on the applicable date. Following the separation, the Company’s shares would continue to trade on the New York Stock Exchange under the ticker symbol “NE,” and the Company anticipates that Paragon Offshore would apply to list its ordinary shares on the New York Stock Exchange.

Subject to business, market, regulatory and other considerations, the separation may be preceded by an initial public offering of up to 19.7% of the shares of Paragon Offshore (the “IPO”), for which Paragon Offshore has filed a registration statement under the U.S. Securities Act of 1933, as amended, with the U.S. Securities and Exchange Commission (“SEC”), which has not been declared effective and is not part of this proxy statement.

The Company expects that Paragon Offshore would use the net proceeds from borrowings under its debt financings (and the IPO, if undertaken) to repay to the Company the debt Paragon Offshore would incur to the

Company in order to acquire the standard specification business and assets from the Company. The Company expects that, in turn, it would use such proceeds to repay outstanding indebtedness of the Company and its subsidiaries.

Optional Nature of the Separation

As noted above, the Company has no obligation to pursue or consummate the dividend in specie by any specified date or at all. Shareholder approval of the amendment to Article 171 of the Company’s Articles of Association does not obligate the Board to pursue any or all of the dividend in specie described in such amendment. The separation would be subject to various conditions, including: final approval by the Company’s board of directors, effectiveness of a Form 10 registration statement to be filed with the SEC or, if the IPO is undertaken, effectiveness of the registration statement relating to the IPO and consummation of the IPO, receipt of any necessary regulatory or other approvals, the existence of satisfactory market conditions, the validity of private letter rulings obtained by the Company in October and November 2013 from the IRS, and receipt of an opinion of counsel (which will rely, in part, on the continuing validity of the private letter rulings) substantially to the effect that the separation would be tax-free to the Company, Paragon Offshore, and our shareholders (other than cash received in lieu of fractional shares) for U.S. federal income tax purposes. The conditions to the separation may not be satisfied, or the Company may decide not to consummate the separation even if the conditions are satisfied.

Reasons for the Separation

The purpose of the dividend of Paragon Offshore shares would be to effect the separation described above. The purpose of the separation would be to:

•

separate the Company’s existing rig fleet into high specification and deepwater and ultra-deepwater assets, which will remain with the Company, and most of the standard specification assets, which will comprise Paragon Offshore’s fleet;

•	allow each company to have a more focused business and operational strategy;

•	enhance each company’s growth potential and overall valuation of its assets;

•

provide each company with a greater ability to make business and operational decisions in the best interests of its particular business and to allocate capital and corporate resources with a focus on achieving its strategic priorities;

•	better utilize the professionalism and skills of each company’s team and culture to deliver excellent service, safety and operational integrity to its customers;

•

improve each company’s ability to attract and retain individuals with the appropriate skill sets as well as to better align compensation and incentives with the performance of these different businesses; and

•	allow the financial markets and investors to evaluate each company more effectively.

Notwithstanding the foregoing, we cannot assure you that, following the separation, any of the benefits listed above will be realized to the extent anticipated or at all.

Risk Factors

Risks Related to Paragon Offshore’s Business

Paragon Offshore’s business would be subject both to general and specific business risks relating to its operations, including the following, any of which could have a material adverse effect on its business, financial condition and results of operations:

•

Paragon Offshore’s business would depend on the level of activity in the oil and gas industry, which could be adversely impacted by developments affecting the industry, including a decline in oil or gas prices, reduced demand for oil and gas products and increased regulation of drilling and production.

•	The contract drilling industry is a highly competitive and cyclical business. If Paragon Offshore was unable to compete successfully, its profitability would be reduced.

•	An over-supply of jackup rigs could lead to a reduction in dayrates and demand for Paragon Offshore’s rigs.

•	Paragon Offshore’s standard specification rigs would be at a relative disadvantage to higher specification rigs.

•	The majority of Paragon Offshore’s drilling rigs would be more than 30 years old and could require significant amounts of capital for upgrades and refurbishment.

•	Paragon Offshore’s business would involve numerous operating hazards.

•	Paragon Offshore could be unable to renew or replace expiring contracts or could lose a significant customer or contract.

•	Paragon Offshore would be exposed to risks relating to operations in international locations.

•	Changes in, compliance with, or Paragon Offshore’s failure to comply with certain laws and regulations could negatively impact its operations.

Risks Related to the Separation

•	The Company and Paragon Offshore could be unable to achieve some or all of the benefits that they expect to achieve from the separation.

•

The historical financial information of the accounting predecessor of Paragon Offshore is not necessarily indicative of Paragon Offshore’s future financial condition, future results of operations or future cash flows nor does it reflect what its financial condition, results of operations or cash flows would have been as an independent company during the periods presented.

•	The Company’s pro forma financial information is not necessarily indicative of its future financial condition, future results of operations or future cash flows.

•

Paragon Offshore does not have a history of operating as an independent company; it could encounter difficulties in making the changes necessary to operate as an independent company; and it could incur greater costs as an independent company.

•	The separation or spin-off could result in substantial tax liability to the Company, Paragon Offshore or the Company’s shareholders.

•

Because there has not been any public market for Paragon Offshore’s shares before the separation, the market price and trading volume of its shares could be volatile and shareholders may not be able to resell their shares at a desirable price or at all following the separation.

Proposed Business of Paragon Offshore

If we were to complete the separation, as of the date of this proxy statement, we expect that Paragon Offshore’s drilling fleet would consist solely of standard specification rigs and include 34 jackups and eight floaters (five drillships and three semisubmersibles). We believe this focus on a single specification would support Paragon Offshore’s ability to deliver its services in an efficient and cost-effective manner. Paragon Offshore’s primary business would be to contract its rigs, related equipment and work crews to conduct oil and gas drilling and workover operations for exploration and production customers on a dayrate basis around the world.

Paragon Offshore would operate in significant hydrocarbon-producing geographies throughout the world, including Mexico, Brazil, the North Sea, West Africa, the Middle East, India and Southeast Asia. The shallow water, midwater and deepwater operations that Paragon Offshore would operate currently span 11 countries on five continents and provide services to approximately 19 customers. Paragon Offshore customers, would initially include Petróleo Brasileiro S.A., or Petrobras; Petróleos Mexicanos, or Pemex; Oil and Natural Gas Corporation Limited, or ONGC; Total S.A., or Total; Nexen Energy ULC, or Nexen; and Centrica plc, or Centrica. As of December 31, 2013, the contract backlog that Paragon Offshore would acquire from us in the separation was over $3.0 billion and included contracts with leading national, international and independent oil and gas companies. Over 75% of this contract backlog is attributable to customers with investment grade ratings.

The jackups Paragon Offshore would acquire in the separation provide drilling services in shallow water with capabilities up to a maximum water depth of 390 feet. All of the jackups are independent leg and cantilevered, or ILC, which provides customers greater operational flexibility than some other jackup designs, such as mat-slot, mat-cantilever and independent-slot jackup designs. Seven of the jackups are also capable of operations in harsh environments, which typically command higher dayrates than operations conducted in other environments. The drillships and semisubmersibles Paragon Offshore would acquire in the separation, which are collectively referred to as “floaters,” provide drilling services in midwater and deepwater, with capabilities up to a maximum water depth of 7,200 feet. The Company has actively invested in Paragon Offshore’s assets through a disciplined capital expenditure program, spending a total of approximately $1.8 billion since January 1, 2010 to refurbish, upgrade and extend the lives of theses rigs.

Dividends

We expect that if the separation were completed, Paragon Offshore would pay regular quarterly cash dividends, subject to the discretion of its board of directors, certain conditions under U.K. law and restrictions on its ability to pay cash dividends that may be caused by agreements governing indebtedness. The amount of any cash dividend could vary over time and may decline. There can be no assurance that Paragon Offshore would pay, or continue to pay, any cash dividend.

Relationship Between the Company and Paragon Offshore Following the Separation

In connection with the separation, the Company and Paragon Offshore would enter into various agreements to complete the separation of Paragon Offshore’s business from the Company, including, among others, a master separation agreement, an employee matters agreement, a tax sharing agreement and a transition services agreement. These agreements would govern our various interim and ongoing relationships. The master separation agreement would provide for, among other things, Paragon Offshore’s responsibility for liabilities relating to its business and the responsibility of the Company for liabilities related to its, and in certain limited cases, Paragon Offshore’s, business. The master separation agreement would also contain indemnification obligations and ongoing commitments by the Company and Paragon Offshore. The employee matters agreement would allocate liabilities and responsibilities between the Company and Paragon Offshore relating to employment, compensation and benefits and related employment matters. The tax sharing agreement would provide for the allocation of taxes and tax benefits between the Company and Paragon Offshore and other matters relating to taxes. Under the transition services agreement, the Company would continue to provide various interim support services to Paragon Offshore, and vice versa. The terms of Paragon Offshore’s separation from the Company, the related agreements and other transactions between the Company and Paragon Offshore would be determined by the Company, and thus may be less favorable to Paragon Offshore than the terms it could obtain from an unaffiliated third party. Following the separation and the termination or expiration of these agreements, we do not expect there to be any contractual or ownership relationship between the Company and Paragon Offshore.

U.S. Federal Income Tax Considerations

The Company intends for the dividend in specie to be tax-free for its shareholders (other than with respect to any cash received in lieu of fractional shares). To that end, we have received private letter rulings regarding the separation from the IRS. In addition, it is a condition to completing the separation that the Company receive an opinion of counsel substantially to the effect that the separation will qualify under Sections 355 and 368 of the Code for U.S. federal income tax purposes. The private letter rulings and the opinion will be subject to certain qualifications and limitations. You should, of course, consult your own tax advisor as to the particular consequences of the dividend in specie to you, including the applicability and effect of any U.S. federal, state and local, and foreign tax laws, which may result in the dividend in specie being taxable to you.

For additional information, please read “Material U.S. Federal Income Tax Consequences of the Dividend” included in Annex A to this proxy statement.

There should not be any U.K. tax consequences of receiving the dividend in specie for the Company’s shareholders who are not tax resident in the U.K. and who do not carry on a trade in the U.K. through a permanent establishment with which their holding of shares in the Company is associated.

For additional information, please read “Material U.K. Tax Consequences of the Dividend” included in Annex A to this proxy statement.

Summary Historical and Pro Forma Financial Information of Noble

The following table shows summary historical and pro forma financial data of the Company, as of the dates and for the periods indicated. The summary historical statement of operations data for the years ended December 31, 2013, 2012 and 2011 and the balance sheet data as of December 31, 2013 and 2012 have been derived from our audited consolidated financial statements.

The historical financial data included may not be indicative of our future performance and do not necessarily reflect all changes that will occur as a result of the separation, including changes to our operations and capital structure.

The summary unaudited pro forma combined financial data of the Company have been derived from the application of pro forma adjustments to our historical consolidated financial statements. The summary unaudited pro forma combined statement of operations gives effect to the separation as if it had occurred on January 1, 2013 and the pro forma combined balance sheet gives effect to the separation as if it had occurred on December 31, 2013. The pro forma adjustments are based upon available information and certain assumptions which we believe to be reasonable. The summary unaudited pro forma combined financial data may not be indicative of our future performance. The summary unaudited combined pro forma financial data are presented for informational purposes only.

The following table should be read together with, and is qualified in its entirety by reference to, (i) the audited consolidated financial statements, and the accompanying notes thereto, which are incorporated by reference into this proxy statement and included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, which is provided with this proxy statement; and (ii) the Company’s unaudited pro forma combined financial statements included in Annex B to this proxy statement. Among other things, the audited consolidated financial statements and the unaudited pro forma combined financial statements include more detailed information regarding the basis of presentation for the information in the following table (in thousands, except per share data).

	Noble Historical Year Ended December 31,			Noble Pro Forma Year Ended December 31, 2013
	2013	2012	2011
Statement of Income Data:
Operating revenues	$4,234,290	$3,547,012	$2,695,832	$2,523,614
Operating income	1,121,558	783,800	490,493	735,730
Net income per share
Basic	$3.05	$2.05	$1.46	$1.83
Diluted	$3.05	$2.05	$1.46	$1.83
Weighted average shares outstanding
Basic	253,288	252,435	251,405	253,288
Diluted	253,547	252,791	251,989	253,547

Balance Sheet Data (at end of period):
Cash and cash equivalents (1)	$114,458	$282,092	$239,196	$77,877
Property and equipment, net	14,558,090	13,025,972	12,130,345	11,596,265
Total assets	16,217,957	14,607,774	13,495,159	12,775,187
Long-term debt	5,556,251	4,634,375	4,071,964	3,995,110
Total debt (2)	5,556,251	4,634,375	4,071,964	3,995,110
Equity	9,050,028	8,488,290	8,097,852	7,569,570

Cash Flows Data:
Cash flows from operating activities	$1,702,317	$1,381,693	$740,240	N/A
Cash flows from investing activities	(2,485,107)	(1,790,888)	(2,521,546)	N/A
Cash flows from financing activities	615,156	452,091	1,682,631	N/A

(1)	Consists of cash and cash equivalents as reported on the combined balance sheet.
(2)	Consists of long-term debt and current portion of long-term debt.

Additional Information Regarding the Company and Paragon Offshore

A copy of the Company’s 2013 Annual Report to Shareholders, including its Annual Report on Form 10-K for the year ended December 31, 2013, is being delivered to the Company’s shareholders together with this proxy statement. Part I and Part II of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 are incorporated by reference herein. Please read these sections as they contain important information about the Company.

Unaudited pro forma combined financial information for the Company for the year ended December 31, 2013, which gives effect to the separation of the standard specification business that may be transferred to Paragon Offshore, is included in Annex B to this proxy statement.

For additional information regarding Paragon Offshore and the business, financial condition and results of operations of the Company’s standard specification drilling business, including risks relating to its business and the separation, please read “Information About Paragon Offshore Limited” included in Annex C to this proxy statement. Annex C also includes audited combined historical financial statements for the Company’s standard specification drilling business, which is the accounting predecessor of Paragon Offshore, for the three years ended December 31, 2013.

Nothing contained in this proxy statement shall constitute an offer to sell, or a solicitation of an offer to buy, any securities of the Company or Paragon Offshore.

Vote Required

Approval of the resolution requires the affirmative vote of at least a 75% majority of the votes cast at the Meeting in person or by proxy.

Recommendation

The Board unanimously recommends that you vote FOR the authorization of the amendment of Article 171 of the Articles of Association to authorize a dividend in specie of shares as described above.

RESOLUTION 11

SPECIAL RESOLUTION TO AMEND THE COMPANY’S ARTICLES OF ASSOCIATION

TO DECLASSIFY THE BOARD OF DIRECTORS

The Board proposes that the Company’s Articles of Association be amended in order to declassify the Board and effect certain other non-substantive changes relating to the election of directors.

If the proposed amendments are adopted, Articles 107 through 112 of our Articles of Association would read as follows:

“ELECTION, APPOINTMENT AND RETIREMENT OF DIRECTORS

107. The Directors of the Company shall for an initial period be classified with respect to the time for which they severally hold office into three classes (“Class I”, “Class II” and “Class III”), such classes being as nearly equal in number as possible. The initial term of:

107.1 Class I and Class II shall expire at the annual general meeting to be held in 2015; and

107.2 Class III shall expire at the annual general meeting to be held in 2016;

with each class to hold office until its successors are duly elected.

108. At each annual general meeting to be held in and after 2014, the number of Directors equal to the number of the Class or Classes whose term expires at such meeting shall be appointed to hold office until the next succeeding annual general meeting. At each annual general meeting to be held in and after 2016, the Directors of the Company shall cease to be classified and all Directors shall stand for election at each successive annual general meeting. Except as provided in Article 109, Directors of the Class whose term is expiring at an annual general meeting shall be appointed at such meeting, and each Director elected shall hold office until his or her successor is appointed or until his or her death, retirement, resignation or removal.

109. In the event of any change in the authorised number of Directors and if the Board then remains classified, the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board (pursuant to the power contained in Article 110.1) among the Classes of Directors so as to maintain such Classes as nearly equal as possible.

110.1 Except as provided in Article 110.2, should a vacancy on the Board occur or be created, whether arising through death, retirement, resignation, or removal of a Director, or through an increase in the number of Directors, such vacancy shall be filled by the majority vote of all of the remaining Directors, giving due consideration to the governance framework set forth in the Corporate Governance Guidelines of the Company, whether or not the Board remains classified and whether or not a quorum, or by a sole remaining Director. Subject to the provisions hereof, any Director appointed to fill a vacancy shall serve for the remainder of the then present term of office of the Class to which he or she was appointed (if the Board remains classified) or until the next annual general meeting for which a notice has not been sent at the time of appointment (if the Board is no longer classified). Where the Board remains classified, in the event such term extends beyond the next annual general meeting for which a notice of the meeting has not been sent at the time of the appointment, the Director or Directors so appointed shall be named and described in the notice of the next annual general meeting and shall stand for election for the remaining portion of the term of office at such annual general meeting.

110.2 If at any annual general meeting all the resolutions for the appointment of Directors are put to the meeting and lost (if the Board is no longer classified) or if by reason of persons failing to be appointed as Directors the number of Directors falls below the minimum number fixed by or in accordance with the Articles or below the number fixed by or in accordance with the Articles as the quorum, all Directors retiring at the meeting and standing for re-appointment (the “Dismissed Directors”) shall continue to be Directors for a maximum period of 60 days (and are treated as continuing in office without interruption). During such period, Directors shall be appointed generally or to the appropriate Class (if the Board remains classified) in accordance with Article 110.1, either at a further general meeting and/or by the remaining Directors (but in this latter case, none of those appointed may be Dismissed Directors). Once a sufficient number of Directors has been so appointed, the Dismissed Directors shall cease to be Directors.

111. Except as otherwise authorised by the Act, a motion for the appointment of two or more persons as Directors by a single resolution shall not be made unless a resolution that it should be so made has first been agreed to by the meeting without any vote being given against it.

112. Save to the extent Article 113 applies, the Company may by ordinary resolution elect a person who is willing to act to be a Director either to fill a vacancy or as an additional Director at any general meeting at which it is proposed to vote upon a resolution for the appointment of a person as a Director; but so that the total number of Directors shall not at any time exceed the maximum number fixed by these Articles.”

Description of the Declassification

The Board has approved and is submitting to shareholders amendments to the Company’s Articles of Association that provide for the phase out of the classified structure of the Board so that, once the declassification of the Board is fully effective, all directors will be elected each year. The Articles of Association now provide for the division of our Board into three classes, with directors in each class serving for staggered three-year terms. If the amendments are adopted, persons elected as directors to fill expiring terms (including the director nominees at this Meeting) would be elected for one-year terms. If the amendments are not adopted, then the Board would remain classified, with each class of directors serving a three-year term, and the term of the current director nominees, if elected, would expire at the annual general meeting to be held in 2017.

Vote Required

Approval of the resolution requires the presence of at least two thirds of the total voting rights of all shareholders entitled to vote at the Meeting for quorum purposes, and the affirmative vote of at least 75% of the votes cast on the resolution at the Meeting in person or by proxy.

Recommendation

The Board unanimously recommends that you vote FOR the authorization of the amendments to Articles 107 through 112 to declassify the Board and effect certain other non-substantive changes relating to the election of directors.

OTHER MATTERS

Shareholder Proposals

Any proposal by a shareholder intended to be presented at the 2015 annual general meeting of shareholders must be received by the Company at our principal executive offices at Devonshire House, 1 Mayfair Place, London W1J 8AJ, England, Attention: Julie J. Robertson, Executive Vice President and Secretary, no later than November 10, 2014, for inclusion in our proxy materials relating to that meeting.

In order for a shareholder to bring business before an annual general meeting of shareholders, a written request must be sent to our corporate secretary not less than 60 nor more than 120 days in advance of the annual general meeting, or, in the case of nominations for the election of directors, not less than 90 days in advance of an annual general meeting. Requests regarding agenda items (other than nominations for the election of directors) must include the name and address of the shareholder, a clear and concise statement of the proposed agenda item, and evidence of the required shareholdings recorded in the share register. Requests for nominations for the election of directors must include the name and address of the shareholder, the name and address of the director nominee, a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the director nominee and accompanied by evidence of the shareholding required to make such request, a description of all arrangements or understandings between the shareholder and the director nominee and any other persons (giving their names) pursuant to which the nominations are to be made, other information about the director nominee required to be disclosed in a proxy statement by SEC rules, and the consent of the director nominee. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in our proxy statement. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

Solicitation of Proxies

The cost of the solicitation of proxies, including the cost of preparing, printing and mailing the materials used in the solicitation, will be borne by the Company. The Company has retained MacKenzie Partners, Inc. to aid in the solicitation of proxies for a fee of $16,500 and the reimbursement of out-of-pocket expenses. Proxies may also be solicited by personal interview, telephone and telegram and via the Internet by directors, officers and employees of the Company, who will not receive additional compensation for those services. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held by those persons, and the Company will reimburse them for reasonable expenses incurred by them in connection with the forwarding of solicitation materials.

In some cases, only one copy of the proxy materials are being delivered to multiple shareholders sharing an address, unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon a written or oral request, a separate copy of the proxy materials to a shareholder at a shared address to which a single copy of the documents was delivered. Shareholders sharing an address may also submit requests for delivery of a single copy of the proxy materials. To request separate or single delivery of these materials now or in the future, shareholders may submit a request by telephone at 1 (800)  322-2885 or in writing to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016.

Additional Information about the Company

You can learn more about the Company and our operations by visiting our website at www.noblecorp.com. Among other information we have provided there, you will find:

•	our corporate governance guidelines;

•	the charters of each of our standing committees of the Board;

•	our code of business conduct and ethics (and any amendment thereto or waiver of compliance therewith);

•	our Articles of Association;

•	information concerning our business and recent news releases and filings with the SEC; and

•	information concerning our board of directors and shareholder relations.

Copies of our corporate governance guidelines, the charters of each of our standing committees of the Board and our code of business conduct and ethics are available in print upon request. For additional information about the Company, please refer to our 2013 Annual Report, which is being made available with this proxy statement.

Audit Concerns

Under s.527 of the UK Companies Act, shareholders meeting the threshold requirements set out in that section have the right to require the Company to publish on a website a statement setting out any matter of concern relating to: (i) the audit of the Company’s accounts (including the auditor’s report and the conduct of the audit) that are to be laid before the Meeting; or (ii) any circumstance connected with an auditor of the Company ceasing to hold office since the previous meeting at which annual accounts and reports were laid in accordance with s.437 of the UK Companies Act. The business that may be dealt with at the Meeting includes any statement that the Company has been required to publish on a website under s.527 of the UK Companies Act.

NOBLE CORPORATION plc

David W. Williams

Chairman, President and Chief Executive Officer

London, England

March     , 2014

ANNEX A

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DIVIDEND

The following is a summary of material U.S. federal income tax consequences relating to the dividend of Paragon Offshore shares and separation described in Resolution 10 (the “spin-off”). This summary is based on the U.S Internal Revenue Code of 1986, as amended (the “Code”), related U.S. Treasury regulations, and interpretations of the Code and the U.S. Treasury regulations by the courts and the U.S. Internal Revenue Service (the “IRS”), in effect as of the date of this proxy statement, and all of which are subject to change, possibly with retroactive effect. This summary does not discuss all the tax considerations that may be relevant to the holders of ordinary shares of Noble Corporation plc (the “Company”) in light of their particular circumstances. This summary also does not address the consequences to shareholders subject to special treatment under the U.S. federal income tax laws, including, but not limited to, the following:

•	insurance companies,

•	dealers or brokers in securities or currencies,

•	tax-exempt organizations,

•	financial institutions,

•	mutual funds,

•	pass-through entities and investors in such entities,

•

holders who hold their shares as a hedge or as part of a hedging, straddle, conversion, synthetic security, wash sale, integrated investment or other risk-reduction transaction or who are subject to alternative minimum tax, or

•	holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation.

This summary is limited to holders of our ordinary shares that are U.S. holders, as defined below, and that hold their shares as capital assets, within the meaning of Section 1221 of the Code. Finally, this summary does not address any state, local or foreign tax consequences or the tax on certain net investment income imposed under Section 1411 of the Code.

COMPANY SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE AND LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE SPIN-OFF TO THEM.

As used herein, the term “U.S. holder” means a beneficial owner of our stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and (ii) one or more United States persons have the authority to control all substantial decisions of the trust or if the trust has validly made an election to be treated as a United States person under applicable U.S. Treasury regulations.

The spin-off is conditioned on the continued validity of private letter rulings obtained by the Company in October and November 2013 from the IRS and the Company’s receipt of an opinion from Baker Botts L.L.P. (which opinion will rely, in part, on the continued validity of the private letter rulings), in each case, substantially to the effect that the spin-off and certain related transactions will qualify under Sections 355 and 368 of the Code.

Assuming the spin-off and such related transactions so qualify:

•

the spin-off and certain related transactions will not result in any income, gain or loss to the Company or to Paragon Offshore, other than with respect to any intercompany items or excess loss accounts required to be taken into account under U.S. Treasury regulations relating to U.S. consolidated returns;

•

except as noted below, no gain or loss will be recognized by (and no amount will be included in the taxable income of) Company shareholders on their receipt of the dividend of the shares of Paragon Offshore;

•	the holding period of Paragon Offshore shares received by each Company shareholder will include the holding period at the time of the dividend for the Company shares on which the dividend is made;

•

the tax basis of the Company shares held by each Company shareholder immediately before the dividend will be allocated between such Company shares and the Paragon Offshore shares received, including any fractional Paragon Offshore share deemed received in the dividend, in proportion to the relative fair market value of each on the date of the dividend; and

•

a Company shareholder who receives cash for a fractional share of Paragon Offshore will recognize gain or loss measured by the difference between the amount of cash received and the basis of the fractional share interest in Paragon Offshore shares to which the shareholder would otherwise be entitled.

U.S. Treasury regulations also generally provide that if a Company shareholder holds different blocks of our shares (generally shares purchased or acquired on different dates or at different prices), the aggregate basis for each block of our shares purchased or acquired on the same date and at the same price will be allocated, to the greatest extent possible, between the Paragon Offshore shares received in the dividend in respect of such block of our ordinary shares and such block of our ordinary shares, in proportion to their respective fair market values, and the holding period of the Paragon Offshore shares received in the dividend in respect of such block of our ordinary shares will include the holding period of such block of our shares. If a Company shareholder is not able to identify which particular Paragon Offshore shares are received in the dividend with respect to a particular block of our ordinary shares, for purposes of applying the rules described above, the shareholder may designate which Paragon Offshore shares are received in the dividend in respect of a particular block of our ordinary shares, provided that such designation is consistent with the terms of the dividend. Holders of our ordinary shares are urged to consult their own tax advisors regarding the application of these rules to their particular circumstances.

Although private letter rulings from the IRS generally are binding on the IRS, if the factual representations or assumptions made in the private letter ruling requests are inaccurate or incomplete in any material respect, we will not be able to rely on the private letter rulings. Furthermore, the IRS will not rule on whether a dividend such as the spin-off satisfies certain requirements of Section 355 of the Code. Rather, the private letter rulings are based on representations by the Company that these requirements have been satisfied, and any inaccuracy in such representations could invalidate the private letter rulings. In addition to the continued validity of the private letter rulings from the IRS, the Company has made it a condition to the spin-off that the Company obtain an opinion of Baker Botts L.L.P. substantially to the effect that the spin-off and certain related transactions will qualify under Sections 355 and 368 of the Code. The opinion will address those matters upon which the IRS will not rule and will rely on the private letter rulings as to matters covered by the private letter rulings. In addition, the opinion will be based on, among other things, certain assumptions and representations made by us, which if incorrect or inaccurate in any material respect would jeopardize the conclusions reached by such counsel in its opinion. The opinion will not be binding on the IRS or the courts and will be subject to other qualifications and limitations.

Notwithstanding receipt by the Company of the private letter rulings and opinion of counsel, the IRS could assert that the spin-off and certain related transactions do not satisfy the requirements of Sections 355 and 368 of the Code. If the IRS were successful in making any such assertion, the Company, Paragon Offshore, and our shareholders could be subject to significant tax liability. In general, with respect to the dividend, our shareholders generally would be treated as receiving a taxable distribution of property in an amount equal to the fair market value of Paragon Offshore shares received. That distribution would be taxable dividend income to the extent of our current earnings and profits as of the end of the year of the dividend, and any accumulated earnings and profits. For each such shareholder, any amount that exceeded our earnings and profits would be treated first as a non-taxable return of capital to the extent of such shareholder’s tax basis in our shares with any remaining amount generally being taxed as a capital gain.

In connection with the spin-off, we and Paragon Offshore would enter into a tax sharing agreement pursuant to which we and Paragon Offshore would agree to be responsible for certain liabilities and obligations following the spin-off. Under the terms of the tax sharing agreement, we and Paragon Offshore generally would be responsible for all taxes attributable to our respective businesses, whether accruing before, on or after the date of the spin-off. Moreover, in the event that the spin-off or certain related transactions were to fail to qualify for tax-free treatment, we would generally be responsible for all of the tax imposed on us, Paragon Offshore and our respective subsidiaries resulting from such failure. However, if the spin-off or certain related transactions were to fail to qualify for tax-free treatment because of actions or failures to act by Paragon Offshore or its subsidiaries that occur after the effective date of the tax sharing agreement, Paragon Offshore would be responsible for all such tax.

Under U.S. Treasury regulations, each Company shareholder who, immediately before the dividend of the shares of Paragon Offshore, owns at least 5% of the total outstanding ordinary shares of the Company must attach to such shareholder’s U.S. federal income tax return for the year in which the dividend occurs a statement setting forth certain information relating to the dividend. In addition, all shareholders are required to retain permanent records relating to the amount, basis and fair market value of Paragon Offshore shares which they receive in the dividend and to make those records available to the IRS on request of the IRS.

THE FOREGOING IS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. THE FOREGOING DOES NOT PURPORT TO ADDRESS ALL U.S. FEDERAL INCOME TAX CONSEQUENCES OR TAX CONSEQUENCES THAT MAY ARISE UNDER THE TAX LAWS OF OTHER JURISDICTIONS OR THAT MAY APPLY TO PARTICULAR CATEGORIES OF SHAREHOLDERS. EACH COMPANY SHAREHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE SPIN-OFF TO SUCH SHAREHOLDER, INCLUDING THE APPLICATION OF U.S. FEDERAL, STATE AND LOCAL, AND FOREIGN TAX LAWS, AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.

MATERIAL U.K. TAX CONSEQUENCES OF THE DIVIDEND

There should not be any U.K. tax consequences of receiving the dividend of Paragon Offshore shares for shareholders who are not tax resident in the U.K. and who do not carry on a trade in the U.K. through a permanent establishment with which their holding of shares in the Company is associated.

The above statement is based on current U.K. tax legislation and current practice of HM Revenue & Customs. ANY PERSON WHO IS IN ANY DOUBT AS TO HIS OR HER TAX POSITION SHOULD CONSULT HIS OR HER OWN PROFESSIONAL ADVISERS IMMEDIATELY.

ANNEX B

NOBLE CORPORATION

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

As of, and for the year ended, December 31, 2013

On September 24, 2013, Noble Corporation plc, a company registered under the laws of England and Wales (“Noble”), announced that its Board of Directors approved a plan to reorganize its business by means of a separation and spin-off of a newly-formed subsidiary, Paragon Offshore Limited (“Paragon Offshore”).

Set forth below are the unaudited pro forma combined balance sheet of Noble and the unaudited pro forma combined statement of operations for Noble as of, and for the year ended, December 31, 2013. The unaudited pro forma financial information of Noble excludes (i) the standard specification units proposed to be owned and operated by Paragon Offshore, which currently includes five drillships, three semisubmersibles, 34 jackups, and one floating production storage and offloading unit, as well as the Hibernia platform operations offshore Canada, and (ii) two cold stacked submersibles that Noble sold in January 2014. Noble pro forma financials also exclude the operations of one standard specification jackup, which was sold in July 2013 to a third party (“Disposed Rig”).

Noble expects to distribute all of the ordinary shares of Paragon Offshore through a series of steps, referred to herein as the “Separation.” The plan contemplates the execution of the Separation through the following steps, anticipated to be completed in 2014:

•

the transfer by Noble of the majority of its standard specification drilling business described above to Paragon Offshore in exchange for intercompany indebtedness and ordinary shares of Paragon Offshore;

•	the Paragon Offshore debt financings;

•	the initial public offering (“IPO”) of up to 19.7% of Paragon Offshore ordinary shares; and

•	the distribution of the remaining Paragon Offshore shares, held by Noble, to the shareholders of Noble.

Noble expects to repay certain outstanding indebtedness with payments received from Paragon Offshore. Paragon Offshore is expected to fund such payments to Noble with proceeds from borrowings and, if Noble proceeds with the IPO of Paragon Offshore, its IPO proceeds.

The following unaudited pro forma combined financial information sets forth the historical financial information of Noble, Paragon Offshore and the Disposed Rig as of December 31, 2013 and for the year then ended, as derived from the audited financial statements of Noble and the Noble Standard Spec Business (Paragon Offshore’s accounting predecessor) assuming the proposed Separation was completed as of December 31, 2013 for purposes of the unaudited pro forma combined balance sheet and as of January 1, 2013 for purposes of the unaudited pro forma combined statements of operations. No pro forma adjustments have been made for any assumptions regarding Paragon Offshore as a standalone company or any transactions to be effected in connection with the Separation, including any financings, debt repayments or tax restructuring that may be undertaken in connection with the Separation.

The unaudited pro forma combined financial information should be read in conjunction with, and is qualified in its entirety by, the historical audited consolidated financial statements of Noble, including the notes thereto, which are incorporated by reference herein and contained in Noble’s Annual Report on Form 10-K for the year ended December 31, 2013, which is delivered with this proxy statement, and the historical audited combined financial statements of Noble Standard Spec Business, including the notes thereto, which are included in Annex C to this proxy statement. The adjustments made herein are preliminary and are based on certain estimates and assumptions and currently available information. Such adjustments could change as additional information becomes available, as estimates and assumptions are refined or as additional events occur.

The unaudited pro forma combined financial statements are presented for comparative purposes only and may not necessarily be indicative of what the actual financial position or results of operations of Noble would have been as of, and for, the periods presented, nor does it purport to represent the future financial position or results of operations of Noble.

Noble Corporation plc

Unaudited pro forma combined balance sheet

As of December 31, 2013

(in thousands, except per share data)

	Noble Historical	Paragon Offshore	Noble Pro forma
		Note 2
ASSETS
Current assets
Cash and cash equivalents	$114,458	$(36,581)	$77,877
Accounts receivable	949,069	(329,632)	619,437
Prepaid and other current assets	327,408	(50,004)	277,404

Total current assets	1,390,935	(416,217)	974,718

Property and equipment, at cost	19,198,767	(5,383,130)	13,815,637
Accumulated depreciation	(4,640,677)	2,421,305	(2,219,372)

Property and equipment, net	14,558,090	(2,961,825)	11,596,265

Other assets	268,932	(64,728)	204,204

Total assets	$16,217,957	$(3,442,770)	$12,775,187

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$347,214	$(114,918)	$232,296
Accrued payroll and related costs	151,161	(55,126)	96,035
Other current liabilities	553,540	(41,356)	512,184

Total current liabilities	1,051,915	(211,400)	840,515

Long-term debt	5,556,251	(1,561,141)	3,995,110
Other liabilities	559,763	(189,771)	369,992

Total liabilities	7,167,929	(1,962,312)	5,205,617

Commitments and contingencies

Shareholders’ equity
Net parent investment	—	—	—
Shares	2,534	—	2,534
Additional paid-in capital	810,286	—	810,286
Retained earnings	7,591,927	(1,480,464)	6,111,463
Accumulated other comprehensive loss	(82,164)	6	(82,158)

Total shareholders equity	8,322,583	(1,480,458)	6,842,125
Noncontrolling interests	727,445	—	727,445

Total equity	9,050,028	(1,480,458)	7,569,570

Total liabilities and equity	$16,217,957	$(3,442,770)	$12,775,187

See accompanying notes to the unaudited pro forma combined financial statements

Noble Corporation plc

Unaudited pro forma combined statement of operations

For the year ended December 31, 2013

(in thousands)

	Noble Historical	Paragon Offshore	Other Adjustments	Noble Pro forma
		Note 2	Note 3
Operating revenues
Contract drilling services	$4,070,070	$(1,615,326)	$(14,527)	$2,440,217
Reimbursables	111,874	(45,583)	—	66,291
Labor contract drilling services	52,241	(35,146)	—	17,095
Other	105	(94)	—	11

	4,234,290	(1,696,149)	(14,527)	2,523,614

Operating costs and expenses
Contract drilling services	2,014,217	(835,993)	(8,890)	1,169,334
Reimbursables	85,548	(35,140)	—	50,408
Labor contract drilling services	36,604	(24,333)	—	12,271
Depreciation and amortization	879,422	(369,689)	—	509,733
General and administrative	117,997	(58,505)	(438)	59,054
Incremental spin-off related costs	17,702	—	—	17,702
Loss on impairment	43,688	(43,688)		—
Gain on disposal of assets, net	(35,646)	—	35,646	—
Gain on contract extinguishment, net	(46,800)	16,182	—	(30,618)

	3,112,732	(1,351,166)	26,318	1,787,884

Operating income	1,121,558	(344,983)	(40,845)	735,730

Other income (expense)
Interest expense, net of amount capitalized	(106,300)	5,938	—	(100,362)
Interest income and other, net	2,754	2,306	(311)	4,749

Income before income taxes	1,018,012	(336,739)	(41,156)	640,117
Income tax provision	(167,606)	68,546	(3,999)	(103,059)

Net income	850,406	(268,193)	(45,155)	537,058

Net income attributable to noncontrolling interests	(67,709)	—	—	(67,709)

Net income attributable to Noble	$782,697	$(268,193)	$(45,155)	$469,349

Pro forma earnings per share
Basic	$3.05	N/A	N/A	$1.83
Diluted	$3.05	N/A	N/A	$1.83
Weighted-average shares outstanding
Basic	253,288	N/A	N/A	253,288
Diluted	253,547	N/A	N/A	253,547

See accompanying notes to the unaudited pro forma combined financial statements

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

On September 24, 2013, Noble Corporation plc, a company registered under the laws of England and Wales (“Noble”), announced that its Board of Directors approved a plan to reorganize its business by means of a separation and spin-off of a newly-formed subsidiary, Paragon Offshore Limited (“Paragon Offshore”).

The unaudited pro forma financial information of Noble assumes that the standard specification units to be owned and operated by Paragon Offshore would include five drillships, three semisubmersibles, 34 jackups, and one floating production storage and offloading unit, as well as the Hibernia platform operations. Noble pro forma financials exclude the operations of one jackup which was sold in July 2013 to a third party (“Disposed Rig”). In January 2014, Noble sold two cold stacked submersibles to a third party. No pro forma adjustments have been made to exclude these submersibles.

The separation of Paragon Offshore from Noble is referred to herein as the “Separation.” The plan approved by the Board of Directors contemplates the execution of the Separation through the distribution of the shares of Paragon Offshore, held by Noble, to Noble shareholders in a spin-off (the “Distribution” and, together with the Separation, the “Spin-Off”).

The historical financial information of Paragon Offshore has been derived from the historical audited financial statements of Noble, and the pro forma financial information of Noble presents solely the impact of the removal of Paragon Offshore and the Other Adjustments discussed below. No pro forma adjustments have been made for any assumptions regarding Paragon Offshore as a standalone company or any transactions to be effected in connection with the Separation, including any financings, debt repayments or tax restructuring that Paragon Offshore may elect to undertake in connection with the Separation.

The unaudited pro forma combined financial statements are presented for comparative purposes only and may not necessarily be indicative of what the actual financial position or results of operations of Noble would have been as of, and for, the periods presented, nor does it purport to represent the future financial position or results of operations of Noble.

2. Removal of Paragon Offshore

The pro forma adjustments included in the accompanying financial statements include assets, liabilities, revenues and costs that are specifically identifiable or have been allocated directly to Paragon Offshore.

Noble expects to repay certain outstanding indebtedness with payments received from Paragon Offshore. Paragon Offshore is expected to fund such payments to Noble with proceeds from borrowings and, if Noble proceeds with the initial public offering of ordinary shares of Paragon Offshore, the proceeds of such offering.

3. Other Adjustments

The pro forma adjustments included in the accompanying unaudited combined pro forma financial statements include revenues and costs that are specifically identifiable or have been allocated directly to the Disposed Rig.

A reasonable allocation of income taxes has been made in instances where the operations were included in the filing of a consolidated or combined return. These estimates may not necessarily reflect the ultimate effective tax rate of Noble following the Spin-Off. The pro forma adjustments included in the accompanying unaudited combined pro forma financial statements include adjustments to the income taxes to reflect Noble’s anticipated future effective tax rate. Changes in the geographic mix or discrete tax events could materially impact the effective tax rate that Noble ultimately achieves.

4. Noble Pro forma earnings per share

The following details the unaudited pro forma earnings per share for Noble (in thousands, except per share data):

Year ended December 31, 2013
Allocation of net income
Basic
Net income attributable to Noble	$469,349
Earnings allocated to unvested share-based payment awards	(5,559)

Net income to common shareholders—basic	$463,790

Diluted
Net income attributable to Noble	$469,349
Earnings allocated to unvested share-based payment awards	(5,554)

Net income to common shareholders—diluted	$463,795

Weighted average shares outstanding—basic	253,288
Incremental shares issuable from assumed exercise of stock options	259

Weighted average shares outstanding—diluted	253,547

Weighted average unvested share-based payment awards	3,036

Pro forma earnings per share
Basic	$1.83
Diluted	$1.83

ANNEX C

INFORMATION ABOUT PARAGON OFFSHORE LIMITED

INTRODUCTION

As used in, and solely for purposes of, this Annex C, references to “our business,” “we,” “our” or “us” or similar terms, (a) when used in the historical context, refer to the standard specification drilling business owned and operated by the Company, which business is Paragon Offshore’s predecessor for accounting purposes and which we sometimes refer to as our “Predecessor,” and (b) when used in the present or future context, refer to Paragon Offshore after giving effect to the transfer of most of the Company’s standard specification drilling business to Paragon Offshore and the separation. For purposes of this Annex C, when we use the word “separation,” we mean the acquisition by Paragon Offshore of the standard specification business from Noble and the earlier to occur of (i) any initial public offering of the ordinary shares of Paragon Offshore and (ii) the dividend of the ordinary shares of Paragon Offshore to the holders of Noble’s ordinary shares, after which the ordinary shares of Paragon Offshore would be publicly traded.

Unless otherwise indicated, the information herein is based on the Company’s current expectations and plans regarding the business that maybe contributed to Paragon Offshore in the separation. The assets and business involved in the separation may change after such date. There can be no assurance Noble will pursue or complete the separation in the form discussed herein or at all.

Nothing contained in this proxy statement shall constitute an offer to sell, or a solicitation of an offer to buy, any securities of the Company or Paragon Offshore.

PROPOSED BUSINESS OF PARAGON OFFSHORE

Our Fleet

Our primary business is to contract our rigs, related equipment and work crews to conduct oil and gas drilling and workover operations for our E&P customers on a dayrate basis around the world.

Our total fleet comprises 42 standard specification offshore drilling rigs, including 34 jackups, eight floaters (five drillships and three semisubmersibles) and one FPSO. We also provide drilling and maintenance services (but do not provide a rig) on the Hibernia Project in the Canadian Atlantic under a five-year contract with a joint venture in which Exxon is the primary operator.

We classify all rigs as either “high specification” rigs or “standard specification” rigs. Our rig classification is based on a number of factors, including age, technological capabilities, size, water depth and load capacity. Standard specification rigs are generally 15 or more years old, have a “hook load,” or derrick hoisting capacity, of less than two million pounds, and have drilling equipment operated by mechanical, rather than electronic, means. Standard specification jackups are generally capable of operating in water depths of up to 390 feet. Standard specification drillships and semisubmersibles are generally capable of operating in water depths of up to 7,500 feet, conducting a single drilling procedure (as compared to a dual-activity or other dual-derrick rigs, which may conduct multiple well-related operations simultaneously) and use moorings or a less advanced dynamic positioning system to maintain position while drilling. Standard specification rigs operate in the same worldwide markets and environments as high specification rigs, subject to their technical capabilities. Our rigs are widely deployed in the global offshore drilling rig market.

Jackups are mobile, self-elevating drilling platforms equipped with legs that can be lowered to the ocean floor until a foundation is established for support. All of our jackups are ILC jackups, allowing each leg to be raised or lowered independently of any other, and permitting the drilling platform to be extended out from the hull to perform drilling or workover operations over certain types of preexisting platforms or structures. Our jackups are capable of drilling in water depths of up to 390 feet. Twenty-one of our 34 jackups can operate in water depths of 300 feet or greater. Seven of our jackups are capable of operating in harsh environments.

Drillships are self-propelled vessels that maintain their position over the well through the use of either a computer-controlled dynamic positioning system or a fixed mooring system. Our drillships are capable of drilling in water depths of up to 7,200 feet.

Semisubmersibles are floating platforms which, by means of a water ballasting system, can be submerged to a predetermined depth so that a substantial portion of the hull is below the water surface during drilling operations in order to improve stability. Our semisubmersibles maintain their position over the well through the use of a fixed mooring system. Our semisubmersibles are capable of drilling in water depths of up to 4,000 feet.

The following table sets forth certain information concerning the Paragon Offshore drilling fleet as of February 13, 2014.

Jackups
Name	Location	Water Depth (1)	Year Built/ Rebuilt	Status

Noble Bill Jennings

Noble Eddie Paul

Noble Leonard Jones

Noble Julie Robertson

Noble Al White

Noble Roy Rhodes

Noble Byron Welliver

Noble Charlie Yester

Noble Ed Holt

Noble Gene Rosser

Noble George McLeod

Noble Gus Androes

Noble Harvey Duhaney

Noble Jimmy Puckett

Noble John Sandifer

Noble Johnnie Hoffman

Noble Kenneth Delaney

Noble Percy Johns

Noble Roy Butler

Noble Sam Noble

Noble Tommy Craighead

Noble Carl Norberg

Noble Chuck Syring

Noble Earl Frederickson

Noble Ed Noble

Noble George Sauvageau

Noble Lloyd Noble

Noble Tom Jobe

Noble Lynda Bossler

Noble Piet van Ede

Noble Ronald Hoope

Dhabi II

Noble Dick Favor

Noble Don Walker

Mexico

Mexico

Mexico

UK

UK

UAE

UK

UAE

India

Mexico

Malaysia

Qatar

Qatar

Qatar

Mexico

Mexico

India

Cameroon

Mexico

Mexico

Benin

Mexico

Qatar

Mexico

Cameroon

Germany

Cameroon

Mexico

Netherlands

Netherlands

Netherlands

UAE

UAE

Cameroon

390 390 390 390 360 300 300 300 300 300 300 300 300 300 300 300 300 300 300 300 300 250 250 250 250 250 250 250 250 250 250 150 150 150	1975/1997

1976/1995

1972/1998

1981/2001

1982/2005

1979/2009

1982/ -

1980/ -

1981/2003

1977/1996

1981/1995

1982/2004

1976/2001

1982/2002

1975/1995

1976/1993

1983/1998

1981/1995

1982/1998

1982/ -

1982/2003

1976/2003

1976/1996

1979/1999

1984/2003

1981/ -

1983/1990

1982/ -

1982/ -

1982/ -

1982/ -

1982/2006

1982/2004

1982/1992

Active

Active

Active

Active

Active

Active

Active

Active

Active

Active

Active

Active

Active

Active

Active

Active

Active

Active

Active

Active

Active

Active

Active

Active

Active

Active

Active

Active

Active

Active

Active

Active

Active

Cold Stacked

Semisubmersibles
Name	Location	Water Depth (1)	Year Built/ Rebuilt	Status
Noble Therald Martin Noble Ton van Langeveld Noble Lorris Bouzigard	Brazil UK USA	4,000 1,500 4,000	1977/2004 1979/2000 1975/2003	Active Active Cold Stacked
Drillships
Name	Location	Water Depth (1)	Year Built/ Rebuilt	Status
Noble Roger Eason Noble Leo Segerius Noble Phoenix Noble Duchess Noble Muravlenko	Brazil Brazil Brazil India USA	7,200 5,600 5,000 1,500 4,900	1977/2013 1981/2012 1979/2009 1975/2012 1982/1997	Active Active Active Active Cold Stacked
Other Assets
Name	Location	Water Depth (1)	Year Built/ Rebuilt	Status
Hibernia Platform (labor contract) Noble Seillean (FPSO)	Canada USA	N/A 6,500	N/A 1989/2008	Active Cold Stacked

(1)	Operating design water depth (in feet).

Our fleet includes one jackup, one drillship and one semisubmersible that are currently cold stacked and not being marketed and one FPSO that is currently cold stacked. These cold stacked units require minimal operating and maintenance expenditures. Cold stacked units are neither operational nor ready for deployment, do not maintain a crew and are stored in a harbor, shipyard or a designated offshore area.

Drilling Contracts

We typically employ each drilling unit under an individual contract. Although the final terms of the contracts result from negotiations with our customers, many contracts are awarded based upon a competitive bidding process. Our drilling contracts generally contain the following terms:

•	contract duration extending over a specific period of time or a period necessary to drill a defined number wells;

•

provisions permitting early termination of the contract by the customer (i) if the unit is lost or destroyed or (ii) if operations are suspended for a specified period of time due to breakdown of equipment;

•	provisions allowing the impacted party to terminate the contract if specified “force majeure” events beyond the contracting parties’ control occur for a defined period of time;

•

payment of compensation to us (generally in U.S. dollars although some customers, typically national oil companies, require a part of the compensation to be paid in local currency) on a “daywork” basis, so that we receive a fixed amount for each day, or dayrate, that the drilling unit is operating under contract (a lower rate or no compensation is payable during periods of equipment breakdown and repair or adverse weather or in the event operations are interrupted by other conditions, some of which may be beyond our control);

•	payment by us of the operating expenses of the drilling unit, including labor costs and the cost of incidental supplies; and

•	provisions that allow us to recover certain cost increases from our customers in certain long-term contracts.

The terms of some of our drilling contracts permit early termination of the contract by the customer, without cause, generally exercisable upon advance notice to us and in some cases without requiring an early termination payment to us. Our drilling contracts with Pemex, in Mexico, for example, allow early cancellation with 30 days or less notice to us without Pemex making an early termination payment. Please read “Risk Factors—Risks Related to Our Business—Our inability to renew or replace expiring contracts or the loss of a significant customer or contract could have a material adverse effect on our financial results.”

The terms of some of our drilling contracts permit us to earn bonus revenue incentive payments based on performance. Our drilling contracts with Petrobras, in Brazil, for example, contain these bonus provisions.

As our rigs are mobilized from one geographic location to another, labor and other operating and maintenance costs can vary significantly. If we relocate a rig to another geographic location without a customer contract, we will incur costs that will not be reimbursable by future customers, and even if we relocate a rig with a customer contract, we may not be fully compensated during the mobilization period.

For a discussion of our backlog of commitments for contract drilling services, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contract Drilling Services Backlog.”

Contract Drilling Services

We conduct offshore contract drilling operations, which accounted for over 98% of the operating revenues of our Predecessor (excluding the three rigs to be retained by Noble and one standard specification jackup sold by Noble in July 2013) (“Paragon Offshore Operating Revenues”) for the years ended December 31, 2013, 2012 and 2011. We conduct our contract drilling operations principally in Mexico, Brazil, the North Sea, West Africa, the Middle East, India and Southeast Asia. Paragon Offshore Operating Revenues from Petrobras and its affiliates accounted for approximately 21% of total Paragon Offshore Operating Revenues for the year ended December 31, 2013. Paragon Offshore Operating Revenues from Pemex and its affiliates accounted for approximately 18% of total Paragon Offshore Operating Revenues for the year ended 2013. No other single customer accounted for more than 10% of total Paragon Offshore Operating Revenues for the years ended December 31, 2013, 2012 or 2011.

Labor Contracts

We provide drilling and maintenance services (but do not provide a rig) on the Hibernia Project in the Canadian Atlantic under a contract with Hibernia Management and Development Company Ltd. that extends through June 30, 2018 and in which Exxon is the primary operator. We do not own or lease these platforms. Under this labor contract, we provide the personnel necessary to manage and perform the drilling operations from the drilling platform owned by the operator.

Competition

The offshore contract drilling industry is a highly competitive and cyclical business characterized by high capital and maintenance costs. We compete with other providers of offshore drilling rigs. Some of these providers’ fleets exclusively comprise high specification drilling rigs, or include a combination of standard specification and high specification drilling rigs. In addition, some of our competitors may have access to greater financial resources than we do.

In the provision of contract drilling services, competition involves numerous factors, including price, rig availability and suitability, experience of the workforce, efficiency, safety performance record, condition and age of equipment, location, operating integrity, reputation, industry standing and client relations. We believe that we compete favorably with respect to most of these factors and that price is a key determinative factor. We follow a policy of keeping our equipment well maintained and generally technologically competitive with other standard specification rigs. However, our equipment could be made obsolete by the development of new techniques and equipment, regulations or customer preferences. Please read “Risk Factors—Risks Related to Our Business—The contract drilling industry is a highly competitive and cyclical business. If we are unable to compete successfully, our profitability may be reduced.”

We compete on a worldwide basis, but competition may vary by region at any particular time. Demand for offshore drilling equipment also depends on the exploration and development programs of oil and gas producers, which in turn are influenced by the financial condition of such producers, by general economic conditions, prices of oil and gas and by political considerations and policies.

In addition, industry-wide shortages of supplies, services, skilled personnel and equipment necessary to conduct our business have historically occurred. We cannot assure that any such shortages experienced in the past will not happen again in the future.

Environmental Matters

Our operations are directly subject to numerous environmental laws and regulations at the international, national, state and local levels. Additionally, political developments and numerous governmental regulations indirectly associated with the contract drilling industry affect many aspects of our operations. These laws and regulations can significantly affect the operation of our drilling rigs. Failure to comply with these laws and regulations, or failure to obtain or comply with permit requirements, may result in the assessment of administrative, civil, or criminal penalties, imposition of remedial requirements, or the imposition of injunctions or moratoria to halt drilling operations or force future compliance. Historically, we have made numerous expenditures to comply with environmental requirements, and we anticipate that we will continue to make expenditures in the future. To date, our expenditures have not materially affected our operations, and we do not anticipate that future expenditures will materially affect our operations or force us to materially increase our capital expenditures.

Because environmental laws and regulations generally affect the energy and energy services industry, our business could be adversely affected by increased regulation that prohibits or restricts our customers’ exploration and production activities, resulting in reduced demand for our services. Similarly, heightened environmental protection requirements could result in increased costs for us, our customers or the energy industry in general. Governments in many of the jurisdictions in which we operate have become increasingly active in regulating and controlling the ownership of concessions and companies holding concessions, the exploration for oil and gas and other aspects of the oil and gas industries in their countries. In some areas of the world, this governmental activity has adversely affected the amount of exploration and development work done by major oil and gas companies and may continue to do so. Operations in less developed countries can be subject to legal systems that are not as mature or predictable as those in more developed countries, which can lead to greater uncertainty in legal matters and proceedings.

The following is a summary of some of the existing laws and regulations which apply to our operations in some of the jurisdictions in which we operate. While laws vary widely between jurisdictions, each of the laws and regulations below addresses environmental issues similar to those in most of the other jurisdictions in which we operate. Further, we believe we are in substantial compliance in all material respects with the environmental regulations affecting the operation of our drilling rigs in all of the jurisdictions in which we operate.

International Regulatory Regimes

The International Maritime Organization, or IMO, provides international regulations governing shipping and international maritime trade. IMO regulations have been widely adopted by U.N. member countries, and in some jurisdictions in which we operate, these regulations have been expanded upon. The requirements contained in the International Management Code for the Safe Operation of Ships and for Pollution Prevention, or ISM Code, promulgated by the IMO, govern much of our drilling operations. Among other requirements, the ISM

Code requires the party with operational control of a vessel to develop an extensive safety management system that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies.

The IMO has also adopted the International Convention for the Prevention of Pollution from Ships, or MARPOL, including Annex VI to MARPOL which sets limits on sulfur dioxide and nitrogen oxide emissions from ship exhausts and prohibits deliberate emissions of ozone depleting substances. Annex VI, which applies to all ships, fixed and floating drilling rigs and other floating platforms, imposes a global cap on the sulfur content of fuel oil and allows for specialized areas to be established internationally with even more stringent controls on sulfur emissions. For vessels 400 gross tons and greater, platforms and drilling rigs, Annex VI imposes various survey and certification requirements. Moreover, 2008 amendments to Annex VI require the imposition of progressively stricter limitations on sulfur emissions from ships. These limitations require that fuels of vessels in covered Emission Control Areas, or ECAs, contain no more than 1% sulfur. The North American ECA became effective in August 2012, capping the sulfur limit in marine fuel at 1%, which has been the capped amount for the North Sea and Baltic Sea ECAs since July 1, 2010. The North Sea ECA encompasses all of the North Sea and the full length of the English Channel. These capped amounts are to decrease progressively until they reach 0.5% by January 1, 2020 for non-ECA areas and 0.1% by January 1, 2015 for ECA areas, including the North American ECA. The amendments also establish new tiers of stringent nitrogen oxide emissions standards for new marine engines, depending on their date of installation.

The IMO has negotiated international conventions that impose liability for oil pollution in international waters and the territorial waters of the signatory to such conventions such as the Ballast Water Management Convention, or BWM Convention. The BWM Convention’s implementing regulations call for a phased introduction of mandatory ballast water exchange requirements (beginning in 2009), to be replaced in time with a requirement for mandatory ballast water treatment. The BWM Convention will not become effective until 12 months after it has been adopted by 30 states, the combined merchant fleets of which represent not less than 35% of the gross tonnage of the world’s merchant shipping. Though this has not occurred to date, the IMO has passed a resolution encouraging the ratification of the BWM Convention and calling upon those countries that have already ratified to encourage the installation of ballast water management systems on new ships. Under the requirements of the BWM Convention for rigs with ballast water capacity of more than 5000 cubic meters that were constructed in 2011 or before, ballast water management exchange or treatment will be accepted until 2016. From 2016 (or not later than the first intermediate or renewal survey after 2016), only ballast water treatment will be accepted by the BWM Convention. All of our drilling rigs are in substantial compliance with the proposed terms of the BWM Convention.

The IMO has also adopted the International Convention for Civil Liability for Bunker Oil Pollution Damage of 2001, or Bunker Convention. The Bunker Convention provides a liability, compensation and compulsory insurance system for the victims of oil pollution damage caused by spills of bunker oil. Under the Bunker Convention, ship owners must pay compensation for pollution damage (including the cost of preventive measures) caused in the territory, including the territorial sea of a State Party, as well as its exclusive economic zone or equivalent area. Registered owners of any seagoing vessel and seaborne craft over 1,000 gross tons, of any type whatsoever, and registered in a State Party, or entering or leaving a port in the territory of a State Party, must maintain insurance which meets the requirements of the Bunker Convention and to obtain a certificate issued by a State Party attesting that such insurance is in force. The State issued certificate must be carried on board at all times. We believe that all of our drilling rigs are currently compliant in all material respects with these regulations.

On July 15, 2011, the IMO approved mandatory measures to reduce emissions of greenhouse gases from international shipping. The amendments to MARPOL Annex VI Regulations for the prevention of air pollution from ships add a new Chapter 4 on energy efficiency requiring compliance with the Energy Efficiency Design Index, or EEDI, for new ships, and the Ship Energy Efficiency Management Plan, or SEEMP, for all ships. Other amendments to Annex VI add new definitions and requirements for survey and certification, including the format for the International Energy Efficiency Certificate. The regulations apply to all ships of 400 gross tonnage and above and entered into force on January 1, 2013. These new rules will likely affect the operations of vessels that are registered in countries that are signatories to MARPOL Annex VI or vessels that call upon ports located within such countries. The implementation of the EEDI and SEEMP standards could cause us to incur additional compliance costs. The IMO is also considering the development of market-based mechanisms to reduce greenhouse gas emissions from ships.

The IMO continues to review and introduce new regulations. It is impossible to predict what additional regulations, if any, may be passed by the IMO and what effect, if any, such regulation may have on our operations.

European Union

On June 10, 2013, the European Union adopted a new directive, Directive 2013/30/EU, on the safety of offshore oil and gas operations within the exclusive economic zone (which can extend up to 200 nautical miles from a coast) or the continental shelf of any of its member states. The directive establishes minimum requirements for preventing major accidents in offshore oil and gas operations, and aims to limit the consequences of such accidents. All European Union member states will be required to adopt national legislation or regulations by July 19, 2015 to implement the new directive’s requirements, which also include reporting requirements related to major safety and environmental hazards that must be satisfied before drilling can take place, as well as the use of “all suitable measures” to both prevent major accidents and limit the human health and environmental consequences of such a major accident should one occur. We believe that our operations are in substantial compliance with the requirements of the directive (as well as the extensive current health and safety regimes implemented in the member states in which we operate), but future developments could require the company to incur significant costs to comply with its implementation.

Countries in the European Union implement the U.N.’s Kyoto Protocol on GHG emissions through the Emissions Trading System, or ETS, though ETS will continue to require GHG reductions in the future that are not currently prescribed by the Kyoto Protocol or related agreements. The ETS program establishes a GHG “cap and trade” system for certain industry sectors, including power generation at some offshore facilities. Total GHG from these sectors is capped, and the cap is reduced over time to achieve a 21% GHG reduction from these sectors between 2005 and 2020. EU proposals for the cap for the 2020 to 2030 period are expected by the end of 2013. More generally, the EU Commission has proposed a roadmap for reducing emissions by 80% by 2050 compared to 1990 levels. Some EU member states have enacted additional and more long-term legally binding targets. For example, the U.K. has committed to reduce greenhouse gas emissions by 80% by 2050. These reduction targets may also be affected by future negotiations under the United Nations Framework Convention on Climate Change and its Kyoto Protocol.

Entities operating under the cap must either reduce their GHG emissions, purchase tradable emissions allowances, or EUAs, from other program participants, or purchase international GHG offset credits generated under the Kyoto Protocol’s Clean Development Mechanisms or Joint Implementation. As the cap declines, prices for emissions allowances or GHG offset credits may rise. However, due to the over-allocation of EUAs by EU member states in earlier phases and the impact of the recession in the EU, there has been a general over-supply of EUAs. The EU has recently approved amending legislation to withhold the auction of EUAs in a process known as “backloading.” EU proposals for wider structural reform of the EU ETS may follow the enactment of the backloading proposal. Both backloading and wider structural reforms are aimed at reviving the EU carbon price.

In addition, the U.K. government, which implements ETS in the U.K. North Sea, has introduced a carbon price floor mechanism to place an incrementally increasing minimum price on carbon. Thus, the cost of compliance with ETS can be expected to increase over time. Additional member state climate change legislation may result in potentially material capital expenditures.

Insurance and Indemnification Matters

Our operations are subject to many hazards inherent in the drilling business, including blowouts, fires and collisions or groundings of offshore equipment, and damage or loss from adverse weather and sea conditions. These hazards could cause personal injury or loss of life, loss of revenues, pollution and other environmental damage, damage to or destruction of property and equipment and oil and gas producing formations, and could result in claims by employees, customers or third parties.

Our drilling contracts provide for varying levels of indemnification from our customers and in most cases also require us to indemnify our customers for certain losses. Under our drilling contracts, liability with respect to personnel and property is typically assigned on a “knock-for-knock” basis, which means that we and our customers assume liability for our respective personnel and property, irrespective of the fault or negligence of the party indemnified. In addition, our customers may indemnify us in certain instances for damage to our down-hole equipment and, in some cases, our subsea equipment.

Our customers typically assume responsibility for and indemnify us from loss or liability resulting from pollution or contamination, including third-party damages and clean-up and removal, arising from operations under the contract and originating below the surface of the water. We are generally responsible for pollution originating above the surface of the water and emanating from our drilling rigs. Additionally, our customers typically indemnify us for liabilities incurred as a result of a blow-out or cratering of the well and underground reservoir loss or damage.

We expect to carry insurance with terms substantially similar to the terms of Noble’s current insurance. Noble carries protection and indemnity, or P&I, insurance, which is a comprehensive general liability insurance program covering liability resulting from offshore operations. This P&I insurance includes coverage for liability resulting from personal injury or death of third parties and our offshore employees, third-party property damage, pollution, spill clean-up and containment and removal of wrecks or debris. The insurance policy does not exclude losses resulting from our gross negligence or willful misconduct. We expect to have maximum liability coverage of approximately $450 million.

Our insurance policies and contractual rights to indemnity may not adequately cover our losses and liabilities in all cases. For additional information, please read “Risk Factors—Risks Related to Our Business—We may have difficulty obtaining or maintaining insurance in the future and our insurance coverage and contractual indemnity rights may not protect us against all of the risks and hazards we face.”

Our insurance program and the terms of our drilling contracts may change in the future. In addition, the indemnification provisions of our drilling contracts may be subject to differing interpretations, and enforcement of those provisions may be limited by public policy and other considerations.

Properties

Our property consists of drillships, jackups, semisubmerisbles and one FPSO. The capital associated with the repair and maintenance of our fleet increases with age. Our cold stacked rigs will also require additional capital expenditures before being able to be placed in operation.

Seasonality

Our rigs are subject to severe weather during certain periods of the year, particularly hurricane season in the Gulf of Mexico and typhoon season in India, which could halt our operations in Mexico and India, respectively, for prolonged periods or limit contract opportunities during that period. Otherwise, our business is not significantly affected by seasonal fluctuations.

Employees

As of December 31, 2013, approximately 2,700 employees of Noble and 1,400 contractors were dedicated to our operations. Certain of our employees in the U.K., Nigeria, Canada and Brazil are parties to collective bargaining agreements. In various countries, local law requires our participation in works councils. We have not experienced any material work stoppages at any of our facilities due to labor union activities in recent years. We believe our relations with our employees are good. Please read “Certain Relationships and Related Party Transactions—Employee Matters Agreement.”

Legal Proceedings

We are a defendant in certain claims and litigation arising out of operations in the ordinary course of business, the resolution of which, in the opinion of management, will not be material to our financial position, results of operations or cash flows. There is inherent risk in any litigation or dispute and no assurance can be given as to the outcome of these claims.

During the second quarter of 2013, Noble reached an agreement with the Mexican tax authorities resolving certain previously disclosed tax assessments. This settlement removes potential contingent exposure of $502 million in Mexico for periods prior to 2007, which includes the assessments for years 2002 through 2005 of approximately $348 million, as well as settlement for 2006.

Audit claims of approximately $281 million attributable to income, customs and other business taxes have been assessed against us. We have contested, or intend to contest, these assessments, including through litigation if necessary, and we believe the ultimate resolution, for which we have not made any accrual, will not have a material adverse effect on our combined financial statements. Tax authorities may issue additional assessments or pursue legal actions as a result of tax audits and we cannot predict or provide assurance as to the ultimate outcome of such assessments and legal actions.

RISK FACTORS

Risks Related to Our Business

Our business depends on the level of activity in the oil and gas industry. Adverse developments affecting the industry, including a decline in oil or gas prices, reduced demand for oil and gas products and increased regulation of drilling and production, could have a material adverse effect on our business, financial condition and results of operations.

Demand for drilling services depends on a variety of economic and political factors and the level of activity in offshore oil and gas exploration and development and production markets worldwide. Commodity prices, and market expectations of potential changes in these prices, may significantly affect this level of activity, as well as dayrates for our services. However, higher current prices do not necessarily translate into increased drilling activity because our clients’ expectations of future commodity prices typically drive demand for our rigs. Oil and gas prices and the level of activity in offshore oil and gas exploration and development are volatile and are affected by numerous factors beyond our control, including:

•	the cost of exploring for, developing, producing and delivering oil and gas;

•	potential acceleration in the development, and the price and availability, of alternative fuels;

•	increased supply of oil and gas resulting from growing onshore hydraulic fracturing activity and shale development;

•	worldwide production and demand for oil and gas, which are impacted by changes in the rate of economic growth in the global economy;

•	worldwide financial instability or recessions;

•	regulatory restrictions or any moratorium on offshore drilling;

•	expectations regarding future energy prices;

•	the discovery rate of new oil and gas reserves;

•	the rate of decline of existing and new oil and gas reserves;

•	available pipeline and other oil and gas transportation capacity;

•	oil refining capacity;

•	the ability of oil and gas companies to raise capital;

•	advances in exploration, development and production technology;

•	technical advances affecting energy consumption;

•	merger and divestiture activity among oil and gas producers;

•	the availability of, and access to, suitable locations from which our customers can produce hydrocarbons;

•	rough seas and adverse weather conditions, including hurricanes and typhoons;

•	tax laws, regulations and policies;

•	laws and regulations related to environmental matters, including those addressing alternative energy sources and the risks of global climate change;

•	the political environment of oil-producing regions, including uncertainty or instability resulting from civil disorder, an outbreak or escalation of armed hostilities or acts of war or terrorism;

•	the ability of the Organization of Petroleum Exporting Countries, or OPEC, to set and maintain production levels and pricing;

•	the level of production in non-OPEC countries; and

•	the laws and regulations of governments regarding exploration and development of their oil and gas reserves or speculation regarding future laws or regulations.

Adverse developments affecting the industry as a result of one or more of these factors, including a decline in oil or gas prices, a global recession, reduced demand for oil and gas products and increased regulation of drilling and production, particularly if several developments were to occur in a short period of time as in 2008 and 2009, could have a material adverse effect on our business, financial condition and results of operations.

The contract drilling industry is a highly competitive and cyclical business. If we are unable to compete successfully, our profitability may be reduced.

The offshore contract drilling industry is a highly competitive and cyclical business characterized by high capital and operating costs and evolving operational capability of newer rigs. Drilling contracts are traditionally awarded on a competitive bid basis. Intense price competition, rig availability, location and suitability, experience of the workforce, efficiency, safety performance record, technical capability and condition of equipment, operating integrity, reputation, industry standing and client relations are all factors in determining which contractor is awarded a job. Our future success and profitability will partly depend upon our ability to keep pace with our customers’ demands with respect to these factors. Other drilling companies, including those with both high specification and standard specification rigs, may have greater financial, technical and personnel resources that allow them to upgrade equipment and implement new technical capabilities before we can. If current competitors or new market entrants implement new technical capabilities, services or standards that are more attractive to our customers, it could have a material adverse effect on our operations.

In addition to intense competition, our industry is highly cyclical. It has been especially cyclical with respect to the jackup market, where market conditions are subject to rapid change. There have been periods of high demand, short rig supply and high dayrates, followed by periods of lower demand, excess rig supply and low dayrates. Periods of low demand or excess rig supply intensify the competition in the industry and may result in some of our rigs being idle or earning substantially lower dayrates for long periods of time. Additionally, drilling contracts for our jackups generally have shorter terms than contracts for our floaters, meaning that most of our fleet does not have the benefit of the price protection that longer-term contracts provide. The volatility of the industry, coupled with the short-term nature of many of our contracts could have a material adverse effect on our business, financial condition and results of operations.

An over-supply of jackup rigs may lead to a reduction in dayrates and demand for our rigs and therefore may materially impact our profitability.

During the recent period of high utilization and high dayrates, industry participants have increased the supply of drilling rigs by building new drilling rigs, including some drilling rigs that have not yet entered service. Historically, this has often resulted in an oversupply of drilling rigs, which has contributed to a decline in utilization and dayrates, sometimes for extended periods of time.

The increase in supply created by the number and types of rigs being built, as well as changes in our competitors’ drilling rig fleets, could intensify price competition and require higher capital investment to keep our rigs competitive. According to RigLogix, as of March 3, 2014, the total non-U.S. jackup fleet comprises 470 units (19 of which are cold stacked). An additional 119 jackup drilling rigs are under construction or on order, which could bring the total non-U.S. jackup fleet to 589 units (assuming no further newbuilds are ordered and delivered and there is no attrition of the current fleet). To the extent that the drilling rigs currently under construction or on order have not been contracted for future work, there may be increased price competition as such vessels become operational, which could lead to a reduction in dayrates. Lower utilization and dayrates would adversely affect our revenues and profitability. Prolonged periods of low utilization or low dayrates could also result in the recognition of impairment charges on our drilling rigs if future cash flow estimates, based upon information available to management at the time, indicate that the carrying value of these drilling rigs may not be recoverable.

Our standard specification rigs are at a relative disadvantage to higher specification rigs.

Our standard specification rigs do not have certain capabilities and technology that can be found on higher specification rigs and that may increase the operating parameters and efficiency of higher specification drilling rigs. If the demand for offshore drilling rigs were to decrease for any reason, it is possible that higher specification rigs may begin to compete with standard specification rigs for the same contracts. In that case, higher specification rigs would have an advantage over standard specification rigs in securing those contracts and demand for and utilization of standard specification rigs may decrease. Such a decrease in demand for and utilization of standard specification rigs could have a material adverse effect on our business, financial condition and results of operations.

Many of our competitors have fleets that include high specification rigs, making these competitors more operationally diverse. Some of our customers have expressed a preference for newer rigs and, in some areas, higher specification rigs may be more likely to obtain contracts than standard specification rigs such as ours. Our rigs are further constrained by the water depths in which they are capable of operating. In recent years, an increasing amount of E&P expenditures has been concentrated in deepwater drilling programs and deeper formations, requiring higher specification jackup rigs, semisubmersibles or drillships. This trend could result in a decline in demand for standard specification rigs like ours, which could have a material adverse effect on our business, financial condition and results of operations.

The majority of our drilling rigs are more than 30 years old and may require significant amounts of capital for upgrades and refurbishment.

The majority of our drilling rigs were initially put into service during the years 1976 to 1982 and may require significant capital investment to continue operating in the future, particularly as compared to their newer high specification counterparts. From time to time, some of our customers, including Pemex, express a preference for newer rigs. We may be required to spend significant capital on upgrades and refurbishment to maintain the competitiveness of our fleet in the offshore drilling market. Our rigs typically do not generate revenue while they are undergoing refurbishment and upgrades. Rig upgrade or refurbishment projects for older assets such as ours could increase our indebtedness or reduce cash available for other opportunities. Further, such projects may require proportionally greater capital investments as a percentage of total rig value, which may make such projects difficult to finance on acceptable terms. To the extent we are unable to fund such projects, we will have fewer rigs available for service or our rigs may not be attractive to potential or current customers. Such demands on our capital or reductions in demand for our fleet could have a material adverse effect on our business, financial condition and results of operations.

Our business involves numerous operating hazards.

Our operations are subject to many hazards inherent in the drilling business, including:

•	well blowouts;

•	fires;

•	collisions or groundings of offshore equipment;

•	punch-throughs;

•	mechanical or technological failures;

•	failure of our employees to comply with our internal environmental, health and safety guidelines;

•	pipe or cement failures and casing collapses, which could release oil, gas or drilling fluids;

•	geological formations with abnormal pressures;

•	spillage handling and disposing of materials; and

•	adverse weather conditions, including hurricanes, typhoons, winter storms and rough seas.

These hazards could cause personal injury or loss of life, suspend drilling operations, result in regulatory investigation or penalties, seriously damage or destroy property and equipment, result in claims by employees, customers or third parties, cause environmental damage and cause substantial damage to oil and gas producing formations or facilities. Operations also may be suspended because of machinery breakdowns, abnormal drilling conditions, and failure of subcontractors to perform or supply goods or services or personnel shortages. Accordingly, the occurrence of any of the hazards we face could have a material adverse effect on our business, financial condition and results of operations.

Our inability to renew or replace expiring contracts or the loss of a significant customer or contract could have a material adverse effect on our financial results.

Our ability to renew our customer contracts or obtain new contracts and the terms of any such contracts will depend on many factors beyond our control, including market conditions, the global economy and our customers’ financial condition and drilling programs. Moreover, any concentration of customers increases the risks associated with any possible termination or nonperformance of drilling contracts. For the year ended December 31, 2013, our five largest customers in the aggregate accounted for approximately 59% of our pro forma consolidated operating revenues. We expect Pemex and Petrobras, which accounted for approximately 21% and 18% of our pro forma consolidated operating revenues for the year ended December 31, 2013, respectively, to continue to be significant customers in 2014. Our pro forma contract drilling backlog for 2014 as of December 31, 2013 includes $456 million, or approximately 27%, and $307 million, or approximately 18%, attributable to contracts with Petrobras and Pemex, respectively, for operations offshore Brazil and Mexico. Our floaters working for Petrobras are under contracts that expire beginning in 2015. Petrobras has announced a program to construct 29 newbuild floaters, which may reduce or eliminate its need for our rigs. These new drilling units, if built, would compete with, and could displace, our floaters completing contracts and could materially adversely affect our utilization rates, particularly in Brazil. Further, some national oil companies have considered regulations limiting the age of rigs in operation. Such reforms, if adopted, could significantly increase our costs or render some of our rigs ineligible for contracts with such companies.

Our customers may generally terminate our term drilling contracts if a drilling rig is destroyed or lost or if we have to suspend drilling operations for a specified period of time as a result of a breakdown of major equipment or, in some cases, due to other events beyond the control of either party. In the case of nonperformance and under certain other conditions, our drilling contracts generally allow our customers to terminate without any payment to us. The terms of some of our drilling contracts permit the customer to terminate the contract after specified notice periods by tendering contractually specified termination amounts. These termination payments may not fully compensate us for the loss of a contract. Our drilling contracts with our largest customer, Pemex, allow early cancellation with 30 days or less notice to us without any early termination payment. Our second largest customer, Petrobras, has the right to terminate its contracts in the event of downtime that exceeds certain thresholds. The early termination of a contract may result in a rig being idle for an extended period of time and a reduction in our contract backlog and associated revenue, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, during periods of depressed market conditions, we may be subject to an increased risk of our customers seeking to repudiate their contracts. Our customers’ ability to perform their obligations under drilling contracts with us may also be adversely affected by restricted credit markets and economic downturns. If our customers cancel or are unable to renew some of their contracts and we are unable to secure new contracts on a timely basis and on substantially similar terms, if contracts are disputed or suspended for an extended period of time or if a number of our contracts are renegotiated, it could have a material adverse effect on our business, financial condition and results of operations.

We are exposed to risks relating to operations in international locations.

We operate in various regions throughout the world that may expose us to political and other uncertainties, including risks of:

•	seizure, nationalization or expropriation of property or equipment;

•	monetary policies, government credit rating downgrades and potential defaults, and foreign currency fluctuations and devaluations;

•	limitations on the ability to repatriate income or capital;

•	complications associated with repairing and replacing equipment in remote locations;

•	repudiation, nullification, modification or renegotiation of contracts;

•	limitations on insurance coverage, such as war risk coverage, in certain areas;

•	import-export quotas, wage and price controls, imposition of trade barriers and other forms of government regulation and economic conditions that are beyond our control;

•	delays in implementing private commercial arrangements as a result of government oversight;

•	financial or operational difficulties in complying with foreign bureaucratic actions;

•	changing taxation rules or policies;

•	other forms of government regulation and economic conditions that are beyond our control and that create operational uncertainty;

•	governmental corruption;

•	piracy; and

•	terrorist acts, war, revolution and civil disturbances.

Further, we operate in certain less-developed countries with legal systems that are not as mature or predictable as those in more developed countries, which can lead to greater uncertainty in legal matters and proceedings. Examples of challenges of operating in these countries include:

•	potential restrictions presented by local content regulations in Nigeria;

•	ongoing changes in Brazilian laws related to the importation of rigs and equipment that may impose bonding, insurance or duty-payment requirements;

•	procedural requirements for temporary import permits, which may be difficult to obtain; and

•	the effect of certain temporary import permit regimes, such as in Nigeria, where the duration of the permit does not coincide with the general term of the drilling contract.

Our ability to mobilize our drilling rigs between locations and the time and costs of such mobilization may be material to our business.

Our ability to mobilize our drilling rigs to more desirable locations may be impacted by governmental regulation and customs practices, the significant costs of moving a drilling rig, weather, political instability, civil unrest, military actions and the technical capability of the drilling rig to relocate and operate in various environments. In addition, as our rigs are mobilized from one geographic location to another, labor and other operating and maintenance costs can vary significantly. If we relocate a rig to another geographic location without a customer contract, we will incur costs that will not be reimbursable by future customers, and even if we relocate a rig with a customer contract, we may not be fully compensated during the mobilization period. These impacts of rig mobilization could have a material adverse effect on our business, results of operations and financial condition.

Operating and maintenance costs of our operating rigs and costs relating to idle rigs may be significant and may not correspond to revenue earned.

Our operating expenses and maintenance costs depend on a variety of factors including crew costs, costs of provisions, equipment, insurance, maintenance and repairs, and shipyard costs, many of which are beyond our control. Our total operating costs are generally related to the number of drilling rigs in operation and the cost level in each country or region where such drilling rigs are located. Equipment maintenance costs fluctuate depending upon the type of activity that the drilling rig is performing and the age and condition of the equipment. Operating and maintenance costs will not necessarily fluctuate in proportion to changes in operating revenues. While operating revenues may fluctuate as a function of changes in dayrate, costs for operating a rig may not be proportional to the dayrate received and may vary based on a variety of factors, including the scope and length of required rig preparations and the duration of the contractual period over which such expenditures are amortized. Any investments in our rigs may not result in an increased dayrate for or income from such rigs. A disproportionate amount of operating and maintenance costs in comparison to dayrates could have a material adverse effect on our business, financial condition and results of operations.

During idle periods, to reduce our costs, we may decide to “warm stack” a rig, which means the rig is kept fully operational and ready for redeployment, and maintains most of its crew. As a result, our operating expenses during a warm stacking will not be substantially different than those we would incur if the rig remained active. We may also decide to cold stack the rig, which means the rig is neither operational nor ready for deployment, does not maintain a crew and is stored in a harbor, shipyard or a designated offshore area. However, reductions in costs following the decision to cold stack a rig may not be immediate, as a portion of the crew may be required to prepare the rig for such storage. Currently, three of our rigs and our FPSO are cold stacked. Our cold stacked rigs may require significant capital expenditures to return them to operation, making reactivation of such assets more financially demanding.

Any violation of anti-bribery or anti-corruption laws, including the Foreign Corrupt Practices Act, the United Kingdom Bribery Act, or similar laws and regulations could result in significant expenses, divert management attention, and otherwise have a negative impact on us.

We operate in countries known to have a reputation for corruption. We are subject to the risk that we, our affiliated entities or their respective officers, directors, employees and agents may take action determined to be in violation of such anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977, or FCPA, the United Kingdom Bribery Act 2010, or U.K. Bribery Act, and similar laws in other countries.

In 2007, Noble began, and voluntarily contacted the SEC and the U.S. Department of Justice, or DOJ, to advise them of, an internal investigation of the legality under the FCPA and local laws of certain reimbursement payments made by Noble’s Nigerian affiliate to our customs agents in Nigeria. In 2010, Noble finalized settlements of this matter and paid fines and penalties to the DOJ and the SEC. Any violation of the FCPA, the U.K. Bribery Act or other applicable anti-corruption laws could result in substantial fines, sanctions, civil or criminal penalties and curtailment of operations in certain jurisdictions and might adversely affect our business, results of operations or financial condition. Actual or alleged violations could also damage our reputation and ability to do business. Further, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management.

Changes in, compliance with, or our failure to comply with the certain laws and regulations may negatively impact our operations and could have a material adverse effect on our results of operations.

Our operations are subject to various laws and regulations in countries in which we operate, including laws and regulations relating to:

•	the importing, exporting, equipping and operation of drilling rigs;

•	repatriation of foreign earnings;

•	currency exchange controls;

•	oil and gas exploration and development;

•	taxation of offshore earnings and earnings of expatriate personnel; and

•	use and compensation of local employees and suppliers by foreign contractors.

Legal and regulatory proceedings relating to the energy industry, and the complex government regulations to which our business is subject, have at times adversely affected our business and may do so in the future. Governmental actions and initiatives by OPEC may continue to cause oil price volatility. In some areas of the world, this activity has adversely affected the amount of exploration and development work done by major oil companies, which may continue. In addition, some governments favor or effectively require the awarding of drilling contracts to local contractors, require use of a local agent or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. These practices may adversely affect our ability to compete and our results of operations.

Public and regulatory scrutiny of the energy industry has resulted in increased regulations being either proposed or implemented. In addition, existing regulations might be revised or reinterpreted, new laws, regulations and permitting requirements might be adopted or become applicable to us, our rigs, our customers, our vendors or our service providers, and future changes in laws and regulations could significantly increase our costs and could have a material adverse effect on our business, financial condition and results of operations. In addition, we may be required to post additional surety bonds to secure performance, tax, customs and other obligations relating to our rigs in jurisdictions where bonding requirements are already in effect and in other jurisdictions where we may operate in the future. These requirements would increase the cost of operating in these countries, which could materially adversely affect our business, financial condition and results of operations.

Adverse effects may continue as a result of the uncertainty of ongoing inquiries, investigations and court proceedings, or additional inquiries and proceedings by federal or state regulatory agencies or private plaintiffs. In addition, we cannot predict the outcome of any of these inquiries or whether these inquiries will lead to additional legal proceedings against us, civil or criminal fines or penalties, or other regulatory action, including legislation or increased permitting requirements. Legal proceedings or other matters against us, including environmental matters, suits, regulatory appeals, challenges to our permits by citizen groups and similar matters, might result in adverse decisions against us. The result of such adverse decisions, either individually or in the aggregate, could be material and may not be covered fully or at all by insurance.

Shipyard projects are subject to risks, including delays and cost overruns, which could have an adverse impact on our results of operations and financial condition.

We may make significant repairs, refurbishments and upgrades to our fleet from time to time, particularly given the age of our fleet. Some of these expenditures will be unplanned. In addition, we may decide to construct new rigs or acquire rigs under construction. These projects and other efforts of this type are subject to risks of cost overruns or delays inherent in any large construction project as a result of numerous factors, including the following:

•	shortages of equipment, materials or skilled labor;

•	work stoppages and labor disputes;

•	unscheduled delays in the delivery of ordered materials and equipment;

•	local customs strikes or related work slowdowns that could delay importation of equipment or materials;

•	weather interferences;

•	difficulties in obtaining necessary permits or approvals or in meeting permit or approval conditions;

•	design and engineering problems;

•	inadequate regulatory support infrastructure in the local jurisdiction;

•	latent damages or deterioration to hull, equipment and machinery in excess of engineering estimates and assumptions;

•	unforeseen increases in the cost of equipment, labor and raw materials, particularly steel;

•	unanticipated actual or purported change orders;

•	client acceptance delays;

•	disputes with shipyards and suppliers;

•	delays in, or inability to obtain, access to funding;

•	shipyard availability, failures and difficulties, including as a result of financial problems of shipyards or their subcontractors; and

•	failure or delay of third-party equipment vendors or service providers.

The failure to complete a rig repair, refurbishment or upgrade on time, or at all, may result in loss of revenues, penalties, or delay, renegotiation or cancellation of a drilling contract or the recognition of an asset impairment. Additionally, capital expenditures for rig upgrade, refurbishment, repair and newbuild projects could materially exceed our planned capital expenditures. Moreover, our rigs undergoing upgrade, refurbishment and repair typically do not earn a dayrate during the period they are out of service. If we experience substantial delays and cost overruns in our shipyard projects, it could have a material adverse effect on our business, financial condition and results of operations.

We can provide no assurance that our current backlog of contract drilling revenue will be ultimately realized.

As of December 31, 2013, our contract backlog was over $3.0 billion for contracted future work extending, in some cases, until 2017, with approximately 54% expected to be earned in 2014. Generally, contract backlog only includes future revenues under firm commitments; however, from time to time, we may report anticipated commitments for which definitive agreements have not yet been, but are expected to be, executed. In addition, we may not receive some or all of the bonuses that we include in our backlog. We can provide no assurance that we will be able to perform under these contracts due to events beyond our control or that we will be able to ultimately execute a definitive agreement in cases where one does not currently exist. In addition, we generally do not expect to recontract our floaters, which accounted for 46% of our backlog at December 31, 2013, until later in their contract terms. Due to the higher dayrates earned by our floaters, until these rigs are recontracted, our total backlog may decline, which may have a material adverse effect on our business and financial condition. Moreover, we can provide no assurance that our customers will be able to or willing to fulfill their contractual commitments to us. Our inability to perform under our contractual obligations or to execute definitive agreements or our customers’ inability or unwillingness to fulfill their contractual commitments to us may have a material adverse effect on our business, financial condition and results of operations.

If we are unable to make acquisitions on economically acceptable terms, or at all, our future growth will be limited, and any acquisitions we may make could have an adverse effect on our results of operations.

Part of our strategy to grow our business is dependent on our ability to make acquisitions that result in an increase in revenues and customer contracts. The consummation and timing of any future acquisitions will depend upon, among other things, the availability of attractive targets in the marketplace, our ability to negotiate acceptable purchase agreements and our ability to obtain financing on acceptable terms, and we can offer no assurance that we will be able to consummate any future acquisition.

Our debt agreements may restrict our ability to make acquisitions involving the payment of cash or the incurrence of indebtedness. If we are unable to make acquisitions, our future growth will be limited. Furthermore, even if we do consummate acquisitions that we believe will be accretive, they may in fact produce less revenue than expected as a result of incorrect assumptions in our evaluation of such acquisitions or unforeseen consequences or other external events beyond our control. If we consummate any future acquisitions, shareholders will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in evaluating any such acquisitions.

Operational interruptions or maintenance or repair work may cause our customers to suspend or reduce payment of dayrates until operation of the respective drilling rig is resumed, which may lead to loss of revenue or termination or renegotiation of the drilling contract.

If our drilling rigs are idle for reasons that are not related to the ability of the rig to operate, our customers are entitled to pay a waiting, or standby, rate lower than the full operational rate. In addition, if our drilling rigs are taken out of service for maintenance and repair for a period of time exceeding the scheduled maintenance periods set forth in our drilling contracts, we will not be entitled to payment of dayrates until the rig is able to work. Several factors could cause operational interruptions, including:

•	breakdowns of equipment and other unforeseen engineering problems;

•	work stoppages, including labor strikes;

•	shortages of material and skilled labor;

•	delays in repairs by suppliers;

•	surveys by government and maritime authorities;

•	periodic classification surveys;

•	inability to obtain permits;

•	severe weather, strong ocean currents or harsh operating conditions; and

•	force majeure events.

If the interruption of operations were to exceed a determined period due to an event of force majeure, our customers have the right to pay a rate that is significantly lower than the waiting rate for a period of time, and, thereafter, may terminate the drilling contracts related to the subject rig. Suspension of drilling contract payments, prolonged payment of reduced rates or termination of any drilling contract as a result of an interruption of operations as described herein could materially adversely affect our business, financial condition and results of operations, and our ability to make distributions to our shareholders.

Our debt instruments could limit our operations and our debt level may limit our flexibility to obtain financing and to pursue business opportunities.

Following the separation, we expect to incur long-term indebtedness and will have the ability to incur additional debt, subject to limitations in our debt agreements. Certain of our debt agreements may contain covenants requiring us to maintain certain financial ratios. Any debt instruments that we enter into in the future may include, among other things, additional or more restrictive limitations that could adversely affect our ability to finance our future operations or capital needs or engage in, expand or pursue our business activities.

In addition, our degree of leverage could have important consequences to us, including the following:

•

our ability to obtain additional financing, if necessary, for working capital, letters of credit or other forms of guarantees, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•	our funds available for operations, future business opportunities and distributions to unit holders will be reduced by that portion of our cash flow required to make interest payments on our debt;

•	we may be more vulnerable to competitive pressures or a downturn in our business or the economy generally;

•	our flexibility in responding to changing business and economic conditions may be limited;

•	we may be subjected to increased sensitivity to interest rate increases; and

•	we may be placed at a disadvantage to competitors that have less debt than we have.

Our ability to service our debt will depend on, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service our current or future indebtedness, it may be necessary to take actions such as reducing dividends, reducing or delaying our planned capital expenditures or other business activities.

In addition, our failure to comply with certain covenants in certain of our debt agreements may result in an event of default in other of our debt agreements. An event of default may result in the acceleration of certain of our indebtedness and could have a material adverse effect on our available liquidity.

As a result of our cash flow requirements, we may be required to incur additional indebtedness, or delay or cancel discretionary capital expenditures.

Our currently anticipated cash flow needs, both in the short-term and long-term, may include the following:

•	normal recurring operating expenses;

•	committed capital expenditures;

•	discretionary capital expenditures;

•	payment of dividends; and

•	servicing and repayment of debt.

In order to fund our capital expenditures, we may need funding beyond the amount available to us from cash generated by our operations, cash on hand and borrowings under our credit facilities. We may raise such additional capital in a number of ways, including accessing capital markets, obtaining additional lines of credit or disposing of assets. However, we can provide no assurance that any of these options will be available to us on terms acceptable to us or at all.

Our ability to obtain financing or access the capital markets may be limited by our financial condition at the time of any such financing and the covenants in our debt agreements, as well as by adverse market conditions resulting from, among other things, general economic conditions and uncertainties that are beyond our control. Worldwide instability in financial markets or another recession could reduce the availability of liquidity and credit to fund the continuation and expansion of industrial business operations worldwide. Even if we are successful in obtaining additional capital through debt financings, incurring additional indebtedness may significantly increase our interest expense and may reduce our ability to respond to changing business and economic conditions or to fund working capital needs, because we will require additional funds to service our outstanding indebtedness.

We may delay or cancel discretionary capital expenditures, even if previously announced, which could have certain adverse consequences including delaying repairs, refurbishments or equipment purchases that could make the affected rigs less competitive, adversely affect customer relationships and negatively impact our ability to contract such rigs.

A loss of a major tax dispute or a successful tax challenge to our operating structure, intercompany pricing policies or the taxable presence of our subsidiaries in certain countries could result in a higher tax rate on our worldwide earnings, which could result in a material adverse effect on our financial condition.

Income tax returns that we file will be subject to review and examination. We will not recognize the benefit of income tax positions we believe are more likely than not to be disallowed upon challenge by a tax authority. If any tax authority successfully challenges our operational structure, intercompany pricing policies or the taxable presence of our subsidiaries in certain countries, if the terms of certain income tax treaties are interpreted in a manner that is adverse to our structure, or if we lose a material tax dispute in any country, our effective tax rate on our worldwide earnings could increase substantially and result in a material adverse effect on our financial condition.

We may record losses or impairment charges related to rigs that we sell or idle rigs.

Prolonged periods of low utilization or low dayrates, the cold stacking of idle assets, the sale of assets below their then carrying value or the decline in market value of our assets may cause us to experience losses. These events could result in the recognition of an impairment charge, such as the impairment charge that we recorded on our FPSO at December 31, 2013 (see Note 5 to our Predecessor’s audited financial statements included elsewhere in this Annex C), if future cash flow estimates, based upon information available to management at the time, indicate that the carrying value of these rigs may not be recoverable or if we sell assets at below their then carrying value.

We may have difficulty obtaining or maintaining insurance in the future and our insurance coverage and contractual indemnity rights may not protect us against all of the risks and hazards we face.

We do not procure insurance coverage for all of the potential risks and hazards we may face. Furthermore, no assurance can be given that we will be able to obtain insurance against all of the risks and hazards we face or that we will be able to obtain or maintain adequate insurance at rates and with deductibles or retention amounts that we consider commercially reasonable.

Our insurance carriers may interpret our insurance policies such that they do not cover losses for which we make claims. Our insurance policies may also have exclusions of coverage for some losses. Uninsured exposures may include expatriate activities prohibited by U.S. laws, radiation hazards, certain loss or damage to property onboard our rigs and losses relating to shore-based terrorist acts or strikes. Furthermore, the damage sustained to offshore oil and gas assets as a result of hurricanes in recent years has negatively impacted the energy insurance market, resulting in more restrictive and expensive coverage for U.S. named windstorm perils. If one or more future significant weather-related events occur in any geographic area in which we operate, we may experience increases in insurance costs, additional coverage restrictions or unavailability of certain insurance products.

Under our drilling contracts, liability with respect to personnel and property is customarily assigned on a “knock-for-knock” basis, which means that we and our customers assume liability for our respective personnel and property, irrespective of the fault or negligence of the party indemnified. Although our drilling contracts generally provide for indemnification from our customers for certain liabilities, including liabilities resulting from pollution or contamination originating below the surface of the water and damage or loss of reservoir. Enforcement of these contractual rights to indemnity may be limited by public policy and other considerations and, in any event, may not adequately cover our losses from such incidents. There can also be no assurance that those parties with contractual obligations to indemnify us will necessarily be in a financial position to do so.

Although we maintain insurance in the geographic areas in which we operate, pollution, reservoir damage and environmental risks generally are not fully insurable. Our insurance policies may not adequately cover our losses or may have exclusions of coverage for some losses. We do not have insurance coverage or rights to indemnity for all risks, including loss of hire insurance on most of the rigs in our fleet. Uninsured exposures may include expatriate activities prohibited by U.S. laws and regulations, radiation hazards, certain loss or damage to property onboard our rigs and losses relating to shore-based terrorist acts or strikes. If a significant accident or other event occurs and is not fully covered by insurance or contractual indemnity, it could adversely affect our business, financial condition or results of operations.

Government proposals in the U.K. would increase our effective tax rate and other possible changes in tax laws could adversely affect us and our shareholders.

We operate through various subsidiaries in numerous countries throughout the world. Consequently, we are subject to changes in tax laws, treaties or regulations or the interpretation or enforcement thereof in the U.K., the U.S. and other jurisdictions in which we or any of our subsidiaries operate or are incorporated. Changes in existing laws or the enactment or adoption of new tax laws or regulations may materially increase our cost of operating in certain countries and reduce our net income. For example, government proposals in the U.K. could restrict deductions on certain related party transactions, such as those relating to the bareboat charter agreements used in connection with our U.K. continental shelf operations. If implemented, the proposals are expected to become effective in April 2014 and would result in an increase in the effective tax rate on our consolidated operations. Such an increase in tax expense would reduce our net income.

Tax laws, treaties and regulations are highly complex and subject to interpretation. Our income tax expense is based upon our interpretation of the tax laws, treaties and regulations in effect in various countries at the time that the expense was incurred. If any laws, treaties or regulations change or taxing authorities do not agree with our interpretation of such laws, treaties and regulations, this could have a material adverse effect on us, including the imposition of a higher effective tax rate on our worldwide earnings or a reclassification of the tax impact of our significant corporate restructuring transactions.

In addition, the manner in which our shareholders are taxed on distributions on, and dispositions of, our shares could be affected by changes in tax laws, treaties or regulations or the interpretation or enforcement thereof in the U.K., the U.S. or other jurisdictions in which our shareholders are resident. Any such changes could result in increased taxes for our shareholders and affect the trading price of our shares.

Our operations are subject to numerous laws and regulations relating to the protection of the environment and of human health and safety, and compliance with these laws and regulations could impose significant costs and liabilities that exceed our current expectations.

Substantial costs, liabilities, delays and other significant issues could arise from environmental, health and safety laws and regulations covering our operations, and we may incur substantial costs and liabilities in maintaining compliance with such laws and regulations. Our operations are subject to extensive international conventions and treaties, and national or federal, state and local laws and regulations, governing environmental protection, including with respect to the discharge of materials into the environment and the security of chemical and industrial facilities. These laws govern a wide range of environmental issues, including:

•	the release of oil, drilling fluids, natural gas or other materials into the environment;

•	air emissions from our drilling rigs or our facilities;

•	handling, cleanup and remediation of solid and hazardous wastes at our drilling rigs or our facilities or at locations to which we have sent wastes for disposal;

•	restrictions on chemicals and other hazardous substances; and

•

wildlife protection, including regulations that ensure our activities do not jeopardize endangered or threatened animals, fish and plant species, nor destroy or modify the critical habitat of such species.

Various governmental authorities have the power to enforce compliance with these laws and regulations and the permits issued under them, oftentimes requiring difficult and costly actions. Failure to comply with these laws, regulations and permits, or the release of oil or other materials into the environment, may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations, the imposition of stricter conditions on or revocation of permits, the issuance of moratoria or injunctions limiting or preventing some or all of our operations, delays in granting permits and cancellation of leases, or could affect our relationship with certain consumers.

There is inherent risk of the incurrence of environmental costs and liabilities in our business, some of which may be material, due to the handling of our customers’ hydrocarbon products as they are gathered, transported, processed and stored, air emissions related to our operations, historical industry operations, and water and waste disposal practices. Joint, several or strict liability may be incurred without regard to fault under certain environmental laws and regulations for the remediation of contaminated areas and in connection with past, present or future spills or releases of natural gas, oil and wastes on, under, or from past, present or future facilities. Private parties may have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage arising from our operations. In addition, increasingly strict laws, regulations and enforcement policies could materially increase our compliance costs and the cost of any remediation that may become necessary. Our insurance may not cover all environmental risks and costs or may not provide sufficient coverage if an environmental claim is made against us.

Our business may be adversely affected by increased costs due to stricter pollution control equipment requirements or liabilities resulting from non-compliance with required operating or other regulatory permits. Also, we might not be able to obtain or maintain from time to time all required environmental regulatory approvals for our operations. If there is a delay in obtaining any required environmental regulatory approvals, or if we fail to obtain and comply with them, the operation or construction of our facilities could be prevented or become subject to additional costs. In addition, the steps we could be required to take to bring certain facilities into regulatory compliance could be prohibitively expensive, and we might be required to shut down, divest or alter the operation of those facilities, which might cause us to incur losses.

We make assumptions and develop expectations about possible expenditures related to environmental conditions based on current laws and regulations and current interpretations of those laws and regulations. If the interpretation of laws or regulations, or the laws and regulations themselves, change, our assumptions may change, and new capital costs may be incurred to comply with such changes. In addition, new environmental laws and regulations might adversely affect our operations, as well as waste management and air emissions. For instance, governmental agencies could impose additional safety requirements, which could affect our profitability. Further, new environmental laws and regulations might adversely affect our customers, which in turn could affect our profitability.

Finally, although some of our drilling rigs will be separately owned by our subsidiaries, under certain circumstances a parent company and all of the unit-owning affiliates in a group under common control engaged in a joint venture could be held liable for damages or debts owed by one of the affiliates, including liabilities for oil spills under environmental laws. Therefore, it is possible that we could be subject to liability upon a judgment against us or any one of our subsidiaries.

We are subject to risks associated with climate change and climate change regulation.

There is an ongoing debate that emissions of greenhouse gases, or GHGs, may be linked to climate change. Climate change and the costs that may be associated with its impacts and the regulation of GHGs have the potential to affect our business in many ways, including negatively impacting the costs we incur in providing our services, the demand for and consumption of our services (due to change in both costs and weather patterns), and the economic health of the regions in which we operate, all of which can create financial risks. In addition, legislative and regulatory responses related to GHGs and climate change create the potential for financial risk. There have been international efforts seeking legally binding reductions in emissions of GHGs. In addition, increased public awareness and concern may result in more state, regional or federal requirements to reduce or mitigate GHG emissions.

The passage or promulgation of any new climate change laws or regulations by the United Nations’ International Maritime Organization, or IMO, at the international level, or by national or regional legislatures in the jurisdictions in which we operate, including the European Union, could result in increased costs to (i) operate and maintain our facilities, (ii) install new emission controls on our facilities and (iii) administer and manage any GHG emissions program. If we are unable to recover or pass through a significant level of our costs related to complying with climate change regulatory requirements imposed on us, it could have a material adverse effect on our results of operations and financial condition. To the extent financial markets view climate change and GHG emissions as a financial risk, this could negatively impact our cost of and access to capital. Legislation or regulations that may be adopted to address climate change could also affect the markets for our services by making our services more or less desirable than services associated with competing sources of energy.

Finally, some scientists have concluded that increasing GHG concentrations in the atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of hurricanes and other storms, which could have a material adverse effect on our business, financial condition and results of operations.

Failure to attract and retain skilled personnel or an increase in personnel costs could adversely affect our operations.

We require skilled personnel to operate and provide technical services and support for our drilling rigs. As the demand for drilling services and the size of the worldwide industry fleet increases, shortages of qualified personnel have occurred from time to time. These shortages could result in our loss of qualified personnel to competitors, impair our ability to attract and retain qualified personnel for our drilling rigs, impair the timeliness and quality of our work and create upward pressure on personnel costs, any of which could adversely affect our operations.

Any failure to comply with the complex laws and regulations governing international trade could adversely affect our operations.

The shipment of goods, services and technology across international borders subjects our business to extensive trade laws and regulations. Import activities are governed by unique customs laws and regulations in each of the countries of operation. Moreover, many countries, including the United States, control the export and re-export of certain goods, services and technology and impose related export recordkeeping and reporting obligations. Governments also may impose economic sanctions against certain countries, persons and other entities that may restrict or prohibit transactions involving such countries, persons and entities. U.S. sanctions, in particular, are targeted against certain countries that are heavily involved in the petroleum and petrochemical industries, which includes drilling activities.

The laws and regulations concerning import activity, export recordkeeping and reporting, export control and economic sanctions are complex and constantly changing. These laws and regulations may be enacted, amended, enforced or interpreted in a manner materially impacting our operations. Shipments can be delayed and denied export or entry for a variety of reasons, some of which are outside our control and some of which may result from failure to comply with existing legal and regulatory regimes. Shipping delays or denials could cause unscheduled operational downtime. Any failure to comply with applicable legal and regulatory trading obligations could also result in criminal and civil penalties and sanctions, such as fines, imprisonment, debarment from government contracts, seizure of shipments and loss of import and export privileges.

Currently, we do not, nor do we intend to, operate in countries that are subject to significant sanctions and embargoes imposed by the U.S. government or identified by the U.S. government as state sponsors of terrorism, such as Cuba, Iran, Sudan and Syria. The U.S. sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time. There can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines or other penalties and could result in some investors deciding, or being required, to divest their interest, or not to invest, in us. In addition, certain institutional investors may have investment policies or restrictions that prevent them from holding securities of companies that have contracts with countries identified by the U.S. government as state sponsors of terrorism. In addition, our reputation and the market for our securities may be adversely affected if we engage in certain other activities, such as entering into drilling contracts with individuals or entities in countries subject to significant U.S. sanctions and embargo laws that are not controlled by the governments of those countries, or engaging in operations associated with those countries pursuant to contracts with third parties that are unrelated to those countries or entities controlled by their governments.

Our operations present hazards and risks that require significant and continuous oversight, and we depend upon the security and reliability of our technologies, systems and networks in numerous locations where we conduct business.

Our floaters utilize certain technologies that make us vulnerable to cyber attacks that we may not be able to adequately protect against. These cybersecurity risks could disrupt certain of our operations for an extended period of time and result in the loss of critical data and in higher costs to correct and remedy the effects of such incidents. If our systems for protecting against information technology and cybersecurity risks prove to be insufficient, we could be materially adversely affected by having our business and financial systems compromised, our proprietary information altered, lost or stolen, or our business operations and safety procedures disrupted.

Fluctuations in exchange rates and nonconvertibility of currencies could result in unfavorable impacts on us.

We may experience unfavorable currency exchange impacts where revenues are received or expenses are paid in nonconvertible currencies or where we do not hedge an exposure to a foreign currency. We may also incur losses as a result of an inability to collect revenues because of a shortage of convertible currency available to the country of operation, controls over currency exchange or controls over the repatriation of income or capital.

We are subject to litigation that could have an adverse effect on us.

We are, from time to time, involved in various litigation matters. These matters may include, among other things, contract disputes, personal injury claims, asbestos and other toxic tort claims, environmental claims or proceedings, employment matters, governmental claims for taxes or duties, and other litigation that arises in the ordinary course of our business. Although we intend to defend these matters vigorously, we cannot predict with certainty the outcome or effect of any claim or other litigation matter, and there can be no assurance as to the ultimate outcome of any litigation. Litigation may have an adverse effect on us because of potential negative outcomes, costs of attorneys, the allocation of management’s time and attention, and other factors.

We are a holding company, and we are dependent upon cash flow from subsidiaries to meet our obligations.

We currently conduct our operations through both U.S. and foreign subsidiaries, and our operating income and cash flow are generated by our subsidiaries. As a result, cash we obtain from our subsidiaries is the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations. Applicable tax laws may also subject such payments to us by our subsidiaries to further taxation.

The inability of our subsidiaries to transfer cash to us may mean that, even though we may have sufficient resources on a consolidated basis to meet our obligations, we may not be permitted to make the necessary transfers from subsidiaries to us in order to provide funds for the payment of our obligations.

Risks Related to Our Separation from and Our Relationship with Noble

The proposed separation of Noble’s standard specification business is contingent upon the satisfaction of a number of conditions, may require significant time and attention of Noble’s management, may not achieve the intended results, and difficulties in connection with the separation could have an adverse effect on Noble.

Our separation from Noble is contingent upon the final approval of Noble’s board of directors, the approval of Noble’s shareholders of an amendment to Noble’s Articles of Association, and other conditions, some of which are beyond Noble’s control. Noble may also choose to abandon the separation at any time. For these and other reasons, the separation may not be completed in the expected timeframe or at all. Additionally, execution of the proposed separation will continue to require significant expense, time and attention of Noble’s management. The separation could distract Noble’s management from the operation of its business and the execution of Noble’s strategic initiatives. Noble’s employees may also be uncertain about their future roles within the separate companies pending the completion of the separation, which could lead to departures. Further, if the separation is complete, Noble may not realize the benefits it expects to realize. Any such difficulties could have an adverse effect on Noble’s business, results of operations and financial condition. If completed, the separation may also expose Noble to certain risks that could have an adverse effect on Noble’s results of operations and financial condition.

We may be unable to achieve some or all of the benefits that we expect to achieve from our separation from Noble.

By separating from Noble, our results of operations and cash flows may be susceptible to greater volatility due to fluctuations in our business levels and other factors that may adversely affect our operating and financial performance. As part of the Noble group of companies, we have historically enjoyed certain benefits of Noble’s operating diversity, purchasing power and opportunities to pursue integrated strategies. In addition, we have enjoyed certain benefits from Noble’s financial resources, including substantial borrowing capacity and capital for investment. As an independent, publicly-traded company, we will no longer participate in cash management and funding arrangements with Noble.

Because Noble’s other operations will no longer be available to offset any volatility in our results of operations and cash flows, volatility in our earnings may be more pronounced than our peers. In addition, we may not have similar diversity or integration opportunities and purchasing power and investors and securities analysts may not place a greater value on our business as an independent public company than on our business as a part of Noble.

After our separation from Noble, Noble’s financial and other resources will no longer be available to us and we may be required to make significant ongoing capital investments to maintain the competitiveness of our fleet. Our debt ratings may be restrained by the age of our fleet and by our fleet’s older-generation standard capabilities. As a result, our access to the debt markets may be limited, we may have a greater cost of capital and our financial covenants will be more restrictive than prior to our separation from Noble.

Our historical combined financial statements are not necessarily indicative of our future financial condition, future results of operations or future cash flows nor do they reflect what our financial condition, results of operations or cash flows would have been as an independent public company during the periods presented.

The historical combined financial information of our Predecessor does not reflect what our financial condition, results of operations or cash flows would have been as an independent public company during the periods presented and is not necessarily indicative of our future financial condition, future results of operations or future cash flows. This is primarily a result of the following factors:

•

our Predecessor’s historical combined financial information reflects allocations of expenses for services historically provided by Noble, and those allocations may be significantly lower than the comparable expenses we would have incurred as an independent public company;

•	our cost of debt and other capitalization may be significantly different from that reflected in our historical combined financial statements;

•

our Predecessor’s historical combined financial information does not reflect the changes that will occur in our cost structure, management, financing arrangements and business operations as a result of our separation from Noble, including the costs related to being an independent public company;

•

our Predecessor’s historical combined financial information does not reflect the effects of certain liabilities that will be assumed by our company, and reflects the effects of certain assets and liabilities to be retained by Noble; and

•

our Predecessor’s historical combined financial information includes three standard specification drilling rigs to be retained by Noble as well as one jackup and two cold stacked submersibles that were sold by Noble in July 2013 and January 2014, respectively.

We have been dependent on Noble for business functions and we may encounter difficulties in making the changes necessary to operate as an independent public company.

We have historically used Noble’s infrastructure to support our business functions, including the following functions:

•	accounting and financial reporting;

•	information technology and communications;

•	legal;

•	human resources and employee benefits;

•	tax administration; and

•	treasury and corporate finance.

If Noble does not support our business functions and perform the transition services pursuant to the transition services agreement, we may not be able to operate our business effectively and our profitability may decline. In addition, we may be unable to replace in a timely manner or on comparable terms the services or other benefits that Noble previously provided to us that are not specified in the transition services agreement. Following the expiration of our transition services agreement with Noble, we will no longer have access to Noble’s infrastructure, and we will need to establish our own. We expect to incur substantial costs to establish the necessary infrastructure to enable us to establish these business functions. If we are unable to establish the necessary infrastructure to enable us to perform these functions or if we experience a significant increase in the costs of performing or outsourcing these functions, it would materially adversely affect our business, financial condition and results of operations.

We will incur increased ongoing costs as a result of being a standalone publicly traded company.

We have no history operating as a publicly traded company. As a publicly traded company, we will incur significant legal, accounting and other expenses. We will be subject to SEC and NYSE rules and regulations, which will increase our legal and financial compliance costs and make activities more time-consuming and costly. For example, as a result of becoming a publicly traded company, we are required to have at least three independent directors, create an audit committee and adopt policies regarding internal controls and disclosure controls and procedures, including the preparation of reports on internal controls over financial reporting. In addition, we will incur additional costs associated with our publicly traded company reporting requirements. It is possible that our actual incremental costs of being a publicly traded company will be materially higher than our current estimate of $8 million per year.

Our operation as an independent company and resulting changes in management may negatively impact our customer base.

Following our separation from Noble, some of our customers, prospective customers, suppliers or other companies with whom we conduct business may prefer to work with larger companies or different management teams. They may also need assurances that our financial stability on a standalone basis is sufficient to satisfy their requirements for doing or continuing to do business with them. Any failure of parties to be satisfied with our management or financial credibility could have a material adverse effect on our business, financial condition and results of operations.

Our accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we will be subject following the separation and may strain our resources.

Our financial results previously were included within the combined results of Noble, and our reporting and control systems were appropriate for those of subsidiaries of a public company. However, we were not directly subject to reporting and other requirements of the Securities Exchange Act of 1934, as amended, or Exchange Act. As a result of our separation from Noble, we will be directly subject to reporting and other obligations under the Exchange Act, including the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which will require annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. These reporting and internal control requirements, in addition to U.K. statutory obligations, will place significant demands on our management and administrative and operational resources, including accounting resources.

To comply with these requirements, we anticipate that we will need to upgrade our systems, including information technology, implement additional financial and management controls, reporting systems and procedures and hire additional accounting and finance staff. We expect to incur additional annual expenses related to these steps and, among other things, directors and officers liability insurance, director fees, SEC reporting, transfer agent fees, increased auditing and legal fees and similar expenses, which expenses may be significant. If we are unable to upgrade our financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired. Any failure to achieve and maintain effective internal controls could have an adverse effect on our business, financial condition and results of operations.

The terms of our separation from Noble, the related agreements and other transactions with Noble were determined by Noble and thus may be less favorable to us than the terms we could have obtained from an unaffiliated third party.

We will enter into various agreements to complete the separation of our business from Noble, including, among others, a master separation agreement, employee matters agreement, a tax sharing agreement and a transition services agreement. The agreements between us and Noble will also govern our various interim and ongoing relationships.

Under the transition services agreement, Noble will continue to provide various interim corporate support services to us and we will provide various interim support services to Noble. The master separation agreement will provide for, among other things, our responsibility for liabilities relating to our business and the responsibility of Noble for liabilities unrelated to our business. Among other things, the master separation agreement will contain indemnification obligations and ongoing commitments of us and Noble designed to make our company financially responsible for substantially all liabilities that may exist relating to our business activities, whether incurred prior to or after the separation, as well as those obligations of Noble assumed by us pursuant to the master separation agreement. If we are required to indemnify Noble under the circumstances set forth in the master separation agreement, we may be subject to substantial liabilities.

These agreements will continue in accordance with their terms after any distribution by Noble of our shares to its shareholders. For a description of these agreements and the other agreements that we will enter into with Noble, please read “Certain Relationships and Related Party Transactions.”

During the time that we are controlled by Noble, it is possible for Noble to cause us to amend these agreements on terms that may be less favorable to us than the current terms of the agreements. We will be bound by any such amendments until the agreements expire or the parties agree to further amend the terms. Any of those amendments may not be favorable to us.

The terms and conditions of the separation and the agreements governing our relationship with Noble following the separation may differ from the terms and conditions that are discussed in this proxy statement and such differences may be significant.

The terms and conditions of the separation are not yet final, and certain information contained in this proxy statement about the separation, including the allocation of assets and liabilities between, and the rights and obligations of, Noble and us, may differ from the terms and conditions of the separation that are finalized subsequent to the date of this proxy statement. Any such differences may be significant.

Following the separation, Noble and we will operate independently. In order to govern the ongoing relationship between Noble and us after the separation and to facilitate an orderly transition to our status as an independent, publicly-traded company, Noble and we intend to enter into agreements providing for certain services and rights following the separation, and under which Noble and we will agree to indemnify each other against certain liabilities arising from our respective businesses. The terms and conditions of the agreements with Noble are not yet final, and certain information in this proxy statement about the terms and conditions of these agreements may differ from the terms and conditions of these agreements that are finalized subsequent to the date of this proxy statement. Any such differences may be significant and may not be favorable to us.

Our liabilities under the tax sharing agreement could be significant and cannot be precisely quantified at this time.

Under the tax sharing agreement we will enter into with Noble in connection with the separation, we generally will be liable for and indemnify Noble against all taxes attributable to the standard specification drilling business, whether accruing before, on, or after the date of the tax sharing agreement. In addition, we could be liable for and required to indemnify Noble against a significant amount of taxes in the event the separation or certain related transactions were to fail to qualify as tax-free for such purposes. Our liabilities under the tax sharing agreement could have a material adverse effect on us. At this time, we cannot precisely quantify the amount of liabilities we may have under the tax sharing agreement and there can be no assurances as to their final amounts. Please read “Certain Relationships and Related Party Transactions—Tax Sharing Agreement” for a more detailed discussion.

The tax sharing agreement may limit our ability to engage in certain strategic corporate transactions and equity issuances.

Under the tax sharing agreement, we and our affiliates generally will be restricted from taking or failing to take any action that would be inconsistent with the separation and certain related transactions qualifying as tax-free to Noble, its shareholders, and us for U.S. federal income tax purposes. These restrictions, to the extent they remain in effect and apply to particular transactions we may seek to undertake, may limit our ability to pursue strategic transactions or engage in new businesses or other transactions that may maximize the value of our business. For more information, please read “Certain Relationships and Related Party Transactions—Tax Sharing Agreement.”

There is no existing market for our shares and we do not know if one will develop, which could impede your ability to sell your shares and depress the market price of our shares.

There is no existing trading market for our shares. We cannot assure you that an active trading market will develop or be sustained or how liquid that market might become for our shares after the separation, nor can we predict the prices at which our shares will trade. If an active trading market does not develop, you may not be able to sell our shares at an acceptable price or at all.

The price of our shares may fluctuate significantly and you could lose all or part of your investment.

Volatility in the market price of our shares may prevent you from being able to sell your shares at a price that is acceptable to you. The market price of our shares could fluctuate significantly due to a number of factors, many of which are beyond our control, including those described above and the following:

•	fluctuations in our quarterly or annual earnings results or those of other companies in our industry;

•	failures of our operating results to meet the estimates of securities analysts or the expectations of our shareholders or changes by securities analysts in their estimates of our future earnings;

•	announcements by us or our customers, suppliers or competitors;

•	changes in laws or regulations which adversely affect our industry or us;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	changes in earnings estimates or recommendations by securities analysts who track our shares;

•	changes in dividend amounts or our dividend policy or our failure to pay a dividend, if declared;

•	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	arrival and departure of key personnel;

•	the number of shares to be publicly traded after the separation;

•	sale of shares by members of our management team;

•	adverse resolution of new or pending litigation against us;

•	general economic, industry and stock market conditions; and

•	future sales of our shares by us or our shareholders or the separation.

These broad market and industry factors may materially reduce the market price of our shares, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of our shares is low.

If securities analysts do not publish research or reports about our company, or issue unfavorable commentary about us or downgrade our shares, the price of our shares could decline.

The trading market for our shares will depend in part on the research and reports that third-party securities analysts publish about our company and our industry. We may be unable or slow to attract research coverage and if one or more analysts cease coverage of our company, we could lose visibility in the market. In addition, one or more of these analysts could use estimation or valuation methods that we do not agree with, downgrade our shares or issue other negative commentary about our company or our industry. As a result of one or more of these factors, the trading price of our shares could decline.

We have no obligation to, and may not be able to, declare or pay dividends on our shares. If we do not declare and pay dividends on our shares, our share price could decline.

Following the separation, we intend to declare and pay dividends on our shares based on our financial condition and results of operations, although we have no obligation under U.K. law or our articles of association to do so. Additionally, we may not be able to declare and pay dividends on our shares. Dividends can be declared either by our directors or by the passing of an ordinary shareholder resolution (i.e., passed with a majority of the votes cast). The total amount of dividends on our shares is limited to the amount of our “distributable profits,” as defined under U.K. law. We may need to create distributable profits sufficient to pay our desired amount of dividends through a court approved reduction of capital or other customary means which may not be successful and which could result in substantial costs. In addition, agreements governing certain of our indebtedness may restrict our ability to pay dividends. If we do not pay dividends as expected, our share price could decline.

Transfers of our shares may be subject to stamp duty or stamp duty reserve tax in the U.K., which would increase the cost of dealing in our shares.

Stamp duty or stamp duty reserve tax (SDRT) are imposed in the U.K. on certain transfers of chargeable securities (which include shares in companies incorporated in the U.K.) at a rate of 0.5% of the consideration paid for the transfer. Certain issues or transfers of shares to depositories or into clearance systems may be charged at a higher rate of 1.5%.

You are strongly encouraged to hold your shares in book entry form through the facilities of DTC. Transfers of shares held in book entry form through DTC will not attract a charge to stamp duty or SDRT in the U.K. A transfer of title in the shares from within the DTC system out of DTC and any subsequent transfers that occur entirely outside the DTC system, including repurchase by us, will attract a charge to stamp duty or SDRT at a rate of 0.5% of any consideration, which is payable by the transferee of the shares. Any such duty must be paid (and the relevant transfer document, if any, stamped by HMRC) before the transfer can be registered in the books of Paragon Offshore. However, if those shares are redeposited into DTC, the redeposit will attract stamp duty or SDRT at the rate of 1.5% to be paid by the transferor.

In connection with the separation, we expect to put in place arrangements to require that shares held in certificated form cannot be transferred into the DTC system until the transferor of the shares has first delivered the shares to a depositary specified by us so that SDRT may be collected in connection with the initial delivery to the depositary. Any such shares will be evidenced by a receipt issued by the depositary. Before the transfer can be registered in our books, the transferor will also be required to put the depositary in funds to settle the resultant liability to SDRT, which will be charged at a rate of 1.5% of the value of the shares.

If our shares are not eligible for deposit and clearing within the facilities of DTC, then transactions in our securities may be disrupted.

The facilities of DTC are a widely-used mechanism that allow for rapid electronic transfers of securities between the participants in the DTC system, which include many large banks and brokerage firms. Our shares will be eligible for deposit and clearing within the DTC system. We expect to enter into arrangements with DTC whereby we will agree to indemnify DTC for any stamp duty or SDRT that may be assessed upon it as a result of its service as a depository and clearing agency for our shares. We expect these actions, among others, will result in DTC agreeing to accept the shares for deposit and clearing within its facilities.

DTC is not obligated to accept the shares for deposit and clearing within its facilities at the closing and, even if DTC does initially accept the shares, it will generally have discretion to cease to act as a depository and clearing agency for the shares. If DTC determined prior to the completion of the separation that the shares are not eligible for clearance within the DTC system, then we would not expect to complete the separation as contemplated. However, if DTC determined at any time after the completion of the separation that the shares were not eligible for continued deposit and clearance within its facilities, then we believe the shares would not be eligible for continued listing on a U.S. securities exchange or inclusion in the Standard & Poor’s 500 Index and trading in the shares would be disrupted. While we would pursue alternative arrangements to preserve our listing and maintain trading, any such disruption could have a material adverse effect on the trading price of the shares.

Provisions in our articles of association are intended to have anti-takeover effects that could discourage an acquisition of us by others, and may prevent attempts by shareholders to replace or remove our current management.

Certain provisions in our articles of association are intended to have the effect of delaying or preventing a change in control of us or changes in our management. For example, we expect that our articles of association will include provisions that establish an advance notice procedure for shareholder approvals to be brought before an annual meeting of our shareholders, including proposed nominations of persons for election to our board of directors; and provide that vacancies on our board of directors may be filled only by the approval of a majority of directors then in office. U.K. law also prohibits the passing of written shareholder resolutions by public companies. These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management, even if these events would be beneficial for our shareholders. Please read “Description of Share Capital.”

The enforcement of civil liabilities against us may be more difficult than the enforcement of civil liabilities against a U.S. corporation.

Because we will be a public limited company incorporated under U.K. law, investors could experience more difficulty enforcing judgments obtained against us in U.S. courts than would be the case for U.S. judgments obtained against a U.S. corporation. In addition, it may be more difficult or impossible to bring some types of claims against us in courts in the U.K. than it would be to bring similar claims against a U.S. company in a U.S. court.

As a result of shareholder approval requirements, we may have less flexibility as a U.K. public limited company than as a U.S. corporation with respect to certain aspects of capital management.

Under Delaware law, directors may issue, without further shareholder approval, any shares authorized in the certificate of incorporation of a Delaware corporation that are not already issued or reserved. Delaware law also provides substantial flexibility in establishing the terms of preferred shares. However, U.K. law provides that, subject to certain limited exceptions, a board of directors may only allot shares with the prior authorization of shareholders, such authorization being up to the aggregate nominal amount of shares and for a maximum period of five years, each as specified in the articles of association or relevant shareholder resolution. This authorization would need to be renewed by our shareholders upon or before its expiration (i.e., at least every five years).

U.K. law also generally provides shareholders with preemptive rights when new shares are issued for cash; however, it is possible for the articles of association, or shareholders in general meeting, to exclude preemptive rights. Such an exclusion of preemptive rights may be for a maximum period of up to five years from the date of adoption of the articles of association, if the exclusion is contained in the articles of association, or from the date of the shareholder resolution, if the exclusion is by shareholder resolution. In either case, this exclusion would need to be renewed upon or before its expiration (i.e., at least every five years). Prior to the separation, our sole shareholder is expected to adopt resolutions permitting our board of directors to allot up to a specified nominal value of shares without further shareholder approval and to waive preemptive rights with respect to such shares.

U.K. law also prohibits a company from repurchasing its own shares without the prior approval of a shareholder resolution. For a public company, such approval may last for a maximum period of up to five years and only permits shares to be repurchased using distributable profits or the proceeds of a new issue of shares. Prior to the separation, our sole shareholder is expected to adopt ordinary resolutions permitting our board of directors to repurchase our shares.

We cannot assure you that situations will not arise where such shareholder approval requirements for any of these actions would deprive our shareholders of substantial capital management benefits.

CAUTIONARY STATEMENT CONCERNING FORWARD–LOOKING STATEMENTS

All statements other than statements of historical fact included in this proxy statement are forward-looking statements. These statements relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. These forward-looking statements are identified by the use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “predict,” “project” and similar terms and phrases, including references to assumptions. However, these words are not the exclusive means of identifying such statements. These statements are contained in many sections of this Annex C, including those entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that we will achieve those plans, intentions or expectations. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected.

Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements contained in this Annex C under the heading “Risk Factors”. You should evaluate all forward-looking statements included in this proxy statement in the context of these risks and uncertainties.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included in this proxy statement are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SELECTED HISTORICAL COMBINED FINANCIAL DATA

The following table presents selected historical combined financial data of Noble’s standard specification business, which is our predecessor for accounting purposes (our “Predecessor”) as of the dates and for the periods indicated. The selected historical combined statement of income data for the years ended December 31, 2013, 2012 and 2011 and balance sheet data as of December 31, 2013 and 2012 have been derived from our Predecessor’s audited combined financial statements. The selected historical combined statement of income data for the years ended December 31, 2010 and 2009 and balance sheet data as of December 31, 2011, 2010 and 2009 from our Predecessor’s combined financial statements are not included.

Our Predecessor’s historical combined financial information include expenses of Noble that were allocated to us for certain administrative and operational support functions which were performed by Noble and certain of its subsidiaries. These expenses were allocated in our historical results of operations in a manner consistent with Noble’s internal reporting and evaluation purposes. We consider the expense allocation methodology to be reasonable for all periods presented. However, these allocations may not necessarily be indicative of the actual expenses we would have incurred as an independent company during the periods prior to the separation nor is it representative of the costs which we will incur in the future.

The following tables should be read together with, and are qualified in their entirety by reference to, our Predecessor’s historical combined financial statements and the related notes included in this Annex C. Among other things, the historical combined financial statements include more detailed information regarding the basis of presentation for the information in the following table. The tables should also be read together with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Certain Relationships and Related Party Transactions” included elsewhere in this Annex C.

	Predecessor Historical
	Year Ended December 31,
	2013	2012	2011	2010 (1)	2009 (1)
	(In thousands)
Statement of Income Data:
Operating revenues	$1,893,002	$1,541,857	$1,370,557	$1,667,370	$2,342,980
Operating income	453,745	176,712	136,947	536,802	1,301,262
Operating income per share	N/A	N/A	N/A	N/A	N/A

Balance Sheet Data (at end of period):
Cash and cash equivalents (2)	$36,581	$70,538	$75,767	$76,892	$77,476
Property and equipment, net	3,459,684	3,551,813	3,373,817	3,280,820	1,888,644
Total assets	3,982,799	4,118,072	3,866,756	3,780,121	2,442,795
Long-term debt	1,561,141	339,809	975,000	40,000	—
Total debt (3)	1,561,141	339,809	975,000	40,000	—
Equity	2,005,333	3,365,232	2,441,823	3,247,743	2,102,539

(1)	Financial data for 2009 and balance sheet data for 2010 are unaudited.
(2)	Consists of cash and cash equivalents as reported on our Predecessor’s combined balance sheet.
(3)	Consists of long-term debt and current portion of long-term debt.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion analyzes the historical financial condition and results of operations of Noble’s standard specification drilling business. The historical combined financial statements of Noble’s standard specification drilling business as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 were prepared on a standalone basis from Noble and are intended to represent the financial results during those periods of Noble’s standard specification drilling business, which is our accounting predecessor (our “Predecessor”). With the exception of two jackups and one semisubmersible that will be retained by Noble, one jackup rig sold by Noble in July 2013 and two cold stacked submersibles sold by Noble in January 2014, all of our Predecessor’s standard specification drilling business will be transferred to Paragon Offshore as part of the Separation.

You should read the following discussion of the historical financial condition and results of operations of our business in conjunction with our Predecessor’s historical combined financial statements and accompanying notes included in this Annex C. This discussion includes forward-looking statements that are subject to risks and uncertainties that may result in actual results differing from statements we make. Please read “Cautionary Statement Concerning Forward-Looking Statements.” Factors that could cause actual results to differ include those risks and uncertainties that are discussed in “Risk Factors.”

Overview

The assets of our Predecessor’s fleet of standard specification offshore drilling rigs consists of 37 jackups, five drillships, four semisubmersibles and two submersibles. The business and assets of our Predecessor also include one FPSO that is currently cold stacked and the provision of drilling and maintenance services (but not a rig) on the Hibernia Project in the Canadian Atlantic, under a five-year contract with a joint venture in which Exxon is the primary operator.

Our Predecessor’s financial and operating results for the years ended December 31, 2013 and 2012 include:

•	operating revenues of $1.9 billion and $1.5 billion, respectively;

•	operating income of $454 million and $177 million, respectively; and

•	net cash from operating activities of $822 million and $405 million, respectively.

During 2012 and 2013, we continued to see improvement in the standard specification market. The overall contractual environment has been positive and underlying commodity prices have been stable, with monthly spot prices for Brent crude oil averaging between approximately $100 and $125 per barrel since February 2011, with the exception of June 2012, when the average monthly spot price was approximately $95 per barrel. The stability of crude oil prices during the last five months of 2012 and during 2013 was a key factor supporting customer exploration and production spending, which positively influenced drilling activity during these periods. Customer drilling activity, which continues to increase globally, has resulted in rig supply constraints in some regions and higher utilization and dayrates for standard specification rigs.

During the recent period of high utilization and high dayrates, industry participants have increased the supply of drilling rigs by building new drilling rigs. Historically, this has often resulted in an oversupply of drilling rigs and has caused a subsequent decline in utilization and dayrates when new drilling rigs have entered the market, which decline has sometimes continued for extended periods of time. The increase in supply created by the number and types of rigs being built, as well as changes in our competitors’ drilling rig fleets, could intensify price competition and require higher capital investment to keep our rigs competitive. Please read “Risk Factors—Risks Related to Our Business—An over-supply of jackup rigs may lead to a reduction in dayrates and demand for our rigs and therefore may materially impact our profitability.”

Contract Drilling Services Backlog

We maintain a backlog (as defined below) of commitments for contract drilling services. The following table sets forth as of December 31, 2013 the amount of the contract drilling services backlog of our Predecessor (excluding the three rigs to be retained by Noble) and the percent available operating days committed for the periods indicated:

		Year Ended December 31,
	Total	2014	2015	2016	2017
	(In millions)
Floaters (1)	$1,416	$612	$438	$255	$111
Jackups (2)	1,647	1,057	491	97	2

Total (3) (4)	$3,063	$1,669	$929	$352	$113

Percent of available days committed (5)		67%	33%	9%	2%

(1)	Our drilling contracts with Petrobras provide an opportunity for us to earn performance bonuses based on reaching targets for downtime experienced for our rigs operating offshore Brazil. With respect to our rigs operating offshore Brazil for Petrobras, we have included in our backlog an amount equal to 50% of potential performance bonuses for such rigs, or $77 million.
(2)	Pemex has the ability to cancel its drilling contracts on 30 days or less notice without Pemex’s making an early termination payment. At December 31, 2013, we had ten rigs contracted to Pemex in Mexico, and our backlog included approximately $472 million related to such contracts.
(3)	Some of our drilling contracts provide the customer with certain early termination rights.
(4)	Excludes approximately $207 million of total backlog related to two jackups and one floater that will be retained by Noble.
(5)	Percent of available days committed is calculated by dividing the total number of days our rigs are operating under contract for such period, or committed days, by the product of the total number of our rigs, including cold stacked rigs, and the number of calendar days in such period. Committed days do not include the days that a rig is stacked or the days that a rig is expected to be out of service for significant overhaul, repairs or maintenance.

Our contract drilling services backlog reported above reflects estimated future revenues attributable to both signed drilling contracts and letters of intent that we expect to realize. A letter of intent is generally subject to customary conditions, including the execution of a definitive drilling contract. It is possible that some customers that have entered into letters of intent will not enter into signed drilling contracts. As of December 31, 2013, the contract drilling services backlog of our Predecessor did not include any letters of intent.

We calculate backlog for any given rig and period by multiplying the full contractual operating dayrate for such unit by the number of days remaining in the contract term during the relevant period. The reported contract drilling services backlog does not include amounts representing revenues for mobilization, demobilization and contract preparation, which are not expected to be significant to our contract drilling services revenues, amounts constituting reimbursables from customers or amounts attributable to uncommitted option periods under drilling contracts.

The amount of actual revenues earned and the actual periods during which revenues are earned may be materially different than the backlog amounts and backlog periods set forth in the table above due to various factors, including, but not limited to, shipyard and maintenance projects, unplanned downtime, achievement of bonuses, weather conditions and other factors that result in applicable dayrates lower than the full contractual operating dayrate. Amounts included in the backlog may change because drilling contracts may be varied or modified by mutual consent or customers may exercise early termination rights contained in some of our drilling contracts or decline to enter into a drilling contract after executing a letter of intent. As a result, our backlog as of any particular date may not be indicative of our actual operating results for the periods for which the backlog is calculated. In addition, we generally do not expect to recontract our floaters, which accounted for 46% of our backlog at December 31, 2013, until late in their contract terms. Due to the higher dayrates earned by our floaters, until these rigs are recontracted, our total backlog may decline. Please read “Risk Factors—Risks Related to Our Business—We can provide no assurance that our current backlog of contract drilling revenue will be ultimately realized.”

Results of Operations

As part of Noble, our Predecessor has not operated on a standalone basis. When we use the terms “we” or “our” in the following discussion, we are referring to the historical operations of our Predecessor.

For the Year Ended December 31, 2013 and 2012

Rig Utilization, Operating Days and Average Dayrates

The following table sets forth the average rig utilization, operating days and average dayrates for our rig fleet for the years ended December 31, 2013 (which we sometimes refer to as the “current period”) and 2012 (which we sometimes refer to as the “comparable period”):

	Average Rig Utilization (1)		Operating Days (2)			Average Dayrates
	2013	2012	2013	2012	% Change	2013	2012	% Change
Jackups	90%	81%	12,032	10,985	10%	$102,974	$88,120	17%
Floaters	66%	62%	2,173	2,030	7%	261,827	236,767	11%
Other	0%	0%	—	—	—	—	—	—

Total	80%	73%	14,205	13,015	9%	$127,275	$111,303	14%

(1)	We define utilization for a specific period as the total number of days our rigs are operating under contract, divided by the product of the total number of our rigs, including cold stacked rigs, and the number of calendar days in such period.
(2)	Information reflects the number of days that our rigs were operating under contract.

Contract Drilling Services

The following table sets forth the operating results for our contract drilling services for the years ended December 31, 2013 and 2012 (in thousands):

			Change
	2013	2012	$	%
	(unaudited)
Operating revenues:
Contract drilling services	$1,807,952	$1,448,569	$359,383	25%
Reimbursables (1)	47,992	54,325	(6,333)	-12%
Other	94	253	(159)	-63%

	$1,856,038	$1,503,147	$352,891	23%

Operating costs and expenses:
Contract drilling services	$914,702	$874,805	$39,897	5%
Reimbursables (1)	36,589	42,506	(5,917)	-14%
Depreciation and amortization	413,219	367,730	45,489	12%
General and administrative	63,914	59,475	4,439	7%
Loss on impairment	43,688	—	43,688	* *
Gain on disposal of assets, net	(35,646)	—	(35,646)	* *
Gain on contract settlements/extinguishments, net	(24,373)	(4,869)	(19,504)	* *

	1,412,093	1,339,647	72,446	5%

Operating income	$443,945	$163,500	$280,445	172%

(1)	We record reimbursements from customers for out-of-pocket expenses as operating revenues and the related direct costs as operating expenses. Changes in the amount of these reimbursables generally do not have a material effect on our financial position, results of operations or cash flows.
**	Not a meaningful percentage.

Operating Revenues. Changes in contract drilling services revenues for the current period as compared to the comparable period were driven by increases in both operating days and average dayrates. The 14 percent increase in average dayrates increased revenues by approximately $227 million while the 9 percent increase in operating days increased revenue by $132 million.

The increase in contract drilling services revenues was due to a $271 million increase in revenues from our jackups and a $88 million increase in revenues from our floaters.

The 17 percent increase in jackup average dayrates resulted in a $179 million increase in revenues, which was coupled with a 10 percent increase in operating days, resulting in a $92 million increase in revenues from 2012. The increase in average dayrates resulted from improved market conditions in the global shallow water market. The increase in utilization primarily related to certain jackup rigs in Mexico and the Middle East, which experienced a full period of operations in 2013 after being warm stacked for a portion of 2012.

The increase in floater revenues in the current period was driven by an 11 percent increase in average dayrates coupled with a seven percent increase in operating days which resulted in a $54 million and a $34 million increase in revenues, respectively, from 2012. The Noble Duchess and the Noble Leo Segerius had a full period of operations during the current period after being off contract during the comparable period. These increases during the current period were partially offset by a decrease in revenues attributable to the Noble Roger Eason, which returned to work during the fourth quarter of 2013 after being in the shipyard for the majority of the year completing a major upgrade.

Operating Costs and Expenses. Contract drilling services operating costs and expenses increased $40 million for the current period as compared to the comparable period. The increase from period to period is primarily a function of improvements in utilization for rigs returning to work in the comparable period. Increases were reflected in most expense categories, with the largest increases in agency fees, primarily in Mexico and the Middle East ($5 million), and charges for rental equipment ($5 million). Additionally, we recognized an increase in cost allocations to us by Noble for shorebase and operations support primarily due to salary increases ($33 million).

The increase in depreciation and amortization in the current period over the comparable period was primarily attributable to a full period of depreciation after shipyard projects on the Noble Leo Segerius, Noble Duchess and Noble Phoenix, which were placed in service during the latter part of 2012 coupled with the completion of the Noble Roger Eason major upgrade during the fourth quarter of 2013.

Loss on impairment during the current period related to an impairment charge of approximately $40 million on the FPSO, Noble Seillean, recognized during our annual asset impairment test, coupled with a $4 million impairment recorded in the third quarter of 2013 on two submersibles arising from the potential disposition of these assets to an unrelated third party. In January 2014, we completed the sale of these submersibles for a total sales price of $7 million.

Gain on disposal of assets, net, during the current period was attributable to the sale of the Noble Lewis Dugger to an unrelated third party in Mexico.

Gain on contract settlements/extinguishments, net, during the current period was attributable to the settlement of all claims against the former shareholders of FDR Holdings, Limited, which Noble acquired in July 2010, relating to alleged breaches of various representations and warranties contained in the purchase agreement. During the comparable period, we received $5 million from a claims settlement on the Noble David Tinsley, which experienced a “punch-through” while being positioned on location in 2009.

Other

The following table sets forth the operating results for our other services for the years ended December 31, 2013 and 2012 (in thousands):

			Change
	2013	2012	$	%
	(unaudited)
Operating revenues:
Labor contract drilling services	$35,146	$36,591	$(1,445)	-4%
Reimbursables (1)	1,818	2,119	(301)	-14%

	$36,964	$38,710	$(1,746)	-5%

Operating costs and expenses:
Labor contract drilling services	$24,333	$22,006	$2,327	11%
Reimbursables (1)	1,752	2,029	(277)	-14%
Depreciation and amortization	86	107	(21)	-20%
General and administrative	993	1,356	(363)	-27%

	27,164	25,498	1,666	7%

Operating income	$9,800	$13,212	$(3,412)	-26%

(1)	We record reimbursements from customers for out-of-pocket expenses as operating revenues and the related direct costs as operating expenses. Changes in the amount of these reimbursables generally do not have a material effect on our financial position, results of operations or cash flows.

Operating Revenues and Costs and Expenses. Both operating revenue and operating costs and expenses remained substantially consistent from period to period. The change in operating costs and expenses primarily related to foreign currency exchange fluctuations during the period coupled with an increase in labor costs during the period.

Other Income and Expenses

Income Tax Provision. Our income tax provision increased $37 million in the current period primarily as a result of higher pre-tax income, partially offset by a lower effective tax rate during the current period. The increase in pre-tax earnings generated a $75 million increase in tax expense while the decrease in the income tax rate during the current period decreased the income tax provision by $38 million. The decrease in the income tax rate was a result of a change in our geographic revenue mix and favorable discrete events that occurred during 2013.

For the Year Ended December 31, 2012 and 2011

Utilization, Operating Days and Average Dayrates

The following table sets forth the average utilization, operating days and average dayrates for our fleet for the years ended December 31, 2012 and 2011:

	Average Fleet Utilization (1)		Operating Days (2)			Average Dayrates
	2012	2011	2012	2011	% Change	2012	2011	% Change
Jackups	81%	77%	10,985	10,373	6%	$88,120	$79,257	11%
Floaters	62%	61%	2,030	2,014	1%	236,767	233,052	2%
Other units	0%	0%	—	—		—	—

Total	73%	69%	13,015	12,387	5%	$111,303	$104,261	7%

(1)	We define utilization for a specific period as the total number of days our rigs are operating under contract, divided by the product of the total number of our rigs, including cold stacked rigs, and the number of calendar days in such period.
(2)	Information reflects the number of days that our units were operating under contract.

Contract Drilling Services

The following table sets forth the operating results for our contract drilling services for the years ended December 31, 2012 and 2011 (in thousands):

			Change
	2012	2011	$	%
Operating revenues:
Contract drilling services	$1,448,569	$1,291,276	$157,293	12%
Reimbursables (1)	54,325	39,598	14,727	37%
Other revenues	253	497	(244)	-49%

	$1,503,147	$1,331,371	$171,776	13%

Operating costs and expenses:
Contract drilling services	$874,805	$776,662	$98,143	13%
Reimbursables (1)	42,506	28,625	13,881	48%
Depreciation and amortization	367,730	347,624	20,106	6%
General and administrative	59,475	58,588	887	2%
Loss on impairment	—	12,719	(12,719)	* *
Gain on contract settlements/extinguishments, net	(4,869)	(19,846)	14,977	* *

	1,339,647	1,204,372	135,275	11%

Operating income	$163,500	$126,999	$36,501	29%

(1)	We record reimbursements from customers for out-of-pocket expenses as operating revenues and the related direct costs as operating expenses. Changes in the amount of these reimbursables generally do not have a material effect on our financial position, results of operations or cash flows.
**	Not a meaningful percentage.

Operating Revenues. Changes in contract drilling services revenues for 2012 as compared to 2011 were driven by increases in both average dayrates and operating days. The 7 percent increase in average dayrates increased revenues by approximately $92 million while the 5 percent increase in operating days increased revenues by an additional $65 million.

The change in contract drilling services revenues was due to a $146 million increase in revenues from our jackups and an $11 million increase in revenues from our floaters.

The 11 percent increase in jackup average dayrates increased revenues by $97 million, and the 6 percent increase in jackup operating days increased revenues by $49 million in 2012 as compared to 2011. The increase in average dayrates resulted from improved market conditions in the global shallow water market throughout the jackup fleet. The increase in utilization primarily related to rigs in Mexico, West Africa and the Middle East, which experienced less downtime during 2012 as compared to 2011.

The $11 million increase in floater revenues in 2012 was driven by slight increases in both average dayrates and operating days. These improvements were partially offset by declines in revenues on the Noble Phoenix, which was substituted for the Noble Muravlenko in Brazil during 2012, and a reduced rate on the Noble Roger Eason while it was in the shipyard for its upgrade during the latter part of 2012.

Operating Costs and Expenses. Contract drilling services operating costs and expenses increased $98 million for 2012 as compared to 2011. The increase from 2011 relates to a $40 million increase in labor due to salary increases and rigs returning to work, a $18 million increase in costs allocations due to shorebased salary increases, a $16 million increase in repairs and maintenance primarily for rigs returning to contract, a $10 million increase in safety and training costs, a $9 million increase in mobilization and transportation costs and a $5 million increase in insurance and other costs.

Depreciation and amortization increased $20 million in 2012 over 2011, which is primarily attributable to assets placed in service during 2012, including the Noble Leo Segerius, Noble Duchess and the Noble Phoenix.

Loss on impairment during 2011 related to a $13 million impairment charge on our submersible fleet, primarily as a result of the declining market outlook for drilling services for this rig type.

Gain on contract settlements/extinguishments, net, during 2012 was attributable to our receipt of $5 million from a claims settlement on the Noble David Tinsley, which experienced a “punch-through” while being positioned on location in 2009. During 2011, we reached an agreement with Petrobras to substitute the Noble Phoenix for the Noble Muravlenko. In connection with the cancellation of the contract on the Noble Phoenix, we recognized a non-cash gain of $53 million, which represented the unamortized fair value of the in-place contract at acquisition. As a result of the substitution, we reached a decision not to proceed with the previously announced upgrade to the Noble Muravlenko that was scheduled to take place in 2013, and therefore, incurred a non-cash charge of $33 million in 2011 related to the termination of outstanding shipyard contracts.

Other

The following table sets forth the operating results for our other services for the years ended December 31, 2012 and 2011 (in thousands):

			Change
	2012	2011	$	%
Operating revenues:
Labor contract drilling services	$36,591	$37,269	$(678)	-2%
Reimbursables (1)	2,119	1,917	202	11%

	$38,710	$39,186	$(476)	-1%

Operating costs and expenses:
Labor contract drilling services	22,006	24,801	(2,795)	-11%
Reimbursables (1)	2,029	1,851	178	10%
Depreciation and amortization	107	1,210	(1,103)	-91%
General and administrative	1,356	1,376	(20)	-1%

	25,498	29,238	(3,740)	-13%

Operating income	$13,212	$9,948	$3,264	33%

(1)	We record reimbursements from customers for out-of-pocket expenses as operating revenues and the related direct costs as operating expenses. Changes in the amount of these reimbursables generally do not have a material effect on our financial position, results of operations or cash flows.

Operating Revenues and Costs and Expenses. The decrease in both operating revenues and operating costs and expenses in 2012 as compared to 2011 primarily related to foreign currency fluctuations resulting from our Canadian operations.

Other Income and Expenses

Income Tax Provision. Our income tax provision increased $19 million in 2012 as compared to 2011, primarily as a result of higher pre-tax income coupled with a higher effective tax rate during 2012. The increase in the tax rate generated a $10 million increase in tax expense, while an increase in pre-tax earnings increased the income tax provision by $9 million. The increase in the income tax rate was a result of a change in our geographic revenue mix during 2012.

Liquidity and Capital Resources

In connection with the separation, we intend to enter into certain debt agreements that will contain customary covenants relating to, among other things, the incurrence of additional indebtedness, dividends and other restricted payments and mergers, consolidations or the sale of substantially all of our assets.

We expect our primary sources of liquidity in the future will be cash generated from operations, any revolving credit facility and future financing arrangements, if necessary. Our principal uses of liquidity will be to fund our working capital and capital expenditures, including major projects, upgrades and replacements to drilling equipment, to service our outstanding indebtedness and to pay out future dividends. Our working capital and capital expenditure requirements have historically been part of the corporate-wide cash management program for Noble. As part of such program, Noble sweeps all available cash from our operating accounts periodically and intends to continue this process until the separation is consummated. After the separation, we will be solely responsible for the provision of funds to finance our working capital and other cash requirements. We believe our liquidity will be sufficient to fund our operations for at least the next 12 months. Our ability to continue to fund these items may be affected by general economic, competitive and other factors, many of which are outside of our control. If our future cash flows from operations and other capital resources are insufficient to fund our liquidity needs, we may be forced to reduce or delay our capital expenditures, sell assets, refrain from paying or reduce the amount of any dividends, obtain additional debt or equity capital or refinance all or a portion of our debt.

Financial Resources and Liquidity

Predecessor

The table below sets forth our Predecessor’s summary cash flow and capital expenditure information for the years ended December 31, 2013, 2012 and 2011 (in thousands):

	Year Ended December 31,
	2013	2012	2011

Cash flows provided by (used in) operations:
Operating activities	$822,475	$405,484	$466,100
Investing activities	(317,726)	(540,867)	(493,255)
Financing activities	(538,706)	130,154	26,030
Capital expenditures	$366,361	$532,404	$518,455

Paragon Offshore

Our currently anticipated cash flow needs following the separation may include the following:

•	committed capital expenditures;

•	normal recurring operating expenses;

•	acquisitions;

•	discretionary capital expenditures, including various capital upgrades; and

•	dividends.

We currently expect to fund these cash flow needs with cash generated by our operations, cash on hand, borrowings under potential new credit facilities, issuances of long-term debt, or asset sales.

Capital Expenditures

Our primary use of available liquidity during 2013 was for capital expenditures. Capital expenditures, including maintenance, rig reactivations, major projects and upgrades to our fleet, totaled $359 million during the current period. Of the total capital expenditures spent in the current period, upgrade projects related to the Noble Leo Segerius and Noble Roger Eason totaled $149 million.

Contractual Obligations and Commitments

Except as otherwise noted, our Predecessor’s contractual obligations as of December 31, 2013 were as follows (in thousands):

		Year Ended December 31,
	Total	2014	2015	2016	2017	Thereafter
Long-term debt obligations (1)	$1,561,141	$1,561,141	$—	$—	$—	$—
Purchase commitments (2)	83,139	83,139	—	—	—	—

Total	$1,644,280	$1,644,280	$—	$—	$—	$—

(1)	Represents borrowings outstanding under Noble’s commercial paper program. See Note 1 to our Predecessor’s audited financial statements included elsewhere in this Annex C. Amounts exclude accrued interest.
(2)	Purchase commitments consist of obligations outstanding to external vendors primarily related to purchases of various capital equipment.

In connection with the separation, we expect to incur third-party indebtedness under financing arrangements.

The following table summarizes the other commercial commitments of our Predecessor at December 31, 2013 (in thousands):

		Amount of Commitment Expiration Per Period
	Total	2014	2015	2016	2017	Thereafter
Contractual Cash Obligations
Letters of credit	$26,255	$26,255	$—	$—	$—	$—
Surety bonds	128,330	23,937	43,795	21,945	38,653	—

Total commercial commitments	$154,585	$50,192	$43,795	$21,945	$38,653	$—

Critical Accounting Policies and Estimates

Our combined financial statements are impacted by the accounting policies used and the estimates and assumptions made by management during their preparation. Critical accounting policies and estimates that most significantly impact our Predecessor’s combined financial statements are described below.

Property and Equipment, at cost

Property and equipment is stated at cost, reduced by provisions to recognize economic impairment in value whenever events or changes in circumstances indicate an asset’s carrying value may not be recoverable. Major replacements and improvements are capitalized. When assets are sold, retired or otherwise disposed of, the cost and related accumulated depreciation are eliminated from the accounts and the gain or loss is recognized. Drilling equipment and facilities are depreciated using the straight-line method over their estimated useful lives as of the date placed in service or date of major refurbishment. Estimated useful lives of our drilling equipment range from three to thirty years. Other property and equipment is depreciated using the straight-line method over useful lives ranging from two to twenty-five years.

Scheduled maintenance of equipment is performed based on the number of hours operated in accordance with our preventative maintenance program. Routine repair and maintenance costs are charged to expense as incurred; however, the costs of the overhauls and asset replacement projects that benefit future periods and which typically occur every three to five years are capitalized when incurred and depreciated over an equivalent period. These overhauls and asset replacement projects are included in “Property and equipment, at cost” in our Predecessor’s combined balance sheets. Such amounts, net of accumulated depreciation, totaled $211 million and $160 million at December 31, 2013 and 2012, respectively. Depreciation expense related to overhauls and asset replacement totaled $76 million, $66 million and $64 million for the years ended December 31, 2013, 2012 and 2011, respectively.

We evaluate the realization of property and equipment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In addition, on an annual basis, we complete an impairment analysis on all of our rigs. An impairment loss on our property and equipment exists when the estimated undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. Any impairment loss recognized represents the excess of the assets carrying value over the estimated fair value. As part of this analysis, we make assumptions and estimates regarding future market conditions. To the extent actual result do not meet or exceed our estimated assumptions, for a given rig class, we may take an impairment loss in the future.

Revenue Recognition

Revenues generated from our dayrate-basis drilling contracts and labor contracts are recognized as services are performed and begin upon the contract commencement, as defined under the specified drilling or labor contract. Revenues from bonuses are recognized when earned.

It is typical, in our dayrate drilling contracts, to receive compensation for mobilization, equipment modification, or other activities prior to the commencement of the contract. These payments take either the form of a lump-sum payment or other daily compensation. We defer pre-contract compensation and related costs over the term of the initial contract period to which compensation and costs relate. Upon completion of our drilling contracts, any demobilization revenues received are recognized as income, as are any related expenses.

Deferred revenues under drilling contracts totaled $22 million and $25 million at December 31, 2013 and 2012, respectively. Such amounts are included in either “Other current liabilities” or “Other liabilities” in our Predecessor’s combined balance sheets, based upon our expected time of recognition. Related expenses deferred under drilling contracts totaled $24 million at December 31, 2013 as compared to $38 million at December 31, 2012, and are included in either “Other current assets” or “Other assets” in our Predecessor’s combined balance sheets based upon our expected time of recognition.

We record reimbursements from customers for “out-of-pocket” expenses as revenues and the related direct cost as operating expenses.

Income Taxes

Income taxes are prepared on a separate return basis as if we had been a standalone company. As a result, actual tax transactions that would not have occurred had we been a separate entity have been eliminated in the preparation of our Predecessor’s historical combined financial statements included elsewhere in this Annex C.

Income taxes are based on the laws and rates in effect in the countries in which operations are conducted or in which we or our subsidiaries are considered resident for income tax purposes. Applicable income and withholding taxes have not been provided on undistributed earnings of our subsidiaries. We do not intend to repatriate such undistributed earnings except for distributions upon which incremental income and withholding taxes would not be material. In certain circumstances, we expect that, due to changing demands of the offshore drilling markets and the ability to redeploy our offshore drilling units, certain units will not reside in a location long enough to give rise to future tax consequences. As a result, no deferred tax asset or liability has been recognized in these circumstances. Should our expectations change regarding the length of time an offshore drilling unit will be used in a given location, we will adjust deferred taxes accordingly.

We operate through various subsidiaries in numerous countries throughout the world including the United States. Consequently, we are subject to changes in tax laws, treaties or regulations or the interpretation or enforcement thereof in the U.S. or jurisdictions in which we or any of our subsidiaries operate or are resident. Our income tax expense is based upon our interpretation of the tax laws in effect in various countries at the time that the expense was incurred. If the U.S. Internal Revenue Service, or IRS, or other taxing authorities do not agree with our assessment of the effects of such laws, treaties and regulations, this could have a material adverse effect on us including the imposition of a higher effective tax rate on our worldwide earnings or a reclassification of the tax impact of our significant corporate restructuring transactions.

Income taxes include results of the operations of the standard specification drilling units. In instances where the operations of standard specification drilling units were included in the filing of a consolidated or combined return with high specification units, an allocation of income taxes has been made.

Certain Significant Estimates and Contingent Liabilities

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Certain accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. We evaluate our estimates and assumptions on a regular basis. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and assumptions used in preparation of our combined financial statements included elsewhere in this Annex C.

New Accounting Pronouncements

In February 2013, the FASB issued Accounting Standards Update, or ASU, No. 2013-02, which amends FASB Accounting Standards Codification, or ASC, Topic 220, “Comprehensive Income.” This amended guidance requires additional information about reclassification adjustments out of comprehensive income, including changes in comprehensive income balances by component and significant items reclassified out of comprehensive income. This guidance is effective for reporting periods beginning after December 15, 2012. The adoption of this guidance did not have a material impact on our Predecessor’s financial condition, results of operations, cash flows or financial disclosures.

In March 2013, the FASB issued ASU No. 2013-05, which amends ASC Topic 830, “Foreign Currency Matters.” This ASU provides guidance on foreign currency translation adjustments when a parent entity ceases to have a controlling interest on a previously consolidated subsidiary or group of assets. The guidance is effective for fiscal years beginning on or after December 15, 2013. We are still evaluating what impact, if any, the adoption of this guidance will have on our Predecessor’s financial condition, results of operations, cash flows or financial disclosures.

In July 2013, the FASB issued ASU No. 2013-11, which amends ASC Topic 740, “Taxes.” This ASU provides guidance on the presentation of tax benefits when a net operating loss carry forward or other tax credit carry forward exists. The guidance is effective for fiscal years beginning on or after December 15, 2013. We are still evaluating what impact, if any, the adoption of this guidance will have on our financial condition, results of operations, cash flows or financial disclosures.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the potential for loss due to a change in the value of a financial instrument as a result of fluctuations in interest rates, currency exchange rates or equity prices, as further described below.

Interest Rate Risk

Following the completion of the separation, a portion of our long-term debt portfolio will contain variable rate debt instruments. For variable rate debt, interest rate changes generally do not affect the fair market value of such debt, but do impact future earnings and cash flows, assuming other factors are held constant.

Foreign Currency Risk

Although we are a U.K. corporation, we define foreign currency as any non-U.S. denominated currency. Our functional currency is primarily the U.S. dollar, which is consistent with the oil and gas industry. However, outside the U.S., some of our expenses are incurred in local currencies. Therefore, when the U.S. dollar weakens (strengthens) in relation to the currencies of the countries in which we operate, our expenses reported in U.S. dollars will increase (decrease).

We are exposed to risks on future cash flows to the extent that local currency expenses exceed revenues denominated in local currency that are other than the functional currency. To help manage this potential risk, we may enter into derivative instruments to manage our exposure to fluctuations in currency exchange rates, and we may conduct hedging activities in future periods to mitigate such exposure.

Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

None.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In connection with the separation, our board of directors will adopt a written policy, which we refer to as the “related person transaction approval policy,” for the review of any transaction, arrangement or relationship in which we are a participant, if the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or beneficial holders of more than 5% of our total equity (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest. This policy was not in effect when we entered into the transactions described below. Each of the agreements between us and Noble and its subsidiaries that will be entered into in connection with the separation, and any transactions contemplated thereby, will be deemed to be approved and not subject to the terms of such policy.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to the chair of our Audit Committee for so long as the controlled company exception applies and our Nominating and Corporate Governance Committee thereafter. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the committee. In approving or rejecting such proposed transactions, the committee will be required to consider relevant facts and circumstances. The committee will approve only those transactions that, in light of known circumstances, are deemed to be in our best interests. In the event that any member of the committee is not a disinterested person with respect to the related person transaction under review, that member will be excluded from the review and approval or rejection of such related person transaction; provided, however, that such committee member may be counted in determining the presence of a quorum at the meeting of the committee at which such transaction is considered. If we become aware of an existing related person transaction which has not been approved under the policy, the matter will be referred to the committee. The committee will evaluate all options available, including ratification, revision or termination of such transaction. In the event that management determines that it is impractical or undesirable to wait until a meeting of the committee to consummate a related person transaction, the chair of the committee may approve such transaction in accordance with the related person transaction approval policy. Any such approval must be reported to the committee at its next regularly scheduled meeting.

Relationship with Noble

In connection with the separation, we and Noble will enter into certain agreements that will effect the separation of our business from Noble and provide a framework for our ongoing relationship with Noble. The following is a summary of certain material terms of the agreements that we intend to enter into with Noble prior to the completion of the separation. Certain material terms of these agreements have not yet been determined. All of the terms of these agreements will be determined prior to the completion of the separation, and the agreements will be entered into between us and Noble prior to or simultaneously with the completion of the separation.

Master Separation Agreement

In connection with the separation, we and Noble will enter into a master separation agreement to provide for, among other things, the transfer to us of assets and assumption by us of liabilities relating to our business and the responsibility of Noble for liabilities related to its, and in certain limited cases, our, business. In addition, we will agree in the master separation agreement that we and our affiliates will cooperate with Noble to accomplish a tax-free distribution by Noble to its shareholders of our ordinary shares. We will agree to promptly take any and all actions necessary or desirable to effect the separation. The distribution is expected to be effected through a dividend. Noble will determine, in its sole discretion, whether such distribution shall occur, the date of the distribution and the form, structure and all other terms of any dividend or other transaction to effect the distribution. A distribution may not occur at all. At any time prior to completion of the distribution, Noble, in its sole discretion, may decide to abandon the distribution, may modify or change the terms of the distribution or may accelerate or delay the timing of the distribution.

Indemnification and Release

The master separation agreement will provide for cross-indemnities that generally will place the financial responsibility on us and our subsidiaries for all liabilities associated with our current and historical businesses and operations (other than certain specified excluded liabilities), and generally will place on Noble and its subsidiaries (other than us) the financial responsibility for liabilities associated with all of Noble’s other current and historical businesses and operations, in each case regardless of the time those liabilities arise. The master separation agreement will also contain indemnification provisions under which we and Noble each indemnify the other with respect to breaches of the master separation agreement or any ancillary agreement.

For liabilities arising from events occurring on or before the separation, the master separation agreement will contain a general release. Under this provision, we will release Noble and its subsidiaries, successors and assigns, and Noble will release us and our subsidiaries, successors and assigns, from any liabilities arising from events between us or our subsidiaries on the one hand, and Noble or its subsidiaries (other than us) on the other hand, occurring on or before the separation, including in connection with the activities to implement the separation and any distribution of our shares by Noble to its shareholders. The general release does not apply to liabilities allocated between the parties under the master separation agreement, the other separation agreements or to specified ongoing contractual arrangements.

Corporate Governance

The master separation agreement will also contain several provisions regarding our corporate governance that apply for so long as Noble owns specified percentages of our shares. We intend to utilize exemptions from certain NYSE corporate governance requirements while Noble owns a majority of our outstanding voting shares. As permitted under these exemptions, we will agree that, so long as Noble owns a majority of our voting shares, Noble will have the right to:

•	designate for nomination by our board of directors, or a nominating committee of the board, a majority of the members of the board, including our chairman; and

•

designate for appointment by the board of directors at least a majority of the members of any committee of our board of directors (other than the audit committee or a special committee of independent directors).

We will also agree to use our best efforts to cause Noble’s nominees to be elected.

In addition, we will agree that for so long as Noble owns         % or more of our outstanding voting shares, we will not amend our Articles without Noble’s consent and Noble will have the right to:

•	designate for nomination by our board of directors, a number of the members of the board proportionate to its voting power;

•	designate at least one member of any committee (other than the audit committee or a special committee of independent directors); and

•	purchase additional voting shares (via a subscription right) to allow Noble to maintain its previous voting percentage in our voting shares, if we were to issue additional shares of voting shares.

We will agree that for so long as Noble owns 20% or more of our outstanding voting shares, we will not make discretionary changes to our accounting principles and practices, and we will not select a different accounting firm than Noble’s, which is currently PricewaterhouseCoopers LLP, to serve as our independent registered public accountants.

Certain of the corporate governance provisions of the master separation agreement described above could have the effect of delaying or preventing a change of control or changes in our management that a shareholder might consider favorable. Please read “Risk Factors—Risks Related to Our Separation from and Our Relationship with Noble—We will be controlled by Noble as long as it owns a majority of our outstanding voting shares, and you will be unable to affect the outcome of shareholder voting during that time.”

Expenses

The master separation agreement between us and Noble relating to the separation will provide for an allocation of out-of-pocket costs and expenses incurred in connection with the separation of our business from Noble.

Other Provisions

The master separation agreement will also contain provisions relating to, among other matters, confidentiality and the exchange of information, the use and preservation of books and records, provision of financial information and assistance with respect to financial matters, preservation of legal privileges, insurance coverages for claims occurring prior to the separation and the resolution and arbitration of disputes arising under the master separation agreement and other separation agreements.

Employee Matters Agreement

We will enter into an employee matters agreement with Noble to allocate liabilities and responsibilities relating to our employees and their participation in certain compensation and benefit plans maintained by Noble or a subsidiary of Noble.

Effective as of the closing of the separation, most of our employee benefits will be provided under compensation and benefit plans adopted by us. In general, our plans will be substantially similar to the Noble plans that covered our employees prior to the separation. Further, in some cases we will agree to assume sponsorship of certain Noble plans in which employees who are continuing to work for Noble do not participate. As to those assumed plans, we will become responsible for all benefits thereunder for active and former employees.

We will agree to apportion and divide any related Noble trusts or other financial vehicles that currently fund Noble’s plans in order to fund both the plans that we are adopting and assuming and the plans that Noble will continue to sponsor after the separation. In addition, we will agree to maintain these adopted and assumed plans, without significant modification (except as required under applicable law) until at least the close of the calendar year following the year of our separation from Noble.

If participation is not terminated earlier, our employees will generally cease participation in all Noble plans (other than plans we assume sponsorship of) as of the separation. However, in the case of the U.S. defined benefit pension plans, participation will terminate as of our separation from Noble. We have not agreed to, and do not intend to, adopt any defined benefit pension plan covering U.S. employees.

After the separation, some of our employees may continue on an interim basis to accrue benefits under the Noble short-term incentive plan. To the extent our employees accrue such benefits, we will agree with Noble to reimburse Noble in full for the amounts of such benefits that are attributable to post-closing service with us.

Generally, our employees’ prior service with Noble will be considered as service with us for purposes of our plans. However, no duplicative benefits will be provided to our employees under our plans and Noble plans.

Certain of our employees hold Noble stock options, time-vested restricted stock units or performance-vested restricted stock units under Noble’s 1991 Stock Option and Restricted Stock Plan, or 1991 Plan. Our employees generally will be considered terminated for purposes of the 1991 Plan at the time of the separation. Upon such termination, our employees’ rights to exercise Noble stock options that have vested (and non-vested stock options in the case of employees who are “retirement” eligible for purposes of the 1991 Plan) will continue for up to the shorter of five years or the remaining term of the option. Non-vested stock options held by our employees who are not “retirement” eligible for purposes of the 1991 Plan will be forfeited. Time-vested restricted stock units held by our employees will be replaced with our time-vested restricted stock units of equivalent value and remaining duration. Performance-vested restricted stock units held by our employees that have not vested by the date of our separation from Noble will be replaced with a Paragon Offshore equity award of equivalent value and remaining duration.

However, in the case of our employees who are “retirement” eligible for purposes of the 1991 Plan, a portion of the outstanding Noble performance-vested restricted stock units will continue to be held by those employees and a portion will be replaced by our comparable performance-vested restricted stock units. This apportionment will be based on the performance cycle that relates to each applicable Noble performance-vested restricted stock unit award, and the ratio of the number of days that have elapsed during the award’s performance cycle prior to our separation from Noble relative to the total number of days of such performance cycle. This ratio will be applied to each applicable grant of Noble performance-vested restricted stock units to determine the portion thereof that will continue as Noble performance-vested restricted stock units. The portion thereof that does not continue as Noble performance-vested restricted stock units will be replaced by our comparable performance-vested restricted stock units of equivalent value and duration.

We will adopt a new equity incentive plan to administer replacement awards as described above and provide for the granting of new awards for periods following our separation from Noble.

With some exceptions, we will indemnify Noble for benefit plan and employment liabilities that are the subject of the employee matters agreement and that arise from any acts or omissions of our employees or agents or breach of the employee matters agreement. Noble will indemnify us for similar acts, omissions breaches of Noble and its employees or agents, as well as, for liabilities arising out of certain defects that potentially could be discovered in the future relating to the design of its compensation and benefit plans that we assumed or were used as a template for the plans we adopted.

Transition Services Agreement

Prior to the separation, we and Noble will enter into a transition services agreement in connection with the separation pursuant to which Noble will provide, on a transitional basis, certain administrative and other assistance to be determined, generally consistent with the services provided before the separation and will provide certain transition services to Noble. The charges for the transition services generally are intended to allow the party providing the service to fully recover the costs directly associated with providing the services, plus all out-of-pocket costs and expenses, generally without profit. The charges for each of the transition services generally will be based on either a pre-determined flat fee or an allocation of the cost incurred, including certain fees and expenses of third-party service providers. We will be provided with reasonable information that supports the charges for transition services we receive.

The services provided under the transition services agreement will terminate at various times to be specified in the agreement. We may terminate certain specified services by giving prior written notice to the provider of such services and paying any applicable termination charge.

Subject to certain exceptions, the liabilities of either party under the transition services agreement will generally be limited to the aggregate charges (excluding any third-party costs and expenses included in such charges) actually paid to it pursuant to the transition services agreement. The transition services agreement will also provide that the parties will not be liable to us for any special, indirect, incidental or consequential damages.

Tax Sharing Agreement

On or before the separation, we and Noble will enter into a tax sharing agreement that will govern our respective rights, responsibilities, and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings, and certain other matters regarding taxes. References in this summary description of the tax sharing agreement to the terms “tax” or “taxes” mean taxes as well as any interest, penalties, additions to tax or additional amounts in respect of such taxes.

Under the tax sharing agreement, Noble generally will be liable for and indemnify us against all taxes attributable to the high specification drilling business and will be allocated all tax benefits attributable to such business. We generally will be liable for and indemnify Noble against all taxes attributable to the standard specification drilling business and will be allocated all tax benefits attributable to such business. Generally, we must reimburse Noble, and Noble must reimburse us, for the use by one party of tax benefits allocated to the other party.

Noble generally will be responsible for preparing and filing all tax returns that include both taxes or tax benefits allocable to Noble and taxes or tax benefits allocable to us. However, we generally will be responsible for preparing and providing to Noble pro forma portions of such tax returns that include only taxes and tax benefits allocable to us. Noble generally will be responsible for preparing and filing all tax returns that include only taxes or tax benefits allocable to Noble, and we generally will be responsible for preparing and filing all tax returns that include only taxes or tax benefits allocable to us. However, we generally will not be permitted to take a position on any such tax return that is inconsistent with our or Noble’s past practice.

The party responsible for preparing and filing a tax return will also have the authority to control all tax proceedings, including tax audits, involving any taxes or adjustment to taxes reported on such tax return, except that we will be entitled to control tax proceedings relating to tax returns prepared and filed by Noble to the extent that such taxes or adjustments are allocable exclusively to us and are separable from taxes or adjustments relating to Noble. The tax sharing agreement further provides for cooperation between us and Noble with respect to tax matters, including the exchange of information and the retention of records that may affect our respective tax liabilities.

Finally, the tax sharing agreement requires that neither we nor any of our affiliates take or fail to take (i) any action that would be inconsistent with or cause to be untrue any material, information, covenant or representation in any representation letters, tax opinions or IRS private letter ruling obtained by Noble and (ii) any action that prevents or could reasonably be expected to prevent the tax-free treatment of the dividend of Paragon Offshore shares in the separation or any transaction contemplated by the master separation agreement to be tax-free.

Moreover, in the event that the separation or certain related transactions were to fail to qualify for tax-free treatment, Noble generally would be responsible for all of the tax resulting from such failure. However, we generally would be responsible for all of the tax resulting from such failure if the dividend of Paragon Offshore shares in the separation or certain related transactions were to fail to qualify for tax-free treatment because of certain actions or failures to act by us.

DESCRIPTION OF SHARE CAPITAL

General

The following information is a summary of the material terms of our shares, nominal (i.e., par) value $         per share, as specified in the form of our articles of association, or Articles (the “Articles”).

All of our shares will be issued fully paid and will not be subject to any further calls or assessments by us.

There are no conversion rights, redemption provisions or sinking fund provisions relating to any of our shares. Under U.K. law, persons who are neither residents nor nationals of the U.K. may freely hold, vote and transfer our shares in the same manner and under the same terms as U.K. residents or nationals.

Dividends

We expect to pay regular quarterly cash dividends to our shareholders, and, as discussed above, we intend to effect capital reductions to create distributable profits from which our dividends will be paid. Subject to the Companies Act and the Articles, we may declare a dividend to be paid to the shareholders and may fix the time for payment of such dividend. There are no fixed dates on which entitlement to dividends arises under our Articles. We may from time to time, subject to our Articles, declare and pay dividends (of any amounts and in any currency) on our issued share capital only out of our “distributable profits” on our statutory balance sheet. We are not permitted to pay dividends out of share capital, which includes share premium. Distributable profits are defined as our “accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital.” Distributable profits are determined in accordance with generally accepted accounting principles at the time the relevant accounts are prepared. The “relevant accounts” (i.e., separate stand-alone statutory accounts) will typically be our most recent audited annual accounts but may, in certain circumstances, be our interim accounts. We will also not be permitted to make a distribution if, at that time, the amount of our net assets is less than the aggregate of our issued and paid-up share capital and undistributable profits or to the extent that the distribution will reduce our net assets below such amount.

In addition to cash dividends from distributable profits, our Articles permit the payment of all or any part of a final dividend (i.e., a dividend paid and calculated on the basis of end of year accounts and approved by shareholders) to be satisfied by distributing specific assets, in particular paid up shares or debentures of any other company. The Articles also permit a scrip dividend scheme under which shareholders may be given the opportunity to elect to receive fully paid ordinary shares instead of cash, with respect to all or part of future dividends.

If a shareholder owes any money to us relating in any way to any class of our shares, our board of directors may deduct some or all of this amount from any dividend on the shareholder’s shares or from other money payable by us in respect of those shares. Amounts deducted in this way may be used to pay the amount owed to us.

Unclaimed dividends and other amounts payable by us can be invested or otherwise used by directors for our benefit until they are claimed under U.K. law. All dividends remaining unclaimed for a period of 12 years after they first became due for payment will be forfeited and cease to be owing to the shareholder.

Voting Rights

The Articles provide that at a general meeting any resolutions put to a vote must be decided on a poll. Subject to any rights or restrictions as to voting attached to any class of shares and subject to disenfranchisement (i) in the event of non-payment of any call or other sum due and payable in respect of any shares not fully paid, (ii) in the event of any non-compliance with any statutory notice requiring disclosure of an interest in shares,

(iii) in relation to resolutions proposed by shareholders without complying with the Articles or (iv) where any shares are held by or on behalf of any of our subsidiaries, every shareholder who (being an individual) is present in person or (being a corporation) is present by a duly authorized corporate representative at our general meeting will have one vote for every share of which he or she is the holder, and every person present who has been appointed as a proxy shall have one vote for every share in respect of which he or she is the proxy.

In the case of joint holders, the vote of the person whose name stands first in the register of shareholders and who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of any votes tendered by any other joint holders. Unless a resolution to remove a serving member of the board of directors or to amend certain provisions in the Articles is to be adopted, the necessary quorum for a general shareholder meeting is the shareholders who together represent at least the majority of the voting rights of all the shareholders entitled to vote at the meeting, present in person or by proxy (i.e., any shares whose voting rights have been disenfranchised pursuant to the Companies Act shall be disregarded for the purposes of determining a quorum).

The Articles, however, also provide that the following matters require the presence of shareholders who together represent at least two-thirds of the voting rights of all the shareholders entitled to vote at a meeting:

(a) the adoption of a resolution to remove a serving member of the board of directors; and

(b) the adoption of a resolution to amend, vary, suspend the operation of, disapply or cancel the provisions of the Articles relating to (i) the quorum and voting requirements for general meetings of shareholders (ii) the election and removal of directors and size of the board of directors, (iii) fair price protections in relation to business combinations and (iv) transactions with interested shareholders (please read “—Anti-Takeover Provisions”).

An annual general meeting shall be called by not less than 21 clear days’ notice. For all other general meetings except general meetings properly requisitioned by shareholders, such meetings shall be called by not less than 21 clear days’ notice. The notice of meeting may also specify a time by which a person must be entered on the register in order to have the right to attend or vote at the meeting. The number of shares then registered in their respective names shall determine the number of votes a person is entitled to cast at that meeting.

An appointment of proxy (whether in hard copy form or electronic form) must be received by Paragon Offshore not less than 48 hours before the time appointed for holding the meeting or adjourned meeting at which the person named in the appointment of proxy proposes to vote and at such time as may be specified by the board of directors in compliance with the provisions of the Companies Act.

Pursuant to the Companies Act, any of our shares held by or for the benefit of any of our subsidiaries will not have voting rights.

Winding Up

In the event of our voluntary winding up, the liquidator may, on obtaining any sanction required by law, divide among the shareholders the whole or any part of our assets, whether or not the assets consist of property of one kind or of different kinds.

The liquidator may also, with the same authority, transfer the whole or any part of the assets to trustees of any trusts for the benefit of the shareholders as the liquidator decides. No past or present shareholder can be compelled to accept any asset which could subject him or her to a liability.

Preemptive Rights and New Issues of Shares

Under Section 549 of the Companies Act, directors are, with certain exceptions, unable to allot securities without being authorized either by the shareholders in a general meeting or by the Articles of a company pursuant to Section 551 of the Companies Act. In addition, under the Companies Act, the issuance of equity securities that are to be paid for wholly in cash (except shares held under an employees’ share scheme) must be offered first to the existing equity shareholders in proportion to the respective nominal (i.e., par) values of their holdings on the same or more favorable terms, unless a special resolution (i.e., 75% of votes cast) to the contrary has been passed in a general meeting of shareholders or the Articles otherwise provide an exclusion from this requirement (which exclusion can be for a maximum of five years after which a further shareholder approval would be required to renew the exclusion). In this context, equity securities generally means shares other than shares which, with respect to dividends or capital, carry a right to participate only up to a specified amount in a distribution (and therefore includes our shares) and all rights to subscribe for or convert securities into such shares.

The Companies Act prohibits an English company from issuing shares for no consideration, including with respect to grants of restricted shares made pursuant to equity incentive plans. Accordingly, the nominal value of the shares issued upon the lapse of restrictions or the vesting of any restricted shares award or any other share-based grant underlying any of our shares must be paid pursuant to the Companies Act.

Disclosure of Interests in Shares

Section 793 of the Companies Act gives us the power to require persons whom it knows has, or whom it has reasonable cause to believe has, or within the previous three years has had, any ownership interest in any of our shares, (the “default shares”), to disclose prescribed particulars of those shares. For this purpose default shares includes any of our shares allotted or issued after the date of the Section 793 notice in respect of those shares. Failure to provide the information requested within the prescribed period after the date of sending the notice will result in sanctions being imposed against the holder of the default shares as provided within the Companies Act.

Under the Articles, we will also withdraw certain voting rights of default shares if the relevant holder of default shares has failed to provide the information requested within the prescribed period after the date of sending the notice, depending on the level of the relevant shareholding (and unless our board of directors decides otherwise).

Alteration of Share Capital/Repurchase of Shares

We may from time to time by ordinary resolution of our shareholders:

•	authorize our directors to increase our share capital by allotting new shares;

•	consolidate and divide all or any of our share capital into shares of a larger nominal amount than the existing shares; and

•	subdivide any of our shares into shares of a smaller nominal amount than our existing shares.

Subject to the Companies Act and to any preemptive rights the holders of shares may have, we may purchase any of our own shares (including any redeemable shares, if our board of directors should decide to issue any) by way of “off market purchases” with the prior approval of an ordinary shareholder resolution (i.e., passed with the majority of the votes cast). Such approval may be for a specific purchase or constitute a general authority lasting for up to five years from the date of the resolution, and renewal of such approval for additional five year terms may be sought more frequently. However, shares may only be repurchased out of distributable profits or, subject to certain exceptions, the proceeds of a fresh issue of shares made for that purpose.

Transfer of Shares

Our board of directors may only refuse to register a transfer:

(1) if the shares in question are not fully paid;

(2) if it is not duly stamped (if such a stamp is required);

(3) if it is not presented for registration together with the share certificate and such evidence of title as our board of directors reasonably requires;

(4) if it is with respect to more than one class of shares;

(5) if it is in favor of more than four persons jointly;

(6) if it is with respect to shares on which we have a lien; or

(7) in certain circumstances, if the holder has failed to provide the required particulars to us as described under “—Disclosure of Interests in Shares” above.

If our board of directors refuses to register a transfer of a share, it shall, within two months after the date on which the transfer was lodged with us, send to the transferee notice of the refusal, together with our reasons for refusal.

General Meetings and Notices

The notice of a general meeting shall be given to the shareholders (other than any who, under the provisions of the Articles or the terms of allotment or issue of shares, are not entitled to receive notice), to our board of directors and to the auditors. Under U.K. law, we are required to hold an annual general meeting of shareholders within six months from the day following the end of our fiscal year and, subject to the foregoing, the meeting may be held at a time and place determined by our board of directors whether within or outside of the U.K.

Our Liability and Liability of Our Directors and Officers

The Articles provide that English courts have exclusive jurisdiction with respect to any suits brought by shareholders (in their capacity as such) against us or our directors.

Anti-Takeover Provisions

Certain provisions in our Articles are intended to have the effect of delaying or preventing a change in control of us or changes in our management. For example, we expect that our Articles will include provisions that establish an advance notice procedure for shareholder approvals to be brought before an annual meeting of our shareholders, including proposed nominations of persons for election to our board of directors; and provide that vacancies on our board of directors may be filled only by the approval of a majority of directors then in office. U.K. law also prohibits the passing of written shareholder resolutions by public companies. These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management, even if these events would be beneficial for our shareholders.

U.K. Takeover Code

An English public limited company is potentially subject to the U.K. City Code on Takeovers and Mergers, or Takeover Code, if, among other factors, its place of central management and control is within the U.K., the Channel Islands or the Isle of Man. The Takeover Panel will generally look to the residency of a company’s directors to determine where it is centrally managed and controlled. We expect that the Takeover Panel will confirm, before the separation, that, based upon our current and intended plans for our directors and management, the Takeover Code (as currently drafted) will not apply to us. However, it is possible that, in the future, circumstances could change that may cause the Takeover Code to apply to us.

Business Combinations with Interested Shareholders

The Articles provide that, in general, we may not engage in a business combination with an interested shareholder for a period of three years after the time of the transaction in which the person became an interested shareholder.

The prohibition on business combinations with interested shareholders does not apply in some cases, including if:

•

Our board of directors, prior to the time of the transaction in which the person became an interested shareholder, approves (1) the business combination or (2) the transaction in which the shareholder becomes an interested shareholder;

•

upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting shares outstanding at the time the transaction commenced; or

•

the board of directors and the holders of at least two-thirds of our outstanding voting shares, excluding shares owned by the interested shareholder, approve the business combination on or after the time of the transaction in which the person became an interested shareholder.

As defined in the Articles, an interested shareholder for the purposes of these provisions generally includes any person who, together with that person’s affiliates or associates, (1) owns 15% or more of our issued shares or (2) is an affiliate or associate of the company and owned 15% or more of our issued shares at any time within the previous three years.

Fair Price Provisions

The Articles also include “fair price provisions” that require the approval of at least         % of the voting shares before we may enter into certain “business combinations” with an “interested shareholder” unless:

•	the business combination is approved by a majority of the disinterested members of the board of directors; or

•

the aggregate amount of cash and the fair market value of the consideration other than cash to be received by the shareholders in the business combination meet certain specified threshold minimum standards, and certain specified events have occurred or failed to occur, as applicable.

For purposes of the fair price provisions, “business combination” is broadly defined to include mergers and consolidations of us or our subsidiaries with an interested shareholder or any other person that is or would be an interested shareholder after such transaction; a sale, exchange or mortgage of assets having a fair market value of $1 million or more to an interested shareholder or any affiliate of an interested shareholder; any merger or consolidation of any of our subsidiaries with an aggregate fair market value of $1 million or more with an interested shareholder or an affiliate of an interested shareholder; the issuance or transfer of our securities or the securities of our subsidiaries having a fair market value of $1 million or more to an interested shareholder or any affiliate of an interested shareholder; the adoption of a plan of liquidation or dissolution proposed by any interested shareholder or any affiliate of an interested shareholder; and any reclassification of securities or other transaction which has the effect, directly or indirectly, of increasing the number of shares beneficially owned by any interested shareholder or any affiliate of an interested shareholder. For purposes of the fair price provisions, “interested shareholder” is generally defined as a person who, together with any affiliates of that person, beneficially owns, directly or indirectly, 5% or more of the combined voting power of our then issued and outstanding shares.

NOBLE STANDARD-SPEC BUSINESS

(PARAGON OFFSHORE LIMITED PREDECESSOR)

AUDITED COMBINED FINANCIAL STATEMENTS FOR THE YEARS ENDED

DECEMBER 31, 2013, 2012 AND 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder of Noble Standard-Spec Business:

In our opinion, the accompanying combined balance sheets and the related combined statements of income, of comprehensive income, of cash flows and of changes in equity present fairly, in all material respects, the financial position of Noble Standard-Spec Business at December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

March 7, 2014

NOBLE STANDARD-SPEC BUSINESS

COMBINED BALANCE SHEETS

(In thousands)

	December 31, 2013	December 31, 2012
ASSETS
Current assets
Cash and cash equivalents	$36,581	$70,538
Accounts receivable	356,241	321,659
Prepaid and other current assets	51,182	73,363

Total current assets	444,004	465,560

Property and equipment, at cost	6,067,066	5,861,921
Accumulated depreciation	(2,607,382)	(2,310,108)

Property and equipment, net	3,459,684	3,551,813

Other assets	79,111	100,699

Total assets	$3,982,799	$4,118,072

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$124,442	$128,420
Accrued payroll and related costs	60,738	58,258
Other current liabilities	41,374	25,066

Total current liabilities	226,554	211,744

Long-term debt	1,561,141	339,809
Deferred income taxes	101,703	96,834
Other liabilities	88,068	104,453

Total liabilities	1,977,466	752,840

Commitments and contingencies

Equity
Net parent investment	2,005,339	3,365,417
Accumulated other comprehensive loss	(6)	(185)

Total equity	2,005,333	3,365,232

Total liabilities and equity	$3,982,799	$4,118,072

See accompanying notes to the combined financial statements.

NOBLE STANDARD-SPEC BUSINESS

COMBINED STATEMENTS OF INCOME

(In thousands)

	Year Ended December 31,
	2013	2012	2011
Operating revenues
Contract drilling services	$1,807,952	$1,448,569	$1,291,276
Reimbursables	49,810	56,444	41,515
Labor contract drilling services	35,146	36,591	37,269
Other	94	253	497

	1,893,002	1,541,857	1,370,557

Operating costs and expenses
Contract drilling services	914,702	874,805	776,662
Reimbursables	38,341	44,535	30,476
Labor contract drilling services	24,333	22,006	24,801
Depreciation and amortization	413,305	367,837	348,834
General and administrative	64,907	60,831	59,964
Loss on impairment	43,688	—	12,719
Gain on disposal of assets, net	(35,646)	—	—
Gain on contract settlements/extinguishments, net	(24,373)	(4,869)	(19,846)

	1,439,257	1,365,145	1,233,610

Operating income	453,745	176,712	136,947

Other income (expense)
Interest expense, net of amount capitalized	(5,938)	(3,746)	(1,986)
Interest income and other, net	(1,897)	1,959	(59)

Income before income taxes	445,910	174,925	134,902
Income tax provision	(85,605)	(48,688)	(30,079)

Net income	$360,305	$126,237	$104,823

See accompanying notes to the combined financial statements.

NOBLE STANDARD-SPEC BUSINESS

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

	Year Ended December 31,
	2013	2012	2011
Net income	$360,305	$126,237	$104,823
Other comprehensive income (loss)
Foreign currency translation adjustments	179	1,743	(1,821)

Total comprehensive income	$360,484	$127,980	$103,002

See accompanying notes to the combined financial statements.

NOBLE STANDARD-SPEC BUSINESS

COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2013	2012	2011
Cash flows from operating activities
Net income	$360,305	$126,237	$104,823
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	413,305	367,837	348,834
Loss on impairment	43,688	—	12,719
Gain on disposal of assets, net	(35,646)
Gain on contract extinguishments, net	—	—	(19,846)
Deferred income taxes	4,869	(14,141)	(26,915)
Capital contribution by parent—share-based compensation	21,114	18,565	17,897
Net change in other assets and liabilities	14,840	(93,014)	28,588

Net cash from operating activities	822,475	405,484	466,100

Cash flows from investing activities
Capital expenditures	(366,361)	(532,404)	(518,455)
Change in accrued capital expenditures	(12,365)	(8,463)	6,558
Refund from contract extinguishments	—	—	18,642
Proceeds from disposal of assets	61,000	—	—

Net cash used in investing activities	(317,726)	(540,867)	(493,255)

Cash flows from financing activities
Net change in borrowings outstanding on bank credit facilities	1,221,332	(635,192)	935,000
Financing costs on credit facilities	(2,484)	(5,221)	(2,974)
Net transfers from (to) parent	(1,757,554)	770,567	(905,996)

Net cash (to) from financing activities	(538,706)	130,154	26,030

Net change in cash and cash equivalents	(33,957)	(5,229)	(1,125)
Cash and cash equivalents, beginning of period	70,538	75,767	76,892

Cash and cash equivalents, end of period	$36,581	$70,538	$75,767

Supplemental information for non-cash activities
Transfer from (to) parent of property and equipment	$16,057	$5,310	$(20,823)
Transfer from parent of other assets	—	987	—

	$16,057	$6,297	$(20,823)

See accompanying notes to the combined financial statements.

NOBLE STANDARD-SPEC BUSINESS

COMBINED STATEMENTS OF CHANGES IN EQUITY

(In thousands)

	Net Parent Investment	Accumulated Other Comprehensive (Loss) Gain	Total Equity
Balance at January 1, 2011	$3,247,850	$(107)	$3,247,743
Net income	104,823	—	104,823
Net transfers to parent	(908,922)	—	(908,922)
Foreign currency translation adjustments	—	(1,821)	(1,821)

Balance at December 31, 2011	2,443,751	(1,928)	2,441,823
Net income	126,237	—	126,237
Net transfers from parent	795,429	—	795,429
Foreign currency translation adjustments	—	1,743	1,743

Balance at December 31, 2012	3,365,417	(185)	3,365,232
Net income	360,305	—	360,305
Net transfers to parent	(1,720,383)	—	(1,720,383)
Foreign currency translation adjustments	—	179	179

Balance at December 31, 2013	$2,005,339	$(6)	$2,005,333

See accompanying notes to the combined financial statements.

NOBLE STANDARD-SPEC BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

(Unless otherwise indicated, dollar amounts in tables are in thousands)

Note 1—Organization and Significant Accounting Policies

Organization and Business

Noble Standard-Spec Business (sometimes referred to as the “Company”, “we”, or “Predecessor”) comprises the standard specification drilling fleet and related operations of Noble Corporation plc (“Noble” or “Parent”). We are an offshore drilling contractor for the oil and gas industry with global operations. In addition, we conduct contract labor services in Canada.

Noble’s fleet includes two types of drilling units: standard-specification (“standard-spec”) and high-specification (“high-spec”) drilling units. Factors in determining classification between the two include, but are not limited to, the following: age, technological capabilities, size, water depth and load capacities.

The accompanying financial statements have been prepared in anticipation of Noble’s plan to separate certain of our assets and entities into an independent, publicly-traded company, Paragon Offshore Limited (“Paragon Offshore” or “Successor”). Our fleet currently includes 45 mobile offshore drilling units, which consist of four semisubmersibles, five drillships, 36 jackups, and one floating production storage and offloading unit (“FPSO”), as well as the Hibernia platform operations. In July 2013, Noble sold the Noble Lewis Dugger, a standard specification jackup to an unrelated third party, and in January 2014, Noble sold two cold stacked submersibles, the Noble Joe Alford and the Noble Lester Pettus, to an unrelated third party. The historical results for these rigs are included in our historical results, but these rigs are not included in the current fleet count.

Noble intends to transfer Predecessor assets, excluding two jackups and one semisubmersible currently owned by Noble to Paragon Offshore. Noble plans to separate Paragon Offshore through the distribution of Paragon Offshore shares to Noble shareholders in a spin-off (the “Distribution”). Subject to business, market, regulatory and other considerations, the Distribution may be preceded by an initial public offering of up to 19.7 percent of the shares of the newly-formed entity.

Basis of Presentation

These combined financial statements have been prepared on a stand-alone basis and are derived from Noble’s consolidated financial statements and accounting records. The combined financial statements reflect the Company’s financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States (“GAAP”). The combined financial position, results of operations and cash flows of the Company may not be indicative of the Company had it been a separate stand-alone entity during the periods presented, nor are the results stated herein indicative of what the Company’s financial position, results of operations and cash flows may be in the future.

These combined financial statements include assets and liabilities that are specifically identifiable or have been allocated to the Company. Costs directly related to the Company have been included in the accompanying financial statements. The Company receives service and support functions from Noble. The costs associated with these support functions have been allocated relative to Noble in its entirety, which is considered to be the most meaningful under the circumstances. The costs were allocated to us using various allocation inputs, such as head count, services rendered, and assets assigned to us. These allocated costs are primarily related to corporate administrative expenses, employee related costs, including pensions and other benefits, and corporate and shared employees for the following functional groups:

•	information technology,

•	legal services,

NOBLE STANDARD-SPEC BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

(Unless otherwise indicated, dollar amounts in tables are in thousands)

•	accounting,

•	finance services,

•	human resources,

•	marketing and product support,

•	treasury, and

•	other corporate and infrastructural services.

We consider the expense allocation methodology and results to be reasonable for all periods presented. These allocations may not be indicative of the actual expenses the Company may have incurred as a separate independent public company during the periods presented nor are these costs indicative of what the Company will incur in the future. See Note 13, “Related Parties (Including Relationship with Parent and Corporate Allocations),” for a further description of allocation of expenses.

Noble maintains benefit and stock-based compensation programs at the corporate level. To the extent that Company employees participate in these programs, we were allocated a portion of the associated expenses. However, the Combined Balance Sheets do not include any Noble net benefit plan obligations or Noble outstanding equity related to the stock-based compensation programs. See Note 4, “Stock-Based Compensation Plans,” and Note 13, “Related Parties (Including Relationship with Parent and Corporate Allocations),” for a further description of these stock-based compensation and other benefit programs.

Historically, Noble has provided us with financing, cash management and other treasury services. Cash transferred to and from Noble has historically been recorded as intercompany payables and receivables which are reflected in net parent investment in the accompanying combined financial statements.

All significant transactions between Noble and the Company have been included in these combined financial statements. Transactions with Noble are reflected in the accompanying Combined Statements of Changes in Equity as “Net transfers from (to) Parent” and in the accompanying Combined Balance Sheets within “Net parent investment”. The “Net parent investment” equity balance represents Noble’s historical investment in the Company and the net effect of transactions with and allocations from Noble as of the date presented.

Noble expects to repay certain outstanding indebtedness with payments received from the Company. The Company is expected to fund such payments to Noble with proceeds from borrowings and, if Noble proceeds with the initial public offering of the Company’s shares, its initial public offering. Accordingly, this indebtedness is included in these combined financial statements. See Note 3, “Debt,” for a further description of long-term debt.

Principles of Combination

The combined financial statements include our net assets and results of our operations as described above. All significant intercompany transactions and accounts within our combined businesses have been eliminated.

Foreign Currency Translation

We define foreign currency as any non-U.S. denominated currency. In non-U.S. locations where the U.S. Dollar has been designated as the functional currency (based on an assessment of the economic circumstances of the foreign operation), local currency transaction gains and losses are included in net income. In non-U.S. locations where the local currency is the functional currency, assets and liabilities are translated at the

NOBLE STANDARD-SPEC BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

(Unless otherwise indicated, dollar amounts in tables are in thousands)

rates of exchange on the balance sheet date, while income and expense items are translated at average rates of exchange during the year. The resulting gains or losses arising from the translation of accounts from the functional currency to the U.S. Dollar are included in “Accumulated other comprehensive loss” in the accompanying Combined Balance Sheets. We did not recognize any material gains or losses on foreign currency transactions or translations during the years ended December 31, 2013, 2012 or 2011.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, demand deposits with banks and all highly liquid investments with original maturities of three months or less. Our cash, cash equivalents and short-term investments are subject to potential credit risk, and certain of our cash accounts carry balances greater than federally insured limits. Cash and cash equivalents are primarily held by major banks or investment firms. Our cash management and investment policies restrict investments to lower risk, highly liquid securities and we perform periodic evaluations of the relative credit standing of the financial institutions with which we conduct business.

Fair Value Measurements

We estimate fair value at a price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market for the asset or liability. Our valuation techniques require inputs that we categorize using a three-level hierarchy, from highest to lowest level of observable inputs, as follows: (1) unadjusted quoted prices for identical assets or liabilities in active markets (“Level 1”), (2) direct or indirect observable inputs, including quoted prices or other market data, for similar assets or liabilities in active markets or identical assets or liabilities in less active markets (“Level 2”) and (3) unobservable inputs that require significant judgment for which there is little or no market data (“Level 3”). When multiple input levels are required for a valuation, we categorize the entire fair value measurement according to the lowest level of input that is significant to the measurement even though we may have also utilized significant inputs that are more readily observable.

Our cash and cash equivalents, accounts receivable and accounts payable are by their nature short-term. As a result, the carrying values included in the accompanying Combined Balance Sheets approximate fair value.

Property and Equipment, at Cost

Property and equipment is stated at cost, reduced by provisions to recognize economic impairment in value whenever events or changes in circumstances indicate an asset’s carrying value may not be recoverable. Major replacements and improvements are capitalized. When assets are sold, retired or otherwise disposed of, the cost and related accumulated depreciation are eliminated from the accounts and the gain or loss is recognized. Drilling equipment and facilities are depreciated using the straight-line method over their estimated useful lives as of the date placed in service or date of major refurbishment. Estimated useful lives of our drilling equipment range from three to thirty years. Other property and equipment is depreciated using the straight-line method over useful lives ranging from two to twenty-five years. Included in accounts payable were $28.8 million and $41.3 million of capital accruals as of December 31, 2013 and 2012, respectively.

Scheduled maintenance of equipment is performed based on the number of hours operated in accordance with our preventative maintenance program. Routine repair and maintenance costs are charged to expense as incurred; however, the costs of overhauls and asset replacement projects that benefit future periods and which typically occur every three to five years are capitalized when incurred and depreciated over an equivalent period. These overhauls and asset replacement projects are included in Note 2, “Drilling Equipment and Facilities.”

NOBLE STANDARD-SPEC BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

(Unless otherwise indicated, dollar amounts in tables are in thousands)

We evaluate the impairment of property and equipment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In addition, on an annual basis, we complete an impairment analysis on our rig fleet. An impairment loss on our property and equipment exists when the estimated undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. Any impairment loss recognized represents the excess of the asset’s carrying value over the estimated fair value. As part of this analysis, we make assumptions and estimates regarding future market conditions. To the extent actual results do not meet our estimated assumptions for a given rig class, we may take an impairment loss in the future.

Deferred Costs

Deferred debt issuance costs are amortized through interest expense over the life of the debt securities.

Revenue Recognition

Revenues generated from our dayrate-basis drilling contracts and labor contracts are recognized as services are performed and begin upon the contract commencement, as defined under the specified drilling or labor contract. Revenues from bonuses are recognized when earned.

It is typical, in our dayrate drilling contracts, to receive compensation for mobilization, equipment modification, or other activities prior to the commencement of the contract. These payments take either the form of a lump-sum payment or other daily compensation. We defer pre-contract compensation and related costs over the term of the initial contract period to which the compensation and costs relate. Upon completion of our drilling contracts, any demobilization revenues received are recognized as income, as are any related expenses.

Deferred revenues under drilling contracts totaled $21.9 million and $25.0 million at December 31, 2013 and 2012, respectively. Such amounts are included in either “Other current liabilities” or “Other liabilities” in our Combined Balance Sheets, based upon our expected time of recognition. Related expenses deferred under drilling contracts totaled $23.7 million at December 31, 2013 as compared to $38.0 million at December 31, 2012, and are included in either “Other current assets” or “Other assets” in our Combined Balance Sheets based upon our expected time of recognition.

We record reimbursements from customers for “out-of-pocket” expenses as revenues and the related direct cost as operating expenses.

Income Taxes

Income taxes are prepared on a separate return basis as if we had been a standalone company. As a result, actual tax transactions that would not have occurred had we been a separate entity have been eliminated in the preparation of these Combined Financial Statements.

Income taxes are based on the laws and rates in effect in the countries in which operations are conducted or in which we or our subsidiaries are considered resident for income tax purposes. Applicable income and withholding taxes have not been provided on undistributed earnings of our subsidiaries. We do not intend to repatriate such undistributed earnings except for distributions upon which incremental income and withholding taxes would not be material. In certain circumstances, we expect that, due to changing demands of the offshore drilling markets and the ability to redeploy our offshore drilling units, certain units will not reside in a location long enough to give rise to future tax consequences. As a result, no deferred tax asset or liability has been

NOBLE STANDARD-SPEC BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

(Unless otherwise indicated, dollar amounts in tables are in thousands)

recognized in these circumstances. Should our expectations change regarding the length of time an offshore drilling unit will be used in a given location, we will adjust deferred taxes accordingly.

We operate through various subsidiaries in numerous countries throughout the world including the United States. Consequently, we are subject to changes in tax laws, treaties or regulations or the interpretation or enforcement thereof in the U.S. or other jurisdictions in which we or any of our subsidiaries operate or are resident. Our income tax expense is based upon our interpretation of the tax laws in effect in various countries at the time that the expense was incurred. If the U.S. Internal Revenue Service (“IRS”) or other taxing authorities do not agree with our assessment of the effects of such laws, treaties and regulations, this could have a material adverse effect on us including the imposition of a higher effective tax rate on our worldwide earnings or a reclassification of the tax impact of our significant corporate restructuring transactions.

Income taxes include results of the operations of the standard specification drilling units. In instances where the operations of standard specification drilling units were included in the filing of a consolidated or combined return with high-spec units, an allocation of income taxes has been made.

Certain Significant Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Certain accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. We evaluate our estimates and assumptions on a regular basis. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and assumptions used in preparation of our combined financial statements.

Reclassifications

Certain amounts in prior periods have been reclassified to conform to the current year presentation.

New Accounting Pronouncements

In February 2013, the FASB issued Accounting Standards Update (“ASU”) No. 2013-02, which amends FASB Accounting Standards Codification (“ASC”) Topic 220, “Comprehensive Income.” This amended guidance requires additional information about reclassification adjustments out of comprehensive income, including changes in comprehensive income balances by component and significant items reclassified out of comprehensive income. This guidance is effective for reporting periods beginning after December 15, 2012. The adoption of this guidance did not have a material impact on our financial condition, results of operations, cash flows or financial disclosures.

In March 2013, the FASB issued ASU No. 2013-05, which amends ASC Topic 830, “Foreign Currency Matters.” This ASU provides guidance on foreign currency translation adjustments when a parent entity ceases to have a controlling interest on a previously consolidated subsidiary or group of assets. The guidance is effective for fiscal years beginning on or after December 15, 2013. We are still evaluating what impact, if any, the adoption of this guidance will have on our financial condition, results of operations, cash flows or financial disclosures.

NOBLE STANDARD-SPEC BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

(Unless otherwise indicated, dollar amounts in tables are in thousands)

In July 2013, the FASB issued ASU No. 2013-11, which amends ASC Topic 740, “Taxes.” This ASU provides guidance on the presentation of tax benefits when a net operating loss carryforward or other tax credit carryforward exists. The guidance is effective for fiscal years beginning on or after December 15, 2013. We are still evaluating what impact, if any, the adoption of this guidance will have on our financial condition, results of operations, cash flows or financial disclosures.

Note 2—Property and Equipment

Property and equipment, at cost, as of December 31, 2013 and 2012, consisted of the following:

	2013	2012
Drilling equipment and facilities	$5,948,396	$5,186,142
Construction-in-progress	117,246	674,333
Other	1,424	1,446

Property and equipment, at cost	$6,067,066	$5,861,921

Capital expenditures, including capitalized interest, totaled $366.4 million, $532.4 million, and $518.5 million for the years ended December 31, 2013, 2012, and 2011 respectively. Capitalized interest related to Noble debt has been included within property and equipment.

Interest capitalized related to Noble’s revolving credit facilities and commercial paper program (see Note 3, “Debt”) included in these combined financial statements was $5.9 million, $4.0 million, and $2.9 million for the years ended December 31, 2013, 2012, and 2011, respectively.

Note 3—Debt

Long-term debt consists of the following:

	December 31, 2013	December 31, 2012
Noble Credit Facilities / Commercial Paper Program	$1,561,141	$339,809

Noble currently has three separate credit facilities with an aggregate maximum available capacity of $2.9 billion (together, the “Credit Facilities”). During 2013, Noble undertook a series of transactions related to its Credit Facilities, which are summarized by the following:

•	in August 2013, Noble entered into a $600 million 364-day unsecured revolving credit agreement;

•

in November 2013, Noble increased its commercial paper program by $900 million. As a result, Noble is able to issue up to an aggregate of $2.7 billion in unsecured commercial paper notes. Amounts issued under the commercial paper program are supported by Noble’s Credit Facilities and, therefore, are classified as long-term on our Combined Balance Sheets. Commercial paper issued reduces availability under Noble’s Credit Facilities; and

•

in December 2013, Noble extended the maturity date of the $800 million credit facility maturing in 2015 for a one-year period to February 11, 2016. During the extended period, availability under this credit facility will be reduced by $36 million.

In addition to the above transactions, Noble continues to maintain a $1.5 billion credit facility that matures in 2017.

NOBLE STANDARD-SPEC BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

(Unless otherwise indicated, dollar amounts in tables are in thousands)

The Credit Facilities provide Noble with the ability to issue up to $375 million in letters of credit in the aggregate. The issuance of letters of credit does not increase Noble’s borrowings outstanding under the Credit Facilities, but it does reduce the amount available. At December 31, 2013, Noble had no letters of credit issued under the Credit Facilities.

The covenants and events of default under the Credit Facilities are substantially similar, and each facility contains a covenant that limits Noble’s ratio of debt to total tangible capitalization, as defined in the Credit Facilities, to 0.60. At December 31, 2013, Noble’s ratio of debt to total tangible capitalization was approximately 0.38. Noble was in compliance with all covenants under the Credit Facilities as of December 31, 2013.

Note 4—Stock-Based Compensation Plans

Noble provides a stock-based compensation plan that is granted and settled in stock of Noble. Certain Company employees participate in Noble’s company-wide stock-based compensation plan. The plan permits the granting of various types of awards including stock options and restricted stock units.

We are charged by Noble for stock-based compensation expense related to our rig-based employees. Noble also charges us for the allocated costs of certain non-rig-based employees of Noble (including stock-based compensation) who provide general and administrative services on our behalf. However, information included in this note is strictly limited to stock-based compensation associated with the rig-based employees (see Note 13, “Related Parties (Including Relationship with Parent and Corporate Allocations)” for total costs allocated to us by Noble).

Total stock-based compensation expense for our rig-based employees included in contract drilling expense for the years ended December 31, 2013, 2012 and 2011 was $5.0 million, $4.3 million and $4.1 million, respectively.

Noble awarded time-vested restricted stock units to our rig-based employees. The time-vested restricted stock awards generally vest over a three-year period. The time-vested restricted stock is valued on the date of award at Noble’s underlying stock price. The total compensation for stock units that ultimately vest is recognized over the service period.

A summary of the restricted unit awards for each of the three years ended December 31 is as follows:

Time-vested restricted units:	2013	2012	2011
Units awarded (maximum available)	148,622	161,551	119,696
Weighted-average unit price at award date	$41.42	$36.90	$37.60
Weighted-average vesting period (years)	3.0	3.0	3.0

NOBLE STANDARD-SPEC BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

(Unless otherwise indicated, dollar amounts in tables are in thousands)

A summary of the status of non-vested restricted units at December 31, 2013 and changes during the year ended December 31, 2013 is presented below:

	Time-Vested Restricted Shares Outstanding	Weighted Average Award-Date Fair Value
Non-vested restricted units at January 1, 2013	235,842	$37.43
Awarded	148,622	$41.42
Vested	(107,377)	$37.64
Forfeited	(19,841)	$39.28

Non-vested restricted units at December 31, 2013	257,246	$39.50

No options were granted during the three years ended December 31, 2013.

Note 5—Loss on Impairment

During 2013, we determined that our FPSO, the Noble Seillean, was partially impaired as a result of our annual impairment test and the current market outlook for this unit. We estimated the fair value of this unit by considering both income and market-based valuation approaches utilizing statistics for comparable rigs (Level 2 fair value measurement). Based on these estimates, we recognized a charge of $40.1 million for the year ended December 31, 2013.

In 2011, we determined that our submersible rig fleet, consisting of two cold stacked rigs, was partially impaired due to the declining market outlook for drilling services for that rig type. We estimated the fair value of the rigs based on the salvage value of the rigs and a recent transaction involving a similar unit owned by a peer company (Level 2 fair value measurement). Based on these estimates, we recognized a charge of approximately $12.7 million for the year ended December 31, 2011. During 2013, we recorded an additional impairment charge of approximately $3.6 million on these rigs arising from the potential disposition of these assets to an unrelated third party. In January 2014, we completed the sale of the submersibles for $7.0 million.

Note 6—Gain on Disposal of Assets, Net

During the third quarter of 2013, we completed the sale of the Noble Lewis Dugger for $61.0 million to an unrelated third party in Mexico. In connection with the sale, we recorded a pre-tax gain of approximately $35.6 million.

Note 7—Gain on Contract Settlements/Extinguishments, Net

During the third quarter of 2013, Noble received $45.0 million related to the settlement of all claims against the former investors of FDR Holdings, Ltd., which Noble acquired in July 2010, relating to alleged breaches of various representations and warranties contained in the purchase agreement. A portion of the settlement related to standard-specification rigs. This portion, totaling $22.6 million, was pushed down to us, through an allocation, using the acquired rig values of the purchased rigs.

During the fourth quarter of 2012, we received a deposit of $1.8 million related to the potential sale of one of our drilling units to an unrelated third party. During the first quarter of 2013 negotiations led to the sale not being completed and the deposit was recognized as a gain.

NOBLE STANDARD-SPEC BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

(Unless otherwise indicated, dollar amounts in tables are in thousands)

During the second quarter of 2012, we received $4.9 million from the settlement of a claim relating to the Noble David Tinsley, which experienced a “punch-through” while being positioned on location in 2009.

In January 2011, we announced the signing of a Memorandum of Understanding (“MOU”) with Petróleo Brasileiro, S.A. (“Petrobras”) regarding operations in Brazil. Under the terms of the MOU, we agreed to substitute the Noble Phoenix, then under contract with Shell in Southeast Asia, for the Noble Muravlenko. In connection with the cancellation of the contract on the Noble Phoenix, we recognized a non-cash gain of $52.5 million during the first quarter of 2011, which represented the unamortized fair value of the in-place contract at acquisition. As a result of the substitution, we reached a decision not to proceed with the previously announced reliability upgrade to the Noble Muravlenko that was scheduled to take place in 2013, and therefore, incurred a non-cash charge of $32.6 million related to the termination of outstanding shipyard contracts. The substitution was completed during the fourth quarter of 2012.

Note 8—Income Taxes

We operate through various subsidiaries in numerous countries throughout the world, including the United States. Consequently, income taxes have been provided based on the laws and rates in effect in the countries in which operations are conducted, or in which we or our subsidiaries are considered resident for income tax purposes.

The components of the net deferred taxes are as follows:

	2013	2012
Deferred tax assets
Non-U.S. deferred tax assets (net operating loss carry forwards)	$43,409	$47,181
Less: Valuation Allowance	(8,672)	—

Net deferred tax assets	$34,737	$47,181

Deferred tax liabilities
United States
Excess of net book basis over remaining tax basis of Property and Equipment	$(101,039)	$(87,551)
Non-U.S.
Excess of net book basis over remaining tax basis of Property and Equipment	(21,542)	(38,269)

Deferred tax liabilities	$(122,581)	$(125,820)

Net deferred tax liabilities	$(87,844)	$(78,639)

We recognize a valuation allowance for deferred tax assets when it is more-likely-than-not that the benefit from the deferred tax asset will not be realized. The amount of deferred tax assets considered realizable could increase or decrease in the near-term if estimates of future taxable income change. As of December 31, 2013, we had recorded a gross deferred tax asset of $29.5 million for net operating losses in Norway related to the Frontier acquisition. After considering a deferred tax liability of $20.8 million attributable to the excess of book basis over tax basis in assets, our net deferred tax asset in Norway was $8.7 million. We believe that it is more likely than not that the net deferred tax asset in Norway will not be realized, in part because we have transferred the ownership of several rigs, previously owned by our Norwegian subsidiaries, to subsidiaries in other jurisdictions. Accordingly, management recorded a valuation allowance of $8.7 million during 2013.

NOBLE STANDARD-SPEC BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

(Unless otherwise indicated, dollar amounts in tables are in thousands)

Income before income taxes consists of the following:

	Year Ended December 31,
	2013	2012	2011
United States	$114,314	$65,574	$37,485
Non-U.S.	331,596	109,351	97,417

Total	$445,910	$174,925	$134,902

The income tax provision consists of the following:

	Year Ended December 31,
	2013	2012	2011
Current- United States	$20,732	$14,637	$21,081
Current- Non-U.S.	55,691	49,108	35,913
Deferred- United States	13,425	(13,179)	(17,103)
Deferred- Non-U.S.	(4,243)	(1,878)	(9,812)

Total	$85,605	$48,688	$30,079

The following is a reconciliation of our reserve for uncertain tax positions, excluding interest and penalties:

	2013	2012	2011
Gross balance at January 1,	$37,969	$44,188	$37,307
Additions based on tax positions related to current year	532	536	930
Additions for tax positions of prior years	4,599	2,430	7,521
Reductions for tax positions of prior years	(214)	—	—
Expiration of statutes	(2,712)	(3,130)	(1,570)
Tax settlements	(7,838)	(6,055)	—

Gross balance at December 31,	32,336	37,969	44,188
Related tax benefits	(1,983)	(6,590)	(5,173)

Net reserve at December 31,	$30,353	$31,379	$39,015

The liabilities related to our reserve for uncertain tax positions are comprised of the following:

	2013	2012
Reserve for uncertain tax positions, excluding interest and penalties	$30,353	$31,379
Interest and penalties included in “Other liabilities”	6,137	10,993

Reserve for uncertain tax positions, including interest and penalties	$36,490	$42,372

If these reserves of $36.5 million are not realized, the provision for income taxes will be reduced by $36.5 million.

We include, as a component of our “Income tax provision”, potential interest and penalties related to recognized tax contingencies within our global operations. Interest and penalties resulted in an income tax expense of $0.6 million in 2013, an income tax expense of $3.6 million in 2012 and an income tax expense of $1.4 million in 2011.

NOBLE STANDARD-SPEC BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

(Unless otherwise indicated, dollar amounts in tables are in thousands)

It is reasonably possible that our existing liabilities related to our reserve for uncertain tax positions may increase or decrease in the next twelve months primarily due to the completion of open audits or the expiration of statutes of limitation. However, we cannot reasonably estimate a range of changes in our existing liabilities due to various uncertainties, such as the unresolved nature of various audits.

We conduct business globally and, as a result, we file numerous income tax returns in the U.S. and non-U.S. jurisdictions. In the normal course of business we are subject to examination by taxing authorities throughout the world, including major jurisdictions such as Brazil, India, Mexico, Nigeria, Norway, Qatar, Switzerland, the United Kingdom and the United States. We are no longer subject to U.S. Federal income tax examinations for years before 2009 and non-U.S. income tax examinations for years before 2003.

The Company conducts business through entities incorporated in the Cayman Islands, the United Kingdom, and other countries. The Company is now based in the United Kingdom, which has a statutory rate of 23.25 percent. However, the income of our non-U.K. subsidiaries is not expected to be subject to U.K. corporate tax. A possible change in tax law in the United Kingdom would result in an increase in the effective tax rate on our U.K. operations. Prior to being based in the United Kingdom, the Company was based in Switzerland. Similar to the United Kingdom, the income of our non-Swiss subsidiaries was not subject to tax in Switzerland. The Cayman Islands does not impose a corporate income tax. For purposes of the carve-out financials, a reconciliation of tax rates outside of the Cayman Islands, Switzerland and the United Kingdom to our effective rate is shown below:

	Year Ended December 31,
	2013	2012	2011
Effect of:
Tax rates which are different than the Cayman Island, Swiss and U.K. rates	17.4%	28.0%	18.9%
Increase in valuation allowance	2.0%	0.0%	0.0%
Reserve for (resolution of) tax authority audits	(0.2%)	(0.2%)	3.4%

Total	19.2%	27.8%	22.3%

In 2013, we generated and fully utilized $7.7 million of U.S. foreign tax credits. In 2012, we generated and fully utilized $17.0 million of U.S. foreign tax credits. In 2011, we fully utilized our foreign tax credits of $10.3 million.

Deferred income taxes and the related dividend withholding taxes have not been provided on undistributed earnings of our subsidiaries. We consider such earnings to be permanently reinvested. Due to complexities in the tax laws and the manner of repatriation, it is not practicable to estimate the amount of deferred income taxes associated with these unremitted earnings. If such earnings were to be distributed, we would be subject to tax, which would have a material impact on our results of operations.

The Company periodically transfers its drilling units between entities included in these combined financial statements. For the drilling units which were subject to taxes on net income in a particular jurisdiction, the Company had previously recorded deferred taxes on taxable temporary differences. Where a transfer results in a drilling unit moving to a jurisdiction where it will no longer be subject to taxes on net income, any deferred tax liability is being amortized as a reduction in income tax expense over the remaining book life of the particular unit. This benefit is net of any tax cost associated with the transfer. The unamortized tax benefit associated with these transfers totaled $46.5 million and $49.1 million at December 31, 2013 and 2012, respectively, and is included in Other Liabilities in these combined balance sheets.

NOBLE STANDARD-SPEC BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

(Unless otherwise indicated, dollar amounts in tables are in thousands)

Note 9—Credit Risks

The market for our services is the offshore oil and gas industry, and our customers consist primarily of government-owned oil companies, major integrated oil companies and independent oil and gas producers. We perform ongoing credit evaluations of our customers and do not require material collateral. We maintain reserves for potential credit losses when necessary. Our results of operations and financial condition should be considered in light of the fluctuations in demand experienced by drilling contractors as changes in oil and gas producers’ expenditures and budgets occur. These fluctuations can impact our results of operations and financial condition as supply and demand factors directly affect utilization and dayrates, which are the primary determinants of our net cash provided by operating activities.

Revenues from Petróleos Mexicanos accounted for approximately 19 percent, 21 percent, and 18 percent of our combined operating revenues in 2013, 2012 and 2011, respectively. Revenues from Petrobras accounted for approximately 17 percent, 18 percent, and 23 percent of our combined operating revenues in 2013, 2012, and 2011, respectively. No other customer accounted for more than ten percent of our combined operating revenues in 2013, 2012 or 2011.

Note 10—Commitments and Contingencies

We are a defendant in certain claims, and litigation arising in the ordinary course of business, the resolution of which, in the opinion of management, will not be material to our financial position, results of operations or cash flows. There is inherent risk in any litigation or dispute and no assurance can be given as to the outcome of these claims.

During the second quarter of 2013, we reached an agreement with the Mexican tax authorities resolving certain previously disclosed tax assessments. This settlement removes potential contingent tax exposure of $502 million in Mexico for periods prior to 2007, which includes the assessments for years 2002 through 2005 of approximately $348 million, as well as settlement for 2006. The settlement of these assessments did not have a material impact on our consolidated financial statements.

Audit claims of approximately $281 million attributable to income, customs and other business taxes have been assessed against us. We have contested, or intend to contest, these assessments, including through litigation if necessary, and we believe the ultimate resolution, for which we have not made any accrual, will not have a material adverse effect on our consolidated financial statements. Tax authorities may issue additional assessments or pursue legal actions as a result of tax audits and we cannot predict or provide assurance as to the ultimate outcome of such assessments and legal actions.

We maintain certain insurance coverage against specified marine perils which includes physical damage and loss of hire. Damage caused by hurricanes has negatively impacted the energy insurance market, resulting in more restrictive and expensive coverage for U.S. named windstorm perils.

Although we maintain insurance in the geographic areas in which we operate, pollution, reservoir damage and environmental risks generally are not fully insurable. Our insurance policies and contractual rights to indemnity may not adequately cover our losses or may have exclusions of coverage for some losses. We do not have insurance coverage or rights to indemnity for all risks, including loss of hire insurance on most of the rigs in our fleet. Uninsured exposures may include expatriate activities prohibited by U.S. laws and regulations, radiation hazards, certain loss or damage to property on board our rigs and losses relating to shore-based terrorist acts or strikes. If a significant accident or other event occurs and is not fully covered by insurance or contractual

NOBLE STANDARD-SPEC BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

(Unless otherwise indicated, dollar amounts in tables are in thousands)

indemnity, it could materially adversely affect our financial position, results of operations or cash flows. Additionally, there can be no assurance that those parties with contractual obligations to indemnify us will necessarily be financially able to indemnify us against all these risks.

We carry protection and indemnity insurance covering marine third party liability exposures, which also includes coverage for employer’s liability resulting from personal injury to our offshore drilling crews. Our protection and indemnity policy currently has a standard deductible of $10 million per occurrence, with maximum liability coverage of $750 million.

In connection with our capital expenditure program, we had outstanding commitments, including shipyard and purchase commitments of approximately $83.1 million at December 31, 2013.

Nigerian Operations

We do not have any rigs currently operating in Nigeria. However, during the fourth quarter of 2007, our Nigerian subsidiary received letters from the Nigerian Maritime Administration and Safety Agency (“NIMASA”) seeking to collect a 2 percent surcharge on contract amounts under contracts performed by “vessels,” within the meaning of Nigeria’s cabotage laws, engaged in the Nigerian coastal shipping trade. Although we do not believe that these laws apply to our ownership of drilling units, NIMASA is seeking to apply a provision of the Nigerian cabotage laws (which became effective on May 1, 2004) to our offshore drilling units by considering these units to be “vessels” within the meaning of those laws and therefore subject to the surcharge, which is imposed only upon “vessels.” Our offshore drilling units are not engaged in the Nigerian coastal shipping trade and are not in our view “vessels” within the meaning of Nigeria’s cabotage laws. In January 2008, we filed an originating summons against NIMASA and the Minister of Transportation in the Federal High Court of Lagos, Nigeria seeking, among other things, a declaration that our drilling operations do not constitute “coastal trade” or “cabotage” within the meaning of Nigeria’s cabotage laws and that our offshore drilling units are not “vessels” within the meaning of those laws. In February 2009, NIMASA filed suit against us in the Federal High Court of Nigeria seeking collection of the cabotage surcharge with respect to one of our rigs. In August 2009, the court issued a favorable ruling in response to our originating summons stating that drilling operations do not fall within the cabotage laws and that drilling rigs are not vessels for purposes of those laws. The court also issued an injunction against the defendants prohibiting their interference with our drilling rigs or drilling operations. NIMASA appealed the court’s ruling, on procedural grounds, and the court dismissed NIMASA’s lawsuit filed against us in February 2009. In December 2013, the court of appeals ruled in favor of NIMASA and quashed the high court’s decision in our favor, although there is no adverse ruling against us with respect to the merits. We intend to appeal this latest decision and take all further appropriate legal action to resist the application of Nigeria’s cabotage laws to our drilling units. The outcome of any such legal action and the extent to which we may ultimately be responsible for the surcharge is uncertain. If it is ultimately determined that offshore drilling units constitute vessels within the meaning of the Nigerian cabotage laws, we may be required to pay the surcharge and comply with other aspects of the Nigerian cabotage laws, which could adversely affect future operations in Nigerian waters and require us to incur additional costs of compliance.

Under the Nigerian Industrial Training Fund Act of 2004, as amended, (the “Act”), Nigerian companies with five or more employees must contribute annually one percent of their payroll to the Industrial Training Fund (“ITF”) established under the Act to be used for the training of Nigerian nationals with a view towards generating a pool of indigenously trained manpower. We have not paid this amount on our expatriate workers employed by our non-Nigerian employment entity in the past as we did not believe the contribution obligation was applicable to them. In October 2012, we received a demand from the ITF for payments going back to 2004 and associated penalties in respect of these expatriate employees. In February 2013, the ITF filed suit seeking payment of these

NOBLE STANDARD-SPEC BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

(Unless otherwise indicated, dollar amounts in tables are in thousands)

amounts. We do not believe that we owe the amount claimed. We have had discussions with the ITF to resolve the issue and do not believe the resolution of this matter will have a material adverse effect on our financial position or cash flows.

Other

At December 31, 2013, we had letters of credit of $26.3 million and performance and temporary import bonds totaling $128.3 million supported by surety bonds. Certain of our subsidiaries issue guarantees related to the temporary importation of rigs or equipment imported into certain countries in which we operate. These guarantees are issued in-lieu of payment of customs, value added or similar taxes in those countries.

Note 11—Segment and Related Information

We report our contract drilling operations as a single reportable segment, Contract Drilling Services, which reflects how we manage our business, and the fact that all of our drilling fleet is dependent upon the worldwide oil industry. The mobile offshore drilling units comprising our offshore rig fleet operate in a single, global market for contract drilling services and are often redeployed globally due to changing demands of our customers, which consist largely of major non-U.S. and government owned/controlled oil and gas companies throughout the world. Our contract drilling services segment conducts contract drilling operations in the United States, Mexico, Brazil, North Sea, West Africa, Middle East, and India.

The following table presents revenues and identifiable assets by country based on the location of the service provided:

	Revenues Year Ended December 31,			Identifiable Assets As of December 31,
	2013	2012	2011	2013	2012
Country:
Mexico	$367,732	$320,436	$251,577	$351,123	$472,919
Brazil	312,287	284,061	315,687	1,864,358	1,745,944
United Kingdom	245,789	141,435	120,672	196,479	143,198
The Netherlands	179,768	210,577	196,700	112,561	77,823
Qatar	139,891	74,889	102,773	130,515	114,081
USA	117,951	105,469	37,330	712,713	808,173
United Arab Emirates	108,256	79,940	84,253	152,699	185,489
Nigeria	107,750	148,961	58,485	54,539	102,614
India	103,282	58,355	102,432	200,799	226,785
Other	210,296	117,734	100,648	207,013	241,046

	$1,893,002	$1,541,857	$1,370,557	$3,982,799	$4,118,072

NOBLE STANDARD-SPEC BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

(Unless otherwise indicated, dollar amounts in tables are in thousands)

Note 12—Supplemental Cash Flow Information

The net effect of changes in other assets and liabilities on cash flows from operating activities is as follows:

	December 31,
	2013	2012	2011
Accounts receivable	$(34,582)	$(116,714)	$5,172
Other current assets	22,181	(2,941)	(34,837)
Other assets	16,451	39,484	29,944
Accounts payable	8,530	(12,485)	(15,382)
Other current liabilities	18,645	4,562	(11,632)
Other liabilities	(16,385)	(4,920)	55,323

	$14,840	$(93,014)	$28,588

Additional cash flow information is as follows:

	Year Ended December 31,
	2013	2012	2011
Cash paid during the period for:
Interest, net of amounts capitalized	$5,791	$3,856	$1,817

Note 13—Related Parties (Including Relationship with Parent and Corporate Allocations)

We have historically been managed in the normal course of business by Noble and its subsidiaries. Accordingly, certain shared costs have been allocated to us and are reflected as expenses in these financial statements. Management considers the allocation methodologies used to be reasonable and appropriate reflections of the related expenses attributable to us for purposes of the carve-out financial statements; however, the expenses reflected in our financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if we had operated as a separate stand-alone entity. In addition, the expenses reflected in the financial statements may not be indicative of expenses that will be incurred in the future by Paragon Offshore.

Allocated costs include Noble charges including, but not limited to: corporate accounting, human resources, government affairs, information technology, shared real estate expenses, treasury, legal, employee benefits and incentives (excluding allocated postretirement benefits described below in “Employee Benefit Plans”) and stock-based compensation (excluding direct employees discussed in Note 4, “Stock-Based Compensation Plans”). Allocated costs included in contract drilling services in the accompanying Combined Statements of Income totaled $146.8 million, $112.8 million, and $95.6 million for the years ended December 31, 2013, 2012 and 2011, respectively. Allocated costs included in general, and administrative expenses in the accompanying Combined Statements of Income totaled $58.3 million, $52.9 million, and $55.1 million for the years ended December 31, 2013, 2012 and 2011, respectively. The costs were allocated to us using various allocation inputs, such as head count, services rendered, and assets assigned to us.

Employee Benefit Plans

Employees of the Company participate in several employee benefit plans sponsored by Noble. These plans are accounted for as multi-employer benefit plans in these combined financial statements and, accordingly, our

NOBLE STANDARD-SPEC BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

(Unless otherwise indicated, dollar amounts in tables are in thousands)

Combined Balance Sheets do not reflect any assets or liabilities related to these plans. Our Combined Income Statement includes expense allocations for these benefits. We consider the expense allocation methodology and results to be reasonable for all periods presented.

Defined Benefit Plans

Noble sponsors two U.S. noncontributory defined benefit pension plans: one covering salaried employees and the other covering hourly employees, whose initial date of employment are prior to August 31, 2004 (“qualified U.S. plans”), and three non-U.S. noncontributory defined benefit pension plans which cover certain Europe-based salaried, non-union employees. Pension benefit expense related to these plans included in the accompanying Combined Statements of Income for the years ended December 31, 2013, 2012 and 2011 totaled $11.2 million, $11.6 million and $8.3 million, respectively.

Other Benefit Plans

Noble sponsors a 401(k) defined contribution plan and a profit sharing plan, which covers employees who are not otherwise enrolled in the above defined benefit plans. Other postretirement benefit expense related to these plans included in the accompanying Combined Statements of Income for the years ended December 31, 2013, 2012 and 2011 totaled $4.8 million, $3.0 million and $2.5 million, respectively.

Note 14—Subsequent Events

There have been no subsequent events noted through March 7, 2014, the date of the financial statements, which require recognition or disclosure in the financial statements.

IMPORTANT NOTE: Please sign, date and return this Proxy Card and the power of attorney or other written authority (if any) under which it is signed in the enclosed postage pre-paid envelope to the following address, arriving no later than the close of business, U.S. Eastern time, on April 24, 2014:

—	Noble Corporation

c/o MacKenzie Partners, Inc.

Corporate Election Services

P.O. Box 3230

Pittsburgh, PA 15230-9404

ê Please sign and date the proxy card below and fold and detach the card at the perforation before mailing. ê

NOBLE CORPORATION PLC ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD AT 2:00 PM ON APRIL 25, 2014 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder hereby revokes all previous proxies and appoints Julie Johnson Robertson or, in her absence William Edgar Turcotte as its proxy to attend, speak and vote on their behalf at the Annual General Meeting of the Company to be held at 2.00 p.m. (London time) on April 25, 2014 at Claridge’s Hotel, 49 Brook Street, Mayfair, London W1K 4HR, United Kingdom (or at any adjournment thereof).

If you appoint a proxy to represent you at the Annual General Meeting on April 25, 2014, please provide your voting instructions by marking the applicable instruction boxes on the reverse side of this Proxy Card. If you do not provide specific voting instructions, your voting rights will be exercised by your proxy in the manner recommended by the Board of Directors (“FOR” Resolutions 1 through 11). On any other matters which are properly presented to the Annual General Meeting (including any motion to adjourn the Annual General Meeting) the proxy will vote your shares in accordance with the respective recommendation of the Board of Directors.

The undersigned hereby acknowledges receipt of notice of, and the proxy statement for, the aforesaid Annual General Meeting.

Shareholder sign here	Date

In the case of joint shareholders, only one joint holder need sign and the vote of the first-named in the register of members of the Company will be accepted to the exclusion of that of other joint holders. When signing as executor, administrator, attorney, trustee, guardian or other fiduciary, please give full title as such. In the case of a corporate shareholder, this Proxy Card should be signed by an officer, attorney or duly authorised signatory. In the case of a partnership, please sign this Proxy Card in partnership name by authorized person. The Board of Directors reserves the right to request proof of authenticity of any power of attorney or other authorizing document.

ê Please sign and date the proxy card below on the reverse side, and fold and detach the card at the perforation before mailing. ê

Vote on Resolutions	This Proxy Card is valid only when signed and dated

1.	Scott D. Josey be elected as a director of the Company for a three-year term that will expire at the annual general meeting in 2017 (or if Resolution 11 is approved by the shareholders, to a one-year term that will expire at the annual general meeting in 2015)	☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	Jon A. Marshall be re-elected as a director of the Company for a three-year term that will expire at the annual general meeting in 2017 (or if Resolution 11 is approved by the shareholders, to a one-year term that will expire at the annual general meeting in 2015)	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Mary P. Ricciardello be re-elected as a director of the Company for a three-year term that will expire at the annual general meeting in 2017 (or if Resolution 11 is approved by the shareholders, to a one-year term that will expire at the annual general meeting in 2015)	☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	Ratification of appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for Fiscal Year 2014	☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	Re-appointment of PricewaterhouseCoopers LLP as the Company’s UK statutory auditor	☐ FOR	☐ AGAINST	☐ ABSTAIN

6.	Authorization of Audit Committee to determine UK statutory auditors’ compensation	☐ FOR	☐ AGAINST	☐ ABSTAIN

7.	An advisory vote on the Company’s executive compensation	☐ FOR	☐ AGAINST	☐ ABSTAIN

8.	An advisory vote on the Company’s Directors’ Compensation Report for the year ended December 31, 2013	☐ FOR	☐ AGAINST	☐ ABSTAIN

9.	Approval of the Company’s Directors’ Compensation Policy	☐ FOR	☐ AGAINST	☐ ABSTAIN

10.	Amendment to the Company’s articles of association to permit dividends in specie of shares in Paragon Offshore Limited	☐ FOR	☐ AGAINST	☐ ABSTAIN

11.	Amendment to the Company’s articles of association to declassify the board of directors	☐ FOR	☐ AGAINST	☐ ABSTAIN

Please note that an “abstain” is not a vote in law and will not be counted in the calculation of the votes cast for and against the resolution.

Continued on the reverse side. Must be signed and dated on the reverse side.